Exhibit 10.2
MEDICAID LONG-TERM SERVICES
AGREEMENT
BETWEEN
THE STATE OF NEW MEXICO
HUMAN SERVICES DEPARTMENT
AND
AGING & LONG-TERM SERVICES
DEPARTMENT
AND
AMERIGROUP COMMMUNITY
CARE OF NEW MEXICO, INC.
DATED: July 1, 2008

Table of Contents

Article 1. Recitals	7

Article 2. Definitions	9

Article 3. Contractor Responsibilities	17

3.1 Compliance	17

3.2 Contract Management	17

3.3 Member Enrollment	19
A. Maximum Medicaid Enrollment	19
B. Enrollment Requirements	19
C. Eligibility	20
D. State Exemptions	20
E. Special Situations	21
F. Enrollment Process for Members	21
G. Member Disenrollment, Request by CONTRACTOR	24
H. Member Initiated Disenrollment	25
I. State Initiated Disenrollment	25
J. Retroactive Reenrollment	25

3.4 Member Services	26
A. Policies and Procedures	26
B. Member Education	27
C. MCO Enrollment Information	28
D. Member Handbook	28
E. Benefit Information	29
F. Maintenance of Toll-Free Line	31
G. Member Identification Card	31
H. Member Bill of Rights and Responsibilities	31

3.5 Quality Assurance	32
A. Consumer Advisory Board Member	32
B. Quality Management and Quality Improvement (QM/QI) Program	32
C. Performance Measures and Tracking Measures	34
D. Member Satisfaction Survey	35
E. External Quality Review	36
F. Reports	37
G. Standards for ISP Development	38
H. Standards for Participant Safety	40
I. Standards for Consumer/Participant Direction	41
J. Standards for Access	41
K. Coordination	42
L. Disease Management Programs	45
M. Clinical Practice Guidelines for ISHCN	46
N. Utilization Management (UM)	46
O. Authorization and Notice of Services	47
P. Denials and Notice of Adverse Action	49

3.6 Providers	49
A. Required Policies and Procedures	50
B. General Information Submitted to the State	51
C. The Primary Care Provider (PCP)	51
D. Primary Care Responsibilities	51
E. CONTRACTOR Responsibility for PCP Services	52
F. Selection or Assignment to a PCP	52
G. Long-Term Services (LTS) Providers	53
H. CONTRACTOR Responsibility for LTS	54
I. Specialty Providers	54
J. Other Provider Types	54
K. Shared Responsibility between the CONTRACTOR and Public Health Offices	55
L. Indian Health Services (IHS) & Tribal Health Centers	55
M. Family Planning Services and Providers	56
N. State Operated Long-Term Care Facilities	57
O. Standards for Provider Credentialing and Re-Credentialing	57
P. Organizational Providers	58
Q. Primary Source Verification	58

3.7 Covered Services, Supports, and Goods; Excluded Benefits; and Value Added Services	58

3.8 Culturally Competent Services	59

3.9 Individuals with Special Heath Care Needs (ISHCN)	61
A. General Requirements	61

3.10 Grievance and Appeals	61
A. General Requirements for Grievance and Appeals	62
B. Grievance	63
C. Appeal	64
D. Expedited Resolution of Appeals	65
E. Special Rule for Certain Expedited Service Authorization Decisions	68
F. Information about Grievance System to Network Providers	68
G. Grievance and/or Appeal Files	68
H. Reporting	68
I. Provider Grievance and Appeals	68

3.11 Fiduciary Responsibilities	69
A. Financial Viability	69
B. Financial Stability	69
C. Other Financial Requirements	71
D. Other Fiduciary Requirements	73
E. Reinsurance	73

3.12 Program Integrity	74

3.13 System Requirements	75
A. General Requirements	75

B. System Hardware, Software and Information System Requirements	75
C. Provider Network Information Requirements	77
D. Claims Processing Requirements	77
E. Member Information Requirements	78
F. Encounter and Network Provider Reporting Requirements	79

Article 4 – Limitation of Cost	81

Article 5 – HSD/MAD and ALTSD Responsibilities	81

Article 6 – Payments and Financial Provisions	83

6.1 General Financial Provisions	83

6.2 Cohort Categories	85

6.3 Year-One Risk Adjustment to Capitation Rates for NF LOC Members	85
A. General Provisions	85
B. Timing of Risk Adjusted Capitation Rates in Year One	86
C. NF LOC Cohorts Year One Risk Adjusted Capitation Rates for April, 2009-June 30, 2009	86
D. Risk Adjustment Factors	86
E. Mix of Members	87

6.4 Payment Methodology	88
A. Capitation Rate Development	88
B. Capitation Payment Process and Terms of Service	88

6.5 Supplemental Payments for Services to Native Americans	90

6.6 Administrative Costs	90
A. Administrative Structure	90

6.7 Special Payment Requirements	92
A. Reimbursement of Federally Qualified Health Centers (FQHCS)	92
B. Reimbursement for Family Planning Services	93
C. Reimbursement for Women in the Third-Trimester of Pregnancy	93
D. Reimbursement for State Operated Long-Term Care Facilities	93
E. Other Special Payment Requirements.	94
F. Compensation for UM Activities	94
G. Special Circumstances for Pharmacy Reimbursement	94

6.8 Reimbursement for Emergency Services	95

6.9 Assignment of Responsibility for Member Care	96

6.10 Coordination of Benefits	97

Article 7 – State Contract Administrator	98

This Agreement (“Agreement”) between the New Mexico Human Services Department (“HSD”), the New Mexico Aging & Long-Term Services Department (“ALTSD”), jointly referred to as “the State” and AMERIGROUP Community Care of New Mexico, Inc. (“CONTRACTOR”) is entered into by and between the parties on this ___ day of                                         , 200___.
Upon becoming effective, the term of this Agreement shall be from July 1, 2008 through June 30, 2012, or at an effective date determined by the United States Department of Health and Human Services’ Centers for Medicare and Medicaid Services (“CMS”), or otherwise amended or terminated pursuant to its terms. Under no circumstances shall this Agreement exceed a total of four (4) years in duration. Further, this Agreement shall not become effective until approved in writing by the New Mexico Department of Finance and Administration and CMS.
The terms “contract” and “agreement” are used interchangeably throughout this Agreement.
ARTICLE 1 – RECITALS
1.1	All services provided pursuant to this Agreement are subject to the New Mexico Procurement Code and 1.4.1 NMAC, unless specifically provided otherwise herein.
1.2	All services purchased under this Agreement shall be subject to the following provisions for administration of the New Mexico Medicaid program, which are incorporated herein by reference and shall include:
(A)	the Human Services Department, Medical Assistance Division (“HSD/MAD”) program eligibility and provider policy manuals, including all updates, revision, substitutions and replacements;
(B)	Title XIX and Title XXI of the Social Security Act and Code of Federal Regulations, Title 42 Parts 430 to end, as revised or otherwise amended;
(C)	The Request for Proposal (“RFP”), all RFP Amendments, CONTRACTOR’s Questions and State’s Answers, and the State’s written Clarifications;
(D)	the CONTRACTOR’s Best and Final Offer;
(E)	the CONTRACTOR’s Proposal (including any and all written materials presented in the oral portions of the procurement process) where not inconsistent with this Agreement and subsequent amendments to this Agreement;
(F)	All applicable statutes, regulations and rules implemented by the Federal Government, the State of New Mexico, and HSD/MAD, concerning Medicaid services, managed care organizations (“MCOs”), health maintenance organizations, fiscal and fiduciary responsibilities applicable under the New Mexico Insurance Code of New Mexico, NMSA 1978, §§59A-1-1, et seq., and any other applicable statutes and regulations;
(G)	The HSD/MAD Policy Manual, including all updates and revisions thereto, or substitutions and replacements thereof, duly adopted in accordance with applicable law. All defined terms used within the Agreement shall have the meanings given them in the Policy Manual;

(H)	The HSD/MAD MCO/SCP Systems Manual, including all updates and revisions, submissions and replacements; and
(I)	The parties recognize that this Agreement reflects a shift and reorganization of the programs under the jurisdiction and management of HSD/MAD and ALTSD. It is specifically understood and agreed that references to specific laws, regulations, dates and other matters of a similar nature to currently existing and known laws, regulations, and dates. The parties understand and agree that such existing laws, rules, regulations and dates may change after execution of this Agreement, and that new enactments, adoptions, amendments, substitutions, replacements, successors, or the like will be given full force and effect and will govern this Agreement in the spirit in which this Agreement is made.
1.3	Due to increased budgetary constraints, a desire to increase efficiency and reduce fragmentation of long-term services, the State shall require that most Medicaid recipients of long-term care services, specifically full dual eligibles (those individuals that qualify for both Medicare and Medicaid services), nursing facility residents, Personal Care Option consumers, and individuals currently receiving Disabled & Elderly (D&E) Home and Community Based Waiver services enroll in the State’s Coordinated Long-Term Services (“CLTS”) program.

1.4	The State shall award a risk-based contract to the CONTRACTOR with statutory authority to enter into capitated agreements, assume risk and meet applicable requirements and/or standards delineated under State and Federal laws and regulations, including Title VI of the Civil Rights Act of 1964; Title IX of the Education Amendments of 1972 (regarding education programs and activities); the Age Discrimination Act of 1975; the Rehabilitation Act of 1973; and the Americans with Disabilities Act.

1.5	The CONTRACTOR possesses the required authorization and expertise to meet the terms of this Agreement.

1.6	The CLTS program is intended to coordinate program services for dual eligible recipients. In order to achieve this goal, the CONTRACTOR shall be in active pursuit, as of the effective date of this Agreement, of becoming a Medicare Special Needs Plan (SNP) or offer Medicare products in all counties agreed to by the parties. For purposes of this Section, “active pursuit” is defined as having applied to CMS to become a SNP or offer other Medicare products.

1.7	The parties acknowledge the need to work cooperatively to address and resolve problems that may arise in the administration and performance of this Agreement. The parties agree to document any amendments in writing prior to implementation of any new contract requirements.

1.8	The State may, in the administration of this Agreement, seek input on health and long-term service related issues from advisory groups, steering committees, or other consultants. The State may seek input from the CONTRACTOR on issues raised by such advisory groups, steering committees, or consultants that may affect the CONTRACTOR’s performance of its obligations under this Agreement.

1.9	The CONTRACTOR shall notify the State of the CONTRACTOR’s or its subcontractors’ potential public relations issues of which the CONTRACTOR becomes aware that could affect the State or this Agreement.

1.10	The parties recognize that the CLTS Program is contingent on approval by CMS of the State’s submission of a 1915(b) waiver for providing State Plan services utilizing a managed care approach and a 1915(c) home and-community based waiver for other services as presented by the State and permitted by CMS, including all amendments thereto. The parties further recognize that 1915(c) home and-community based waiver services are dependent on funding requirements in order to provide such services. Therefore, the State shall determine access to CLTS 1915(c) home and-community based waiver services and shall notify the CONTRACTOR of Members deemed eligible for 1915(c) home and community-based waiver services.
1.11	This Agreement and its enforcement is contingent on the parties’ agreeing to the Capitation Rates for the first year of the CLTS Program.
NOW THEREFORE, in consideration of the mutual promises contained herein. HSD/MAD, ALTSD, and the CONTRACTOR agree as follows:
ARTICLE 2 — DEFINITIONS
2.1 Terms used throughout this Agreement have the following meaning, unless the context clearly indicates otherwise or as may be further defined herein:
“Abuse” means: (1) any intentional, knowing or reckless act or failure to act that produces or is likely to produce physical or great mental or emotional harm, unreasonable confinement, sexual abuse or sexual assault consistent with NMSA 1978, §30-47-1; or (2) provider practices that are inconsistent with sound fiscal, business, medical or service related practices and result in an unnecessary cost to the Medicaid program, or in reimbursement for services that are not medically necessary or that fail to meet professionally recognized standards for health care. Abuse also includes Member practices that result in unnecessary cost to the Medicaid program pursuant to 42 C.F.R. §455.2.
“Activities of Daily Living” means eating, dressing, oral hygiene, bathing, mobility, toileting, grooming, taking medications, transferring from a bed or chair and walking, consistent with NMSA 1978, §28-17-3.
“Advance Directive” means written instructions such as an Advance Directive, Mental Health Advance Directive, living will, durable health care power of attorney, durable mental health care power of attorney, or Advance Health Directive, relating to the provision of health care when an adult is incapacitated. [See generally, NMSA, 1978, §§27-7A-1 — 27-7A-18, and §§24-7B-1 — 24-7B-16].
“Adverse Determination” means a determination by the CONTRACTOR or CONTRACTOR’s utilization review agent that the health care services furnished, or proposed to be furnished to a Member, are not medically necessary or not appropriate. [See, 42 C.F.R. §438.408].
“Agency” means a New Mexico government department, such as the New Mexico Human Services Department, the New Mexico Children Youth and Families Department, the New Mexico Department of Health, the New Mexico Aging & Long-Term Services Department, or any of the departments participating in Medicaid managed care.
“ALTSD” means the New Mexico Aging & Long-Term Services Department of the State of New Mexico.
“Assignment Algorithm” means a mathematically weighted pre-determined method for assigning to MCOs Members who have not proactively selected an MCO during the required Selection Period. [See, NMAC 8.305.1.1, and NMAC 8.305.5.9].

“Assisted Living Services” are residential services that include personal support services, companion services, assistance with medication administration as set forth in Department of Health Regulations, 7.8.2 RESIDENTIAL HEALTH FACILITIES.
“At Risk” means the period of time that a Member is enrolled with the CONTRACTOR during which time the CONTRACTOR is responsible for providing Covered Services under Capitation. [See, NMAC 8.305.11.9].
“Begin Date” means the first day of the first full month following selection or assignment except in the following circumstances:
(1)	Members who were in a NF prior to the LOC determination but not enrolled in Salud! for whom their Medicaid financial eligibility covers retroactive months. The Begin Date in this instance will be the first of the month in which both NF LOC and Medicaid eligibility coexist.
“Behavioral Health” means both mental health (MH), including emotional disorders, and substance abuse (SA), including chemical dependency disorders. Behavioral Health includes co-occurring MH and SA disorders.
“Benefit Package” means Medicaid Covered Services, including home and community-based services, which shall be furnished by the CONTRACTOR. [See, NMAC 8.305.7, 8.310.2, 8.311.1, et seq.].
“Capitation” means a method of payment to the CONTRACTOR by an Agency of a fixed amount of money each month for each enrolled Member, regardless of the amount of Covered Services used by the Member. [See, NMAC 8.305.1.7, 8.305.11.9].
“Claim” means a bill for services submitted to the CONTRACTOR manually or electronically; a line item of service on a bill; or all services for one Member within a bill.
“Claim Dispute” means a dispute, filed by a provider or CONTACTOR as applicable, involving payment of a claim, denial of a claim, or imposition of a sanction.
“Clean Claim” means a manually or electronically submitted claim from a participating provider that contains substantially all the required data elements necessary for accurate adjudication without the need for additional information from outside the CONTRACTOR’s system. A Clean Claim may include errors originating in the State’s system. It does not include a claim from a provider who is under investigation for fraud or abuse, or a claim under review for medical necessity. A Clean Claim is not materially deficient or improper, such as one that lacks substantiating documentation currently required by the CONTRACTOR. A Clean Claim has no particular or unusual circumstances requiring special treatment that prevents payment from being made by the CONTRACTOR within 30 days of the date of receipt if submitted electronically or 45 days if submitted manually. [See, NMAC 8.305.1.7, 8.305.11.9].
“CMS” means the Centers for Medicare and Medicaid Services, which is the federal agency responsible for administering Medicare and overseeing state administration of Medicaid.
“Complaint” means an expression of dissatisfaction expressed by a Complainant, orally or in writing to the CONTRACTOR or to the State about any matter related to the CONTRACTOR other than an Action. The term “Action” is further defined in Section 3.10 of this Agreement. As provided for in 42 C.F.R. §438.400, possible subjects for Complaints, include, but are not limited to, the quality of care of services provided, and aspects of interpersonal relationships such as rudeness of a provider or employee, or failure to respect the Member’s rights.

“Concurrent Review” means a process of updating clinical information from the provider to the CONTRACTOR regarding a Member who is already receiving a Covered Service to evaluate whether the service continues to be medically necessary.
“Consumer/Participant Direction” means the ability of the Member to be actively involved in and in control of, to the extent possible, in all aspects of the Member’s Individual Service Plan (ISP), to identify and include others in the ISP planning process, and to hire and direct personal assistance services as desired.
“Continuous Quality Improvement” means a process for improving quality that: (1) assumes opportunities of improvement are unlimited; (2) is Member-oriented; (3) is data driven; (4) results in implementation of improvements; (5) requires continual measurement of implemented improvements; and (6) requires modification of improvements as indicated. [See, NMAC 8.305.1.7].
“Contractor” means a person or entity that has a prepaid capitated contract with the State pursuant to NMAC 8.305 to provide health care to Members under this article either directly or through subcontracts with providers.
“Copayment” means a monetary amount specified by the State that the Member pays directly to the provider at the time Covered Services are rendered consistent with 42 C.F.R. §§447.53 through 447.56. [See also, NMAC 8.200.430].
“Covered Services” means those services listed in Appendix A of this Agreement delivered in accordance with this Agreement.
“Critical Incident” means a reportable incident that may include, but is not limited to, abuse, neglect, or exploitation; death; environmental hazards; law enforcement intervention; and emergency services, that encompasses the full range of physical health, other State Plan services, and home and community-based services.
“Cultural Competence” means a set of congruent behaviors, attitudes and polices that come together in a system, agency or among professionals, that enables them to work effectively in cross-cultural situations. Cultural competency involves the integration and transformation of knowledge, information and data about individuals and groups of people into specific clinical standards, service approaches, techniques and marketing programs that match an individual’s culture to increase the quality and appropriateness of health care and outcomes. [See, NMAC 8.305.1.7].
“Day or Days” means calendar day, unless specified otherwise. The first day is included and the last day is excluded. Timeliness or due dates falling on a weekend or State or Federal holiday shall be extended to the first business day after the weekend or holiday.
“Delegation” means a formal process by which the CONTRACTOR gives another entity the authority to perform certain functions on its behalf. The CONTRACTOR retains full accountability for the delegated functions. [See, NMAC 8.305.1.7].
“Denial, Administrative/Technical” means a denial of authorization requests due to the requested procedure, service or item not being covered by Medicaid or due to provider noncompliance with administrative policies and procedures established by an Agency. [See, 42 C.F.R. §456, and NMAC 8.305.1.7].
“Denial, Clinical” means a decision not to authorize a service because the Member does not meet the clinical level of care criteria for a requested service. Utilization Management (UM) staff may recommend an alternative service based on a Member’s medical, functional, or social need. If the requesting provider accepts this alternative service, it is considered a new request for the alternative service and a denial of the original request. [See, 42 C.F.R. §456, NMSA 1978, §59A-57-4, NMAC 8.305.7].
“Disease Management” means a strategy of delivering health services using interdisciplinary clinical teams, continuous analysis of relevant data, and cost-effective technology to improve the health outcomes of Members with specific diseases. MCOs must provide for a disease management program for Members through close coordination with and assistance from PCPs and seek to adopt uniform key health status indicators. Examples of chronic diseases that may be included are diabetes, cardiovascular disease, chronic obstructive pulmonary disease, asthma, and obesity. This list is not exclusive. [See, NMSA 1978, §27-2-12].
“Disenrollment, Member Initiated” means a request by a Member to be disenrolled for a substantial reason(s); or transfer of a Member as determined by State on a case-by-case basis from the MCO to a different MCO during a Member lock-in period. [See, NMAC 8.305.5].
“Dual Eligible(s)” means individuals, who, by reason of age, income and/or disability qualify for Medicare and full-Medicaid benefits under section 1902(a)(10)(A) or 1902(a)(10)(C), by reason of section 1902(f), or under any other category of eligibility for medical assistance for full benefits..
“Durable Medical Equipment” means equipment that can withstand repeated use, is primarily used to serve a medical purpose, is minimally or not useful to individuals in the absence of an illness or injury and is appropriate for use at home.
“Emergency Medical Condition” means a medical or behavioral health condition manifesting itself by acute symptoms of sufficient severity (including severe pain), such that a prudent layperson, who possesses an average knowledge of health and medicine could reasonably expect the absence of immediate medical care could result in:
(1)      placing the Members’ health in serious jeopardy;
(2)      serious impairment to bodily functions;
(3)      serious dysfunction of any bodily organ or part; or
(4)      serious disfigurement to the Member.
[See, NMAC 8.305.1].
“Encounter” means a Covered Service or group of Covered Services delivered by a provider to a Member during a visit between the Member and provider.
“Encounter Data” means data elements from Encounters, for fee-for-service claims or capitated services proxy claims. Encounter Data elements are a combination of those elements required by HIPAA-compliant transaction formats, which comprise a minimum core data set for states and MCOs and those required by CMS, or the State for use in managed care. [See, NMAC 8.305.1.7, 8.305.10].
“Enrollee” means a Medicaid recipient who is currently enrolled in an MCO managed care program.
“Exemption” means the removal of an eligible Medicaid Member from mandatory enrollment in CLTS and placement in the Medicaid fee-for-service program. Such action is only used in extraordinary circumstances, as determined by the State on a case-by-case basis.
“Expedited Situation” means a living situation or circumstances from which a Potential Enrollee or Member might reasonably result in placing the Potential Enrollee or Member’s health in serious jeopardy, serious impairment to bodily functions, serious dysfunction of any bodily organ or part.

“External Quality Review Organization (EQRO)” means an organization contracted with CMS to serve as an external quality review entity, Quality Improvement Organization or Independent Review Entity in accordance with the Social Security Act, Section 1902(a)(30)(C).
“FQHC” mean a Federally Qualified Health Center, an entity which meets the requirements and receives a grant and funding pursuant to Section 330 of the Public Health Service Act. An FHQC includes an outpatient health program or facility operated by a tribe or tribal organization under the Indian Self-Determination Act (PL 93-638) or an urban Indian organization receiving funds under Title V of the Indian Health Care Improvement Act. [See also, NMAC 8.305.11.9].
“Fraud” means an intentional deception or misrepresentation by a person or an entity with the knowledge that the deception could result in some unauthorized benefit to himself or some other person. It includes any act that constitutes fraud under applicable federal or state law, consistent with NMAC 8.305.13.10. [See, NMAC 8.305.1.7].
“Full Benefit Dual Eligible” means individuals enrolled in Medicare and eligible for full Medicaid benefits, not limited to covering costs, such as Medicare premiums.
“Grievance, Member” means an oral or written statement by a Member expressing dissatisfaction with any aspect of the CONTRACTOR’s administration of CLTS or its operations that is not an Action. “Action” is defined in Section 3.10 of this Agreement. [See, NMAC 8.305.1.7, 8.305. 12.9].
“Grievance, Provider” means an oral or written statement by a provider expressing dissatisfaction with any aspect of the CONTRACTOR’s administration of CLTS or its operations that is not an Action. “Action” is defined in Section 3.10 of this Agreement. [See, NMAC 8.305.1.7].
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §160, et seq., as amended or modified.
“Human Services Department, Medical Assistance Division (HSD/MAD)” means the administrative agency within the executive department of New Mexico state government established under Chapter 9, New Mexico Statutes Annotated 1978, or its designee, including but not limited to agencies of the Human Services Department.
“Individualized Service Plan (ISP)” means an individualized service plan developed with and for Members who have chronic or complex conditions. A Service Plan includes, but is not limited to, the following:
(1)	A Member’s history;

(2)	A summary of current medical and social needs and concerns;

(3)	Short and long term care needs and goals; and
(4)	A list of services required and their frequency, and a description of who will provide the services.
In addition, and ISP means a plan developed by a team of professionals in consultation with the Member and others involved in the Member’s care to improve functional outcomes, including the standards in NMAC 8.314.3.15. The ISP must be in accordance with the approved CMS CLTS Home and Community Based Waiver program or New Mexico State Plan.
“Individuals with Special Health Care Needs (ISHCN)” means persons who have, or are at an increased risk for, a chronic physical, developmental, behavioral, neurobiological or emotional condition, or who have low to severe functional limitation and who also require health and related services of a type or amount beyond that required by individuals generally.
“Level of care” means the level of nursing care needed by an individual.
“Long-Term Services” is a continuum of services and assistance, ranging from in-home and community based services for elderly and individuals with disabilities who need help in maintaining their independence to institutional services for those who require an institutional level of support. Throughout the continuum of long-term services and supports, the goal is to provide needed services and supports for the Member while striving to maintain the Member’s independence to the greatest extent possible. Long-term Services are listed in Appendix A.
“Managed Care Organization (MCO)” means an organization under contract to assist the Agency to meet the requirements established under NMSA 1978, §27-2-12.
“Marketing” means the act or process of promoting a business or commodity. Marketing materials include brochures, leaflets, billboard materials and information or ads placed on or with the internet, newspapers, magazines, radio, phone book, and any other presentation materials used by the MCO, MCO representative, or MCO subcontractor to attract or retain Medicaid enrollment. [See, NMAC 8.305.1.7, 8.305.5.13].
“Medically Necessary Services” means clinical and rehabilitative physical, mental or behavioral health services that:
(1)	Are essential to prevent, diagnose or treat medical conditions or are essential to enable the Member to attain, maintain or regain the Member’s optimal functional capacity;

(2)	Are delivered in the amount, duration, scope and setting that is both sufficient and effective to reasonably achieve their purposes and clinically appropriate to the specific physical, mental and behavioral health care needs of the Member;

(3)	Are provided within professionally accepted standards of practice and national guidelines; and

(4)	Are required to meet the physical, mental and behavioral health needs of the Member and are not primarily for the convenience of the Member, the provider or the CONTRACTOR.
“Member” means a person who is entitled to benefits under Title XIX of the Social Security Act and Medicaid, is in a Medicaid eligibility category included in the Program, and is enrolled in the Medicaid Program with the CONTRACTOR.
“Mi Via” is the State’s self-directed waiver program pursuant to a 1915(c) home and community-based waiver.
“Network Provider” means an individual provider, clinic, group, association or facility employed by or contracted with the CONTRACTOR to furnish medical or long-term care services to the CONTRACTOR’s Members under the provisions of this Agreement.
“NF LOC” means Nursing Facility Level of Care.
“Non-Contracted Provider (Non-Network Provider)” means an individual provider, clinic, group, association or facility who provides Covered Services as described in NMAC 8.305.7 and who does not have a contract with the CONTRACTOR.
“Nursing Facility” means a licensed Medicare/Medicaid facilitycertified in accordance with 42 C.F.R. 483 to provide inpatient room, board and nursing services to Members who require these services on a continuous basis but who do not require hospital care or direct daily care from a physician.

“Potential Enrollee” means a person who is determined eligible for the CLTS Program but has not yet enrolled.
“Post-stabilization Care Services” means Covered Services related to an Emergency Medical Condition that are provided after a Member is medically stabilized in order to maintain the stabilized condition, or, under the circumstances described in 42 C.F.R. §438.114(b) & (e) and 42 C.F.R. §422.113(c)(iii) to improve or resolve the Member’s condition.
“Primary Care Physician or Primary Care Provider (PCP)” means, for purposes of this Agreement, an individual who meets the requirements of NMAC 8.305.6.12, and is a Network Provider who has the responsibility for supervising, coordinating and providing primary health care to Members, initiating referrals for specialist care and maintaining the continuity of the Member’s care. A PCP may be a physician, certified nurse practitioner or physician assistant [see, NMAC 8.310.2.10, 8.310.2.13, and NMSA 1978, §§61-6-7, et seq.]; may include a specialist determined by the CONTRACTOR on an individualized basis for Members whose care is more appropriately managed by a specialist; faculty-led primary care teams consisting of residents and a supervising faculty physician; or other Network Providers who meet the CONTRACTOR’s credentialing requirements as a PCP. [See, NMAC 8.305.6.12].
“Primary Care” means all health services and laboratory services customarily furnished by or through a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, pediatrician, physician assistant, or certified nurse practitioner. [See, NMAC 8.305.1.7].
“Provider Lock-In (PCP Lock-in)” means a situation in which the CONTRACTOR requires that a Member see a specific identified Network Provider, while ensuring reasonable access to additional services, when the CONTRACTOR identifies utilization of unnecessary services or a Member’s behavior is detrimental or indicates a need to provide case continuity. [See, NMAC 8.305.6.12].
“Quality Assurance” means a process that is adopted by a health care entity that follows written standards and criteria. The process includes the activities of a health care entity or any of its committees that: investigate the quality of health care through the review of professional practices, training and experience; investigate patient cases or conduct of licensed health care providers, or encourage proper utilization of health care services and facilities, as required by NMAC 8.305.8. Quality Assurance follows a process of discovery, both prospective and retrospective to evaluate the program; identification of areas, for remediation; and implementation of quality improvement strategies to ensure that appropriate and timely action is taken, as indicated.
“Related Party” means a party that has, or may have, the ability to control or significantly influence the CONTRACTOR, or a party that is, or may be, controlled or significantly influenced by the CONTRACTOR. “Related Parties” include, but are not limited to, agents, managing employees, persons with an ownership or controlling interest in the disclosing entity, and their immediate families, subcontractors, wholly-owned subsidiaries or suppliers, parent companies, sister companies, holding companies, or other entities controlled or managed by any such entities or persons.
“Salud!”means the State’s managed care program for low-income eligible individuals not included in the State’s CLTS Program. The State operates Salud! pursuant to a 1915(b) waiver granted by CMS.
“Service Coordination” means a specialized service management that is performed by a Service Coordinator, in collaboration with the Member (and/or his/her family and representatives, as appropriate), and that includes but is not limited to:

(1)	Identification of the Member’s needs, including physical health services, mental health services, social services, and long term support services; and development of the Member’s Individualized Service Plan (ISP) or treatment plan to address those needs;

(2)	Assistance to ensure timely and a coordinated access to an array of providers and services;

(3)	Attention to addressing unique needs of Members; and

(4)	Coordination with other services delivered outside the ISP, as necessary and appropriate.
Service Coordination operates independently within the MCO using recognized professional standards adopted by the CONTRACTOR and approved by the State, based on the Service Coordinator’s independent judgment to support the needs of the Member and is structurally linked to the other MCO systems, such as quality assurance, member services and grievances. Clinical and other decisions shall be based on the Medical Necessity of Covered Services and not fiscal consideration. [See, NMAC 8.305.1.7(7)].
“Service Coordinator” means an employee or subcontractor of CONTRACTOR with primary responsibility for providing service coordination/management to Members who have complex care needs including long term service and supports or needs, or who otherwise want assistance with service planning. The Service Coordinator need not be a medical professional. This person is authorized by the CONTRACTOR to approve the provision and delivery of Covered Services.
“State Fiscal Year (SFY)” means July 1st through June 30th.
“Single Statewide Entity (SE)” means the managed behavioral health organization that is contracted to deliver behavioral heath services to eligible Medicaid recipients.
“Special Needs Individual” means a Medicare Advantage (MA) eligible individual who is institutionalized, is entitled to medical assistance under a State plan under Title XIX, or has a severe or disabling chronic condition(s) and would benefit from enrollment in a specialized MA plan. [See, 42 C.F.R. §422.2].
“Special Needs Plan (SNP)” means a specialized Medicare Advantage coordinated care plan for special needs individuals, that exclusively or disproportionately serves special needs individuals under 42 C.F.R. §§422.2 and 422.52].
“State” means HSD/MAD and/or ALTSD, as applicable throughout this Agreement.
“State Plan” means a state-wide plan for Medicaid services submitted for approval to CMS under Title XIX of the federal Social Security Act.
“Subcontract (Third-Party Contract)” means a written agreement between the CONTRACTOR and a third-party, or between a subcontractor and another subcontractor, to provide services to the CONTRACTOR or subcontractor.
“Suspension or Suspended Provider” means that items or services furnished by a specified provider who has been convicted of a program-related offense in a Federal, State, or local court will not be reimbursed under Medicaid. [42 C.F.R. §455.2].
“Third Party Assessor” is a contracted entity with HSD/MAD that shall perform level of care assessments and re-assessments and/or utilization review(s) to determine eligibility into CLTS.
“Third Party Liability” means an individual, entity or program, which is or may be liable to pay all or part of the expenditures for Medicaid Members for services furnished under the New Mexico State Plan. [See, NMAC 8.305.1.7, and 8.305.11.9].

“Tribal Facility 638” means a facility operated by a Native American/Indian tribe authorized to provide services pursuant to the Indian Self-Determination and Education Assistance Act. [See, 25 C.F.R. §900, as amended].
“Tribal Provider or IHS Provider” means a facility that is operated by a Native American/Alaskan Indian tribe authorized to provide services as defined in the Indian Health Care Improvement Act, 25 U.S.C. §§1601, et seq.
“Utilization Management (UM)” means a system for reviewing the appropriate and efficient allocation of health care services given or proposed to be given to a Member. [See, NMSA 1978, §59A-57-3].
“Value Added Service” means any service or benefit offered by the CONTRACTOR that is beyond the required Medicaid and home and community-based services.
“Waiver Program” means one or more of the State of New Mexico Medicaid home and community-based waiver programs authorized by CMS.
ARTICLE 3 — CONTRACTOR RESPONSIBILITIES
The CONTRACTOR shall perform professional services, including but not limited to, the following:
3.1 COMPLIANCE
     The CONTRACTOR must, to the satisfaction of the State, comply with:
(A)	All provisions set forth in this Agreement;
(B)	All applicable provisions of federal and state laws, regulations, waivers, and variances, as may be amended, including the implementation of a compliance plan; and
(C)	All provisions relating to criminal history screening pursuant to 7.1.9 NMAC and NMSA 1978, §§29-17-2, et seq. of the Caregivers Criminal History Screening Act.
3.2 CONTRACT MANAGEMENT
(A)	The CONTRACTOR must employ a qualified individual to serve as the Contract Manager for New Mexico operations. The Contract Manager must be primarily dedicated to the CONTRACTOR’s programs, hold a senior management position in the CONTRACTOR’s organization, and be authorized and empowered to represent the CONTRACTOR on all matters pertaining to the CONTRACTOR’s program and specifically this Agreement. The Contract Manager must act as a liaison between the CONTRACTOR, the State, and other state agencies and has responsibilities that include but are not limited to the following:
(1)	ensuring the CONTRACTOR’s compliance with the terms of this Agreement, including securing and coordinating resources necessary for such compliance;
(2)	implementing all action plans, strategies, and timeliness, including but not limited to the State’s work plan(s) in implementing its Money Follows the Person initiatives, see Appendix C;

(3)	overseeing all activities by the CONTRACTOR and its subcontractors;
(4)	receiving and responding to all inquiries and requests by the State, or any State or Federal agency, in time frames and formats reasonably acceptable to the parties;
(5)	meeting with representatives of HSD/MAD, ALTSD, and other Agencies, on a periodic or as-needed basis and resolving issues that arise;
(6)	attending and participating in regular meetings with HSD/MAD, ALTSD and other Agencies and attending and participating in stakeholder meetings;
(7)	making best efforts to promptly resolve any issues related to this Agreement identified by the State, or the CONTRACTOR; and
(8)	working cooperatively with other State of New Mexico contracting partners, including but not limited to: (1) SALUD! Managed Care Organizations; (2) SE; (3) Mi Via contractors; (4) MMIS contractor, which is currently ACS; (5) the TPA, and (6) other identified contractors as, from time-to-time may be identified by the State.
(B)	The State reserves the right to require the CONTRACTOR to make changes in its staff assignments, subject to applicable laws, regulations and reasonable CONTRACTOR employment policies as uniformly applied to CONTRACTOR’s staff with thirty (30) days notice.
(C)	The CONTRACTOR may not have an employment, consulting or other agreement with a person who has been convicted of crimes specified in Section 1128 of the Social Security Act for the provision of items and services that are significant and material to the CONTRACTOR’s obligations under this Agreement.
(D)	Compliance. The CONTRACTOR shall:
(1)	designate a compliance officer and a compliance committee that are accountable to senior management;
(2)	provide effective training and education for the compliance officer and the CONTRACTOR’s employees;
(3)	implement effective lines of communication between the compliance officer and the CONTRACTOR’s employees;
(4)	require enforcement of standards through well-publicized disciplinary guidelines; and
(5)	have a provision for prompt response to detected offenses and for development of corrective action initiatives relating to compliance with the this Agreement.
(E)	Delegation. The CONTRACTOR shall:

(1)	not assign, transfer or delegate key management functions such as utilization review, utilization management or care coordination without the explicit written approval of the State;
(2)	oversee and be held accountable for any function and responsibility, including claims submission requirements, that it delegates to any subcontractor;
(3)	evaluate the prospective subcontractor’s ability to perform the activities to be delegated;
(4)	have a written agreement between the CONTRACTOR and the subcontractor that specifies the activities and report responsibilities delegated to the subcontractor and provides for revoking delegation or imposing other sanctions if the subcontractor’s performance is inadequate;
(5)	monitor the subcontractor on an ongoing basis and subject it to review on a periodic basis as agreed upon by CONTRACTOR and State; and
(6)	ensure that if deficiencies or areas for improvement are identified, corrective action must be taken by CONTRACTOR and the subcontractor.
3.3	MEMBER ENROLLMENT
(A)	Maximum Medicaid Enrollment

The State and the CONTRACTOR may mutually agree in writing to establish a maximum Medicaid enrollment level for Members, which may vary throughout the term of this Agreement. The maximum Medicaid enrollment also may be established by the State on a statewide or county-by-county basis based on the capacity of the CONTRACTOR’s provider network, or to ensure that the CONTRACTOR has the capacity to provide statewide Covered Services to its Members. Subsequent to the establishment of this limit, if the CONTRACTOR wishes to change its maximum enrollment level, the CONTRACTOR shall notify the State in writing ninety (90) calendar days prior to the desired effective date of the proposed change. The State shall approve all requests for changing maximum enrollment levels before implementation. Should a maximum enrollment level be reduced to below the actual enrollment level, the State may disenroll Members to establish compliance with the new limit. The State may reduce the maximum enrollment levels for reasons such as imposing a sanction for not having sufficient Network Providers to guarantee access, violating marketing regulations, or for a material breach of this Agreement.
(B)	Enrollment Requirements

As required by 42 C.F.R. §434.25, the CONTRACTOR shall accept eligible individuals, in the order in which they apply and:
(1)	without restriction, and pursuant to waiver authority, unless authorized by CMS Regional Administrator;

(2)	up to the limits established pursuant to this Agreement;

(3)	the CONTRACTOR shall not discriminate against eligible individuals on the basis of health status, need for health services, disability, race, color, national origin, sexual orientation, religion, and gender, and will not use any policy or practice that has the effect of discriminating on the basis of race, color, or national origin; and
(4)	the CONTRACTOR shall assume responsibility for all covered medical conditions of each Member inclusive of pre-existing conditions as of the effective date of enrollment.
(C)	Eligibility
The State, or its designee, including but not limited to a TPA shall determine eligibility for enrollment into the CLTS program. Continued eligibility for the CLTS program shall be done annually and shall include a re-assessment by the State, or its designee, including but not limited to a TPA. Mandatory populations include:
(1)	Full benefit Dual Eligible Members;
(2)	Members, 21 years of age or older who are receiving or who qualify for current Medicaid State Plan Personal Care Option services;

(3)	Members residing in a Nursing Facility;
(4)	Members currently receiving, or who qualify for, D&E Home and Community-Based waiver services; and
(5)	Members in the Mi Via 1915(c) waiver who meet current D&E or Brain Injury categories of eligibility. The CONTRACTOR will only be at-risk and financially responsible for 1915(b) waiver services for these Members. Members will self-direct any 1915(c) waiver services.
Individuals of any age who meet eligibility criteria set forth in New Mexico’s 1915(c) Developmental Disabilities and/or New Mexico’s 1915(c) Medically Fragile and/or New Mexico’s 1915(c) HIV/AIDS Home and Community-Based Waivers are not eligible.

The State, or its designee, shall further determine eligibility for CLTS 1915(c) home and community-based waiver services through an allocation process and notification of eligibility to the CONTRACTOR. Such allocation and notification from the State to the CONTRACTOR shall be outlined in a Letter of Direction (LOD) issued by the State prior to implementation of the CLTS Program and after consultation with the CONTRACTOR.

For re-assessments, the State shall send reassessment reminder lists to the CONTRACTOR who shall assist the Member and facilitate in gathering the necessary documentation required to the State, or its designee, including but not limited to a TPA for the level of care determination and continued eligibility for the CLTS program.
(D)	State Exemptions
The State shall grant exemptions to mandatory enrollment based upon criteria established by it. A Member or his/her representative, parent, or legal guardian shall submit a request for such an exemption in writing to the State, including a description of the special circumstances justifying an exemption. Requests are evaluated by the State and forwarded to the HSD/MAD Medical Director or his/her designee for final determination.
(E)	Special Situations
(1)	Hospitalized Members. For a Member who is hospitalized at the time of disenrollment from the CONTRACTOR, whether disenrollment is due to disenrollment from CLTS or an approved switch to another CLTS MCO, the CONTRACTOR shall be responsible until the date of discharge for payment for all covered facility and professional services provided within a licensed acute care facility or non-psychiatric specialty unit as designated by the New Mexico Department of Health. The payer at the date of hospital admission (MCO or FFS) remains responsible for services until the date of discharge.

(2)	Members Receiving Hospice Services. Members who have elected and are receiving hospice services prior to enrollment in CLTS shall be exempt from enrolling in an MCO unless they revoke their hospice election.
(F)	Enrollment Process for Members
(1)	Enrollment Choice Period. A new Member shall have no less than sixteen (16) calendar days to select an MCO. This shall constitute the “Minimum Selection Period” for new Members. If the new Member does not make a selection during this selection period, the State shall assign the new Member to an MCO.

(2)	Begin Date of Enrollment. Enrollment shall begin the first day of the first full month following selection, unless the Member entered the Nursing Facility while not in Salud! and both the Member’s NF LOC and Medicaid eligibility precede the first full month following selection. The CONTRACTOR’s coverage for Members with a NF LOC with retroactive eligibility is limited to a maximum period of six (6) months. Members with a NF LOC with retroactive eligibility with a mid-month effective date will be covered under the fee-for-service program until the first day of the first full month of CLTS eligibility. The CONTRACTOR will be paid a capitation rate at the appropriate cohort rate for any period of retroactive coverage. Additionally, for any period of retroactive coverage where the CONTRACTOR is responsible for services for which prior authorization and/or utilization management policies were unable to be enforced, payment to providers for medically necessary Covered Services will be made at the lesser of a negotiated rate or the Medicaid fee-for-services rate.

(3)	Member Switch and Loss of Medicaid Eligibility.
(a)	A current CONTRACTOR Member has the opportunity to change MCOs without cause during the first ninety (90) calendar days of a twelve-month period. The State shall notify the CONTRACTOR’s Member of this opportunity to select a new MCO by sending notice of eligibility and enrollment materials to the Member. A Member is limited to one ninety-day switch period per MCO. After exercising the switching rights, and returning to a previously selected MCO, the Member shall remain with the MCO until his/her twelve-month lock-in period expires before being permitted to switch MCOs.

(b)	If a Member loses Medicaid eligibility for a period of six (6) months or less, he/she will be automatically reenrolled with the former MCO, as long as a NF level of care is in place; assuming the Member requires NF level of care in order to meet enrollment criteria. If the Member misses the annual enrollment choice opportunity during this six-month time-period, he/she may request to be assigned to another MCO.
(4)	Mass Transfer Process. The mass transfer process is initiated by the State when the State determines that the transfer of CONTRACTOR’s Members from one CONTRACTOR to another is appropriate. Such mass transfers shall be conducted in accordance with HSD/MAD regulations.
(5)	Transition of Care. The implementation of CLTS will involve a phasing in of enrollment during the first fiscal year. The CONTRACTOR shall have the resources and policies and procedures related to transition of care in place, and shall ensure transition of care, including continuity of care, without disruption in service to Members. At a reasonable time prior to each transition period, the CONTRACTOR will provide the State with adequate assurances of the CONTRACTOR’s readiness to implement the transition. These assurances may include copies of its agreements with providers, providers’ policies and procedures, as well as the CONTRACTOR’s readiness plans, as specified below. The CONTRACTOR shall:
(a)	develop a detailed plan that addresses the clinical transition issues and transfer of potentially large numbers of Members into or out of its organization. This transition may be to or from either an MCO, a Salud! MCO, or a fee-for-service provider. This plan shall include how the CONTRACTOR proposes to identify services currently received by the Member;
(b)	develop a detailed plan for the transition of an individual Member, which includes Member and provider education about the CONTRACTOR and the CONTRACTOR’s process to ensure any existing courses of treatment are revised as necessary;
(c)	be able to identify Members and provide necessary data and information to a future CONTRACTOR for Members switching MCOs, either individually or in large numbers, to avoid unnecessary delays in treatment that could be detrimental to the Members;
(d)	honor all prior approvals granted by the State for the first sixty (60) calendar days of enrollment or until the CONTRACTOR has made other arrangements for the transition of services. Providers associated with these services shall be reimbursed by the CONTRACTOR. The CONTRACTOR is expected to work with the Member, the TPA, and other State representatives on the re-assessment of transitioning Members within the time periods allowed under this Agreement;
(e)	reimburse providers and facilities approved by the State, if a donor organ becomes available during the first thirty (30) days of enrollment and transplant services previously approved by HSD/MAD;

(f)	fill prescriptions for drug refills for the first ninety (90) days or until the CONTRACTOR has made other arrangements, for newly enrolled Members who are eligible for the Medicaid prescription drug benefit;
(g)	pay for Durable Medical Equipment (DME) costing two thousand dollars ($2,000) or more, approved by the CONTRACTOR but delivered after disenrollment;
(h)	be responsible for Covered Services provided to the Member for any month the CONTRACTOR received a capitated payment, even if the Member has lost Medicaid eligibility, provided that if the State recovers premium payments for any month from the CONTRACTOR as a result of a Member’s loss of eligibility, the CONTRACTOR may recover payments made to providers for such Covered Services furnished during such month;
(i)	be responsible for payment of all inpatient services provided by a general acute-care or rehabilitation hospital until discharge from the hospital if the Member is hospitalized in such a facility at the time the Member becomes exempt or switches MCO;
(j)	cooperate with the SE in the transition of services and the provision of records necessary for behavioral health services;
(k)	accept prior authorization for long-term nursing facility placement and D&E and PCO services as per the State’s enrollment roster request; and
(l)	reimburse Non-Network Providers during the Transition of Care at the Medicaid Fee-for-Service rates as determined by the State.
(6)	Newly Eligible Enrollment and Expedited Service Requests. For potential enrollees eligible for the first time and not transitioning from an existing home and-community based waiver, PCO, nursing facility, or Salud!, the CONTRACTOR shall perform assessment of the Member’s acute care, long-term care, behavioral health, and social supports within the first thirty (30) calendar days of enrollment. Authorized Covered Services shall be initiated within fourteen (14) calendars day following the assessment.
If the TPA, or other State designee, determines that the Member has an emergent need for Covered Services, the TPA, or other State designee shall coordinate with the CONTRACTOR to have an assessment performed within seven (7) business days and services initiated within seven (7) calendar days following the assessment.
(7)	Geographic Roll-Out. The State intends to geographically roll-out the CLTS Program as follows:
(a)	Phase one shall include: Bernalillo County, Sandoval County, Torrance County, Valencia County, Santa Fe County, and Los Alamos County;
(b)	Phase two shall include: Sierra County, Dona Ana County, Catron County, Luna County, Grant County, Hidalgo County, and Otero County;

(c)	Phase three shall include: Cibola County, San Juan County, McKinley County, and Socorro County; and
(d)	Phase four shall include: Curry County, DeBaca County, Lincoln County, Chaves County, Eddy County, Lea County, Quay County, Roosevelt County, San Miguel County, Guadalupe County, Taos County, Rio Arriba County, Mora County, Colfax County, Union County, and Harding County.
(8)	Re-Assessment of Members Enrolled in CLTS for Long-Term Services. An annual re-assessment of Members is required for all Members enrolled in CLTS with a Nursing Facility Level of Care and will be completed by the TPA. If the TPA is unable to complete the re-assessment prior to the end date provided to the TPA and the CONTRACTOR on the LTC Re-Assessment Reminder file due to lack of information or cooperation provided by the CONTRACTOR, the CONTRACTOR will not receive capitation for that Member until such time as the CONTRACTOR receives information needed to perform the re-assessment is provided to the TPA. The Member will continue to be enrolled with the CONTRACTOR and remain the CONTRACTOR’s responsibility until such time as the State receives either a termination of Level of Care or a renewal of the Level of Care. The CONTRACTOR will continue to receive capitation payments for any Members whose re-assessment is delayed to reasons unrelated to the CONTRACTOR’s cooperation with the TPA.
(G)	Member Disenrollment, Requests by CONTRACTOR

Member disenrollment shall only be considered in rare circumstances. The CONTRACTOR may request that a particular Member be disenrolled. Disenrollment requests shall be submitted in writing to the State, with all supporting documentation meeting the State’s requirements. If the disenrollment request is granted, the CONTRACTOR retains responsibility for the Member’s care until such time as the Member is enrolled with a new MCO. If a request for disenrollment is granted, the Member shall not be re-enrolled with the CONTRACTOR for a period of time to be determined by the State. Conditions that may permit lock-out or disenrollment are:
(1)	the CONTRACTOR demonstrates that it has made a good faith effort to accommodate the Member’s health care or other medically necessary covered needs, but such efforts have been unsuccessful;
(2)	the conduct of the Member is such that it is not feasible, safe, or prudent to provide Covered Services;
(3)	the CONTRACTOR has offered to the Member in writing and other means, reasonably calculated to apprise the Member of the opportunity to utilize the grievance process; or
(4)	the CONTRACTOR has received threats or attempts of intimidation from the Member to the CONTRACTOR, its Network Providers, or its own employees.
The CONTRACTOR shall not request disenrollment because of an adverse change in the Member’s health status, or because of the Member’s utilization of Covered Services, diminished mental capacity, or uncooperative or disruptive behavior resulting from his or her special needs (except when his/her continued enrollment with the CONTRACTOR seriously impairs the CONTRACTOR’s ability to furnish services to either this particular Member or other Members).

The CONTRACTOR shall provide adequate documentation that the CONTRACTOR’s request for termination is proper.

(H)	Member Initiated Disenrollment

A Member who is required to participate in CLTS may request to be disenrolled from the CONTRACTOR “for cause” at any time, even during a lock-in period. The Member or his or her representative, must submit an oral or written request to the State. The following are causes for disenrollment:
(1)	the Member moves out of the CONTRACTOR’s service area, if applicable;
(2)	the CONTRACTOR does not, because of moral or religious objections, cover the service the Member seeks;
(3)	the Member needs related Covered Services (for example, a caesarian section and a tubal ligation) to be performed at the same time, there is no Network Provider able to do this and another provider determines that receiving the services separately would subject the Member to unnecessary risk; and
(4)	other reasons, including but not limited to, poor quality of care, lack of access to Covered Services, or lack of access to Network Providers experienced in dealing with the Member’s needs.
The effective date of an approved enrollment must be no later than the first day of the second month following the month in which the Member or the CONTRACTOR files for the request. If the State fails to made a disenrollment determination within this timeframce, the disenrollment is considered approved. If a Member is dissatisfied with the State’s determination denying a request to transfer/disenroll, access to a Fair Hearing will be provided.
(I)	State Initiated Disenrollment

The State may initiate disenrollment in three (3) circumstances:
(1)	if a Member loses Medicaid eligibility and/or loses level of care eligibility;
(2)	if the Member is re-categorized into a Medicaid coverage category not included in the CLTS initiative; or
(3)	the CONTRACTOR’s enrollment maximum is reduced to below levels established in this Agreement.
After the State becomes aware of, or is alerted to, the existence of one of the reasons listed herein, the State shall immediately notify the Member or family and the CONTRACTOR and shall update the enrollment roster.
(J)	Retroactive Reenrollment

A Member who is no longer enrolled with the CONTRACTOR for a period of six (6) months or less, whether in error or otherwise, shall be retroactively reenrolled by the CONTRACTOR only when the following criteria are met:
(1)	Member continues to meet nursing facility level of care; and
(2)	Member has been in a NF LOC setting during the period of disenrollment; and
(3)	Medicaid eligibility has been re-determined retroactively.
Members in CLTS through their status of dual eligibility or the Mi Via Home and-Community Based Waiver will not be eligible for retroactive reenrollment, unless they meet the criteria found in (1) — (3) above..

The State will notify the CONTRACTOR on a daily enrollment file which will list retroactive enrollments. Reenrollment will be confirmed and any retro-capitation payments will be generated during the monthly cycle.
3.4	MEMBER SERVICES

The CONTRACTOR shall adhere to procedures developed by the State governing the following activities: (1) development of information and educational materials; (2) provisions of materials explaining the enrollment options and process to potential Members; and (3) provisions of informational presentations to eligible enrollees, Members, Member advocates and other interested parties.

The CONTRACTOR shall employ sufficient staff to coordinate communication with Members and perform other Member Services functions as designated. There should be sufficient staff to allow Members to resolve problems or inquiries.
(A)	Policies and Procedures

The CONTRACTOR shall have and comply with written policies and procedures regarding the treatment of minors; adults who are in the custody of the State; children and adolescents who are under the jurisdiction of the Children, Youth and Families Department (CYFD); and any individual who is unable to exercise rational judgment or give informed consent, under applicable federal and state laws and regulations. The CONTRACTOR shall maintain and comply with written policies and procedures:
(1)	that describe a process to detect, measure, and eliminate operational bias or discrimination against enrolled Members by the CONTRACTOR or its subcontractors;
(2)	regarding Member’s and/or legal guardians’ right to select a PCP and to make decisions regarding needed social services and supports;
(3)	governing the development and distribution of marketing materials for Members. Such written polices and procedures must be submitted to the State for approval;
(4)	that are specifically mandated in the CLTS Medicaid regulations that shall be available upon request to Members and their representatives for review during normal business hours;

(5)	with respect to advance directives, the CONTRACTOR shall provide adult Members with written information on advance directive policies that includes a description of applicable state law and regulation. The information must reflect changes in state law and regulation as soon as possible, but no later than ninety (90) calendar days after the effective date of such change; and
(6)	to ensure through its Network Providers that:
(a)	written information is provided to adult Members concerning their rights to accept or refuse medical or surgical treatment and to formulate advance directives, and includes the CONTRACTOR’s policies and procedures with respect to the implementation of such rights;
(b)	documentation exists in the Member’s record whether or not the Member has executed an advance directive;
(c)	discrimination is prohibited against a Member in the provision of care or in any other manner discriminating against a Member based on whether the Member has executed an advance directive;
(d)	compliance with federal and state law and regulation is met;
(e)	education is provided for staff and the community on issues concerning advance directives; and
(f)	Members are informed that complaints concerning noncompliance with the advance directive requirements may be filed with the State survey and certification agency, currently DOH; and
(7)	to ensure provider notification to the Member regarding abnormal results of diagnostic laboratory, diagnostic imaging, and other testing and, if clinically indicated, informing the Member of a scheduled follow-up visit. Confirmation of this shall be documented in the Member’s record at the provider’s office.
(8)	to ensure that its Network Providers and facilities are in compliance with the applicable provisions of the Americans with Disabilities Act, 42 U.S.C. §§12101, et seq., (“ADA”), and its regulations;
(B)	Member Education

Members and/or their legal guardian shall be educated about their rights, responsibilities, service availability and administrative rules, the meaning of Consumer/Participant Direction and how to exercise their right to make choices. Member education is initiated when Members become eligible for Medicaid and is augmented by information from the State and the CONTRACTOR. The State will be responsible for developing materials and disseminating information about Medicaid programs generally and CLTS specifically. The CONTRACTOR will be responsible for any materials about the requirements and benefits of its available plans and services. The State must grant prior approval of all informational materials used by the CONTRACTOR, including the Handbook and benefits information described in subparagraph (D) and (E) below.

(C)	MCO Enrollment Information

Once a Member is determined to be a CLTS Member, the State provides specific information about Covered Services, MCOs from which the Member can choose, and enrollment of the Member(s), including information about the Member’s disenrollment rights at the time of enrollment and annually thereafter. The CONTRACTOR shall have written policies and procedures regarding the utilization of information on race, ethnicity, and primary language spoken, as provided by the State to the CONTRACTOR at the time of enrollment in the MCO of each Member.
(D)	Member Handbook
(1)	The CONTRACTOR is responsible for providing Members with a Member handbook and Provider Directory within thirty (30) calendar days of the CONTRACTOR being notified by the State of the Member’s enrollment or upon request by the Member or the State. The CONTRACTOR must notify all Members at least once per year, in a newsletter or other written form of correspondence, of their right to request and obtain this information.
(2)	The CONTRACTOR shall include language in the Member Handbook to clearly explain that a Native American Member may self-refer to an Indian Health Service (IHS) or Tribal health care facility for services. The Provider Directory shall include a separate section with a listing of all IHS and Tribal facilities, including hospitals, outpatient clinics, pharmacies, and dental clinics.
(3)	The CONTRACTOR may direct a person requesting a Member handbook or Provider Directory to an Internet site, unless the person makes a specific request for a printed document.
(4)	The Member handbook and Provider Directory must meet all requirements:
(a)	set forth in 42 C.F.R. §438.10(f)(2) and §438.10(g), regarding the grievance process, advance health directives, and any physician incentive plans;
(b)	set forth in 42 C.F.R. §438.10(f)(6) and NMAC 8.305.2.9, regarding language accessibility; and
(c)	regarding Grievance and Appeals and how Members and/or their representatives can file a Grievance and/or an Appeal, and the resolution process. The Member Handbook shall also advise Members of their right to file a request for an administrative hearing with the HSD/MAD Hearings Bureau, upon notification of a CONTRACTOR action, or concurrent with or following an Appeal of the CONTRACTOR action. The information shall meet the standards for communication set forth in the HSD/MAD Program Manual.
(5)	The CONTRACTOR shall provide potential Members, upon request, and enrolled Members with a Member Handbook that includes the CONTRACTOR’s addresses and telephone numbers. The CONTRACTOR shall also provide, upon request, a listing of PCP and Specialty Providers with the identity, location, phone number, and qualifications that include area of specialty, board certification, and any other useful information that would be helpful to individuals deciding to enroll with the CONTRACTOR. This material must be available in an easily understood manner and format.
(6)	Other requirements. All educational material shall:
(a)	be prepared in a manner and format that is clear and understandable to an individual who has completed no more than the sixth grade;
(b)	be available in alternative formats and in an appropriate manner that takes into consideration the special needs of those who, for example, are visually limited or have limited reading proficiency and have a process in place for notifying potential enrollees and Members of the availability of these alternative formats;
(c)	have an oral interpretation available free of charge to potential members or Members. Oral interpretations shall be available in all non-English languages, not just those languages the CONTRACTOR or the State determine to be prevalent. The CONTRACTOR shall notify potential members that oral interpretation is available in any language, that written information is available in prevalent languages and about how to access this information; and
(d)	ensure that all Members are notified at least once per year of their right to request and obtain this information.
(E)	Benefit Information
(1)	The CONTRACTOR shall provide each Member or potential enrollees and/or legal guardian with written information in English or prevalent language, i.e., prevalent language are all languages in any service area spoken by approximately five percent (5%) or more of the population, about benefits including:
(a)	all benefits, services, and goods, as well as preventive and long-term services, included in, and excluded from coverage; such information shall be made available in a one-page, two-sided summary format, distinguishing between services available pursuant to the State’s approved 1915(b) and 1915(c) home and community-based waivers;
(b)	services for which prior authorization or a referral is required, and the method of obtaining both;
(c)	any restrictions on the Member’s freedom of choice among Network Providers;
(d)	the CONTRACTOR’s policy on referrals for specialty care, long-term services, and other benefits;
(e)	information regarding the Member’s right of access to and coverage of emergency services which include:
(i)	the fact that the Member has a right to use any hospital or other setting for emergency care; and

(ii)	what constitutes emergency medical condition, emergency services, and post-stabilization services; and
(f)	information that provides potential Members, upon request, and enrolled Members with a list of all items and services that are available to Members covered directly or through a method of referral and/or prior authorization. This material must be available in an easily understood manner and format.
(2)	The CONTRACTOR shall send out a questionnaire within thirty (30) calendar days of enrollment to all new Members which must include a question regarding the new Member’s primary language spoken and/or written. The CONTRACTOR shall make a good faith effort to obtain this information.
(3)	The CONTRACTOR shall provide affected Members and/or legal guardians with written updated information within thirty (30) calendar days of the intended effective date of any material change. In addition, the CONTRACTOR must make a good faith effort to give written notice of termination of a Network Provider, within fifteen (15) calendar days after receipt or issuance of termination notice to each Member who received his or her primary care from, or was treated at least four (4) times within the last twelve (12) calendar months prior to the termination by the terminated provider.
(4)	The CONTRACTOR shall not prohibit or otherwise restrict a Network Provider or Non-Network Provider from advising a Member who is a patient of the provider about the health status of the Member or medical care or treatment for the Member’s condition of disease, regardless of whether Covered Benefits for such care or treatment are provided for under the contract, if the provider is acting within the lawful scope of practice. This subsection, however, shall not be construed as requiring the CONTRACTOR to provide, reimburse, or provide coverage of any service if the CONTRACTOR:
(a)	objects to the provision of a counseling or referral service on moral or religious grounds, provided that the CONTRACTOR notifies Members of these objections at the earliest possible time, optimally during the enrollment process whether the service in question is covered or not;

(b)	notifies the State within ten (10) business days after the effective date of this Agreement of its current policies and procedures regarding it’s objection to providing such counseling or referral services based on moral or religious grounds, or within fifteen (15) calendar days after it adopts a change in policy regarding such counseling or referral services; or

(c)	makes available information on its policies regarding such service to prospective Members within thirty (30) calendar days after the date the CONTRACTOR adopts a change in policy regarding such a counseling or referral service; or
(d)	can demonstrate that the service in question is not included as a Covered Service required by this Agreement; or
(e)	determines that the recommended service is not Medically Necessary as defined by the State Plan in effect with CMS as of the time the service is delivered, under the CONTRACTOR’s policies and procedures, and in accordance with the definition set forth above.
(5)	For Member access to second opinions, the CONTRACTOR:
(a)	shall provide Members with the option of receiving a second opinion from another Network Provider when Members need additional information regarding recommended treatment or when requested care, service, or good has been denied by a Network Provider;
(b)	may select the Network Provider giving the second opinion in accordance with a method established by the CONTRACTOR to equitably distribute these duties, provided that the Network Provider selected practices in an area that provides expertise appropriate to the Member’s specific treatment or condition; and
(c)	shall provide for a second opinion from a qualified Network Provider, or arrange for the Member to receive a second opinion from a non-Network Provider if there is not another qualified Network Provider, at no cost to the Member.
(F)	Maintenance of Toll-Free Line

The CONTRACTOR shall maintain one (1) or more toll-free telephone line(s) accessible twenty-four (24) hours a day, seven (7) days a week, to facilitate Member access to qualified clinical staff. Members may also leave a voice mail message to obtain the CONTRACTOR’s policy information and/or to register Grievances with the CONTRACTOR. The phone call shall be returned the next business day by an appropriate CONTRACTOR staff person. The CONTRACTOR will maintain adequate staff trained and dedicated to the specific purpose of receiving and answering and/or resolving issues raised by Members. The CONTRACTOR will identify such staff as “consumer specialists.”
(G)	Member Identification Card

The CONTRACTOR shall issue to each Member a Member Identification Card within thirty (30) calendar days of Enrollment. The card shall be substantially the same as the card issued to commercial enrollees and shall not include the Member’s social security number.

(H)	Member Bill of Rights and Responsibilities

The CONTRACTOR shall comply with 42 C.F.R. §438.100 and NMAC 8.305.8 regarding Member Education and Member Bill of Rights. The CONTRACTOR shall provide each Member with written information, in English or the prevalent language, as appropriate, that encompass all the provisions regarding Member Bill of Rights. The CONTRACTOR must ensure that each Member is free to exercise his or her rights and that the exercise of these rights does not adversely affect the way the CONTRACTOR and its Network Providers or the State treats the Member. The CONTRACTOR must have written policies regarding the Member’s rights including:
(1)	each Member is guaranteed the right to be treated with respect and with due consideration for his or her dignity and privacy;

(2)	each Member is guaranteed the right to receive information on available treatment options and alternatives, presented in a manner appropriate to the Member’s condition and ability to understand;
(3)	each Member is guaranteed the right to participate in decisions regarding his or her health care, including the right to refuse treatment;
(4)	each Member is guaranteed the right to be free from any form of restraint or seclusion used as a means of coercion, discipline, convenience or retaliation; and
(5)	each Member is guaranteed the right to request and receive a copy of his or her medical records and to request that they be amended or corrected as specified in 45 C.F.R. part 164.
3.5	QUALITY ASSURANCE
(A)	Consumer Advisory Board
(1)	The CONTRACTOR shall comply with 8.305.3.11 NMAC regarding Organizational Structure and all Consumer Advisory Board requirements and responsibilities.
(2)	The CONTRACTOR’s Consumer Advisory Board shall keep a written record of all attempts to invite and include its members in its meetings. The Board roster and minutes shall be made available to the State, upon request.
(3)	The Consumer Advisory Board shall consist of an equitable representation of the CONTRACTOR’s Members in terms of race, gender, special populations, and New Mexico’s geographic areas.
(B)	Quality Management and Quality Improvement (QM/QI) Program

The CONTRACTOR shall base its management and service delivery on principles of Continuous Quality Improvement/Total Quality Management (CQI/TQM) including: the recognition that opportunities for improvement are unlimited; that the QI process shall be data driven; requiring continual measurement of clinical and non-clinical effectiveness and programmatic improvements of clinical and non-clinical processes driven by such measurements; re-measurement of effectiveness and continuing development and implementation of improvements as appropriate; and reliance upon Member input.

The CONTRACTOR shall comply with 8.305.8.12 NMAC, including:
(1)	Have QM/QI programs based on a model of continuous quality improvement, including, but not limited to the following:
(a)	demonstrate to the State that the results of QM/QI projects and reviews are used to improve the quality of service delivery with appropriate individual practitioners, community-based service providers, as well as institutional providers;

(b)	take appropriate action and document action to address provider and performance problems, as identified;
(c)	incorporate sound quality studies, apply statistical analysis to data, and derive meaning from the statistical analysis; and
(d)	perform a performance improvement project specific to ISHCN.
(2)	Encompass acute and long-term health and social service delivery and coordination.
(3)	Ensure that QM/QI program is applied to the entire range of Covered Services provided through the CONTRACTOR to identified populations to include relevant diagnosis, care settings, and demographics.
(4)	Have an annual QM/QI work plan, approved by the State, that includes, at a minimum the following:
(a)	immediate objectives for each contract period and long-term objectives for the entire Term of this Agreement;
(b)	the scope of the objectives, projects, or activities planned, timeframes and data indicators for tracking performance;
(c)	performance improvement projects, plans and activities consistent with federal and state laws and regulations, pursuant to 42 C.F.R. §438.240; and
(d)	at least one (1) Member safety indicator.
(5)	Institute QM/QI policies and procedures that emphasize and promote wellness and prevention, disease management of chronic illnesses, and complex service coordination;
(6)	Develop and comply with written QM/QI policies and procedures to address the following requirements:
(a)	QM/QI program;

(b)	QM/QI committee;
(c)	an annual QM/QI work plan and an annual program evaluation that includes goals, objectives and structure, and that results in continuous quality improvement for Members;
(d)	confidentiality, including a provision that all materials concerning the care and treatment of Members shall be made available to the State;
(e)	medical records and other records documentation;
(f)	protocols for working with school-age Members;

(g)	Member and Network Provider satisfaction surveys and other relevant Member and family/caregiver surveys;
(h)	disease management protocols;
(i)	continuity and coordination of services;
(j)	tracking and trending of Member and provider grievances for early identification and resolution of systems’ issues and potential trends;
(k)	service coordination protocols for ISHCN that reflect their comprehensive needs and service plan priorities, including coordination and integration of home and community-based waiver services, if the ISHCN Member is authorized to receive the State’s 1915(c) waiver services; and
(l)	provide quality oversight of Assisted Living Facilities as may be necessary to ensure the quality and well being of CONTRACTOR’s Members in the normal course of CONTRACTOR’s duties under this Agreement but in no way as a replacement for the licensing and certification oversight otherwise provided by the State.
(7)	Establish a committee to oversee and implement QM/QI requirements.
(8)	Have an annual QM/QI evaluation of overall effectiveness to demonstrate improvements in the quality of clinical care and service to its Members. The CONTRACTOR shall submit its written evaluation that includes, but is not limited to the following:
(a)	a description of on-going and completed QI activities;
(b)	trending of measures to assess performance in quality of clinical care and service;
(c)	an analysis of whether or not there have been demonstrable improvements in the quality of clinical care and service; and
(d)	incorporation of findings of overall effectiveness in the development of the following year’s plan.
(9)	Designate an individual within the company responsible for compliance with all the QM/QI requirements.
(10)	The ultimate responsibility for QM/QI is with the CONTRACTOR and shall not be delegated to subcontractors.
(C)	Performance Measures and Tracking Measures

The CONTRACTOR shall:
(1)	Implement performance measures and tracking measures defined by the State in collaboration with the CONTRACTOR. The CONTRACTOR shall monitor these measures on an on-going basis and report results to the State.

(2)	Identify and monitor performance measures and tracking measures of home and community-based service delivery and implement activities designed to improve the coordination of CLTS services. Performance Measures and Tracking Measures are set forth herein or in the attached Appendices.
(3)	Demonstrate consistent and sustainable patterns of improvement or maintain mutually agreed upon level of performance from year to year in the overall Member satisfaction survey results, disease management initiatives, and based on agreed upon performance measures.
(4)	Review outcome data at least quarterly for performance improvement recommendations and interventions.
(5)	Provide mechanisms for monitoring, addressing and correcting any evidence of cost-shifting practices by Network Providers, including information on pharmaceutical cost-shifting of behavioral health medication that are currently being prescribed by PCPs and cost-shifting of Medicare to Medicaid.
(6)	In the event the CONTRACTOR fails to obtain the results described in this Section, as reasonably negotiated and mutually agreed between the State and CONTRACTOR, the State may provide written notice to the CONTRACTOR of the default and specify a reasonable period of time in which the CONTRACTOR shall advise the State of specific steps that it will take to achieve these results in the future and the timetable for implementation. Nothing in this paragraph shall be construed to prevent the State from exercising its rights to terminate this Agreement as set forth further herein.
(D)	Member Satisfaction Survey
(1)	As part of the QM/QI Program, the CONTRACTOR shall conduct at least one (1) annual survey of Member satisfaction which shall be designed by the CONTRACTOR from input from the Consumer Advisory Board and the State and which shall assess Member satisfaction with the quality, availability, and accessibility of services. The survey shall provide a statistically valid sample with at least six (6) months of continuous enrollment of all CONTRACTOR Members, including Members who have requested to change their PCPs and all Members who have voluntarily disenrolled during the ninety-day open enrollment period and Members who disenroll after the ninety (90) day open enrollment period will be noted. The Member survey shall address Member receipt of educational materials and the Members use and usability of the provided education materials. Specific topics/issues to be included in the survey include at least one (1) question each relating to the ability of ISHCN to participate in their service plan and goals; the convenience of service locations and appointment times for Members; Service Coordinator helpfulness getting Members what they need; level of satisfaction with MCOs; satisfaction with Member participation in treatment decisions; and degree to which Members feels they can manage day-to-day lives. The CONTRACTOR shall follow all Federal and State confidentiality laws and regulations in conducting this Member Satisfaction Survey.
(2)	The CONTRACTOR shall:

(a)	use the most current version of the Agency for Healthcare Quality and Research’s (AHRQ) CAHPS Medicaid Adult and Child Survey Instruments (most current version) to assess all Members’ (including Dual Eligibles) satisfaction as part of the HEDIS requirements and report the results of the CAHPS survey to the State. The CONTRACTOR shall utilize the annual CAHPS results in the CONTRACTOR’s internal QI Program by using areas of decreased satisfaction as areas for targeted improvement;
(b)	use Medicare’s Health Outcomes Survey (HOS) to assess issues related to physical and behavioral health status;
(c)	add questions about ISHCN to all Consumer Surveys, as appropriate;
(d)	work with the National Committee for Quality Assurance (NCQA), if applicable, to obtain approval to use additional survey questions from the CAHPS relevant to the CLTS population;
(e)	disseminate results of the Member satisfaction survey to practitioners, providers, the State, and Members;
(f)	participate in the design of an annual Member satisfaction survey to be conducted by an independent entity determined by the State. The survey itself shall not be the financial responsibility of the CONTRACTOR; and
(g)	cooperate with the State in conducting a Network Provider satisfaction survey, including making available a current, unduplicated provider file(s) available to the State or its External Quality Review Organization (EQRO), upon request.
(E)	External Quality Review
(1)	The State shall retain the services of an EQRO in accordance with the Social Security Act, §1902(c)(30)(C), and the CONTRACTOR shall cooperate fully with that organization and demonstrate to that organization the CONTRACTOR’s adherence to HSD/MAD’s managed care regulations and quality standards as set forth in MAD Policy.
(2)	The State shall also contract with an EQRO to audit a statistically valid sample of the CONTRACTOR’s physical health and long-term care services, UM decisions, including authorizations, reductions, terminations and denials. This audit is intended to determine if authorized service levels are appropriate with respect to accepted standards of clinical care. The EQRO shall audit the CONTRACTOR’s QM/QI Program and review performance measures and performance improvement projects, based on CMS criteria.
(3)	The CONTRACTOR shall participate in various other tasks identified by the State that shall enable it to gauge performance in a variety of areas, including Service Coordination, Medicaid/Medicare compliance coordination, and treatment of special populations.
(4)	The CONTRACTOR shall utilize technical assistance and guidelines offered by the EQRO, unless otherwise agreed upon by the parties.
(5)	The EQRO retained by the State shall not be a direct competitor of the CONTRACTOR.

(F)	Reports
(1)	QM/QI Reports. The CONTRACTOR shall:
(a)	be able to provide QI related reports for various public forums that are easily understandable to the lay person;
(b)	be able to collect, manage and report to the State, data necessary to support the QI activities; and
(c)	submit annual New Mexico specific HEDIS performance data as required by the State.
(2)	Critical Incident Reports. The CONTRACTOR shall:
(a)	develop and implement policies and procedures for Critical Incident Reporting;
(b)	track, analyze, and report to the State as required, those reporting indicators identified by the State, specific to physical health and/or behavioral health visits handled by the PCPs that shall enable the State to determine potential problem areas, including but not limited to, quality of care, access to care, provider payment timeliness or service delivery issues;
(c)	utilize the report formats provided by the State and provide monthly analysis report findings no later than fifteen (15) business days after reporting month ends;
(d)	utilize critical indicator monitoring for early identification and interventions of quality of care and/or health and safety issues;.
(e)	analyze the data, including the identification of any significant trends;
(f)	address negative trend in the analysis and develop appropriate CQI initiatives. Examples of negative trends may include increases in grievances related to a specific issue; increases in hospital or nursing facility readmission rates; decrease in health screens or other indicators of performance issues that would benefit from targeted CQI initiatives;
(g)	follow all due dates and reporting format requirements set forth in the Appendices, unless specifically provided for herein; and
(h)	conduct annual provider reviews of all Network Providers on data collected by the Network Provider on medication management to identify harmful practices.
(3)	Publication of Audit Findings.

At its discretion, the State shall release all aggregate results of the QI/audit functions to the public and to the Federal Government.

(4)	Utilization Management Reports. The CONTRACTOR shall:

(a)	comply with 8.305.14.13 NMAC related to Utilization and Quality Management Reporting, including monthly utilization review activity reports that provide service-specific data related to requests, approval, clinical denials, termination of care, reductions of care, administrative denials and “pends,” reports related to all Member and provider appeals, expedited appeals, and Fair Hearings. The State and CONTRACTOR shall agree on reporting elements, formats, and submission templates by an agreed upon date that will allow CONTRACTOR sufficient time to program such reports.
(G)	Standards for ISP Development

The CONTRACTOR shall:
(1)	Provide an ISP for each Member who receives 1915(c) waiver services in accordance with State requirements and this Agreement and a treatment plan for Members receiving 1915(b) waiver services as directed by the State and agreed to by the parties. Treatment and Service Plans may be documented using a form submitted by the CONTRACTOR and approved by the State.
(2)	Have and comply with written policies and procedures for the development of the ISP, including ensuring that: the Member is involved and in control, to the extent possible and desired by the Member in development of the ISP; individuals whom the Member wishes to participate in the planning process are included in the planning process; the Member’s needs are assessed and services and goods are identified to meet those needs; the Member’s desired level of direct management is agreed upon; and responsibilities for implementation of the ISP are identified.
(3)	Educate each Member (and/or family or legal representatives, as indicated) about the person-centered planning process, the range of Covered Services; and, depending on the Member’s desired level of self-management, any additional information to assist the Member during development of the ISP.
(4)	Complete a comprehensive assessment within seven (7) calendar days of the date of the Member’s enrollment for Members in expedited situations; within thirty (30) calendar days of the Member’s enrollment for routine and newly eligible persons presenting for enrollment; or within sixty (60) calendar days for transitioning Members. Expedited situations shall be provided to the CONTRACTOR by the State and are intended to address emergent needs of Members. During the assessment, the CONTRACTOR shall identify the Member’s holistic needs, including primary, acute, and long-term services and supports needs. The comprehensive assessment shall include, at a minimum:
(a)	elements typical to both physical and long-term service assessments, but may vary depending on the Member’s health status and risk;
(b)	demographic information, including the Member’s preferred language and mode of communications;
(c)	Member’s self-assessment of strengths, capacities, needs, personal preferences, desired outcomes for the future, risk factors, and goals for services;

(d)	Member’s capacity to provide informed consent;
(e)	Member’s information including PCP, other physicians, medical diagnosis, and history;
(f)	current medical treatment regime and medication information, including consistency of taking prescribed medications;
(g)	allergies to medications, foods and/or environment;
(h)	medical risk factors, including recent hospitalizations and emergency room visits;
(i)	available support and social resources, including primary caregiver, living arrangements, and need for supervision with specification of the type and frequency of the available supports and needed supports;
(j)	availability and use of existing medical equipment and need for additional medical equipment;
(k)	environmental assessment with health and safety risks, and accessibility issues in the Member’s home and community;
(l)	nutritional needs, including weight, height, recent changes in weight, eating habits, swallowing problems, and required and preferred diets;
(m)	communication and cognition abilities and concerns including memory, decision making, and compliance with care;
(n)	behavior and mental health issues with substance abuse, health and safety risks, and potential for abuse, neglect, and exploitation;
(o)	risks for falls and injuries;

(p)	skin care dermatological needs;

(q)	elimination status, including continence issues;
(r)	ability to complete independently activities of daily living and instrumental activities of daily living;
(s)	identification of advance directives, guardianship, and living wills; and
(t)	other assessment details pertinent to the Member’s needs and circumstances.
(5)	The CONTRACTOR shall:
(a)	begin the ISP development process following the assessment. The Member shall be the center of the planning process, in collaboration with the CONTRACTOR’s Service Coordinator and other individuals of the Member’s planning team. The planning team shall include the Member (and/or his/her family, legal guardian, or representative, as indicated), any others the Member chooses, the CONTRACTOR’s Service Coordinator and others, such as medical professionals, identified by the CONTRACTOR as necessary to adequate planning;
(b)	convene the planning team to develop and implement the ISP within fourteen (14) calendar days from the date of the Member’s comprehensive assessment or within seven (7) calendar days for expedited situations. At the outset of the meeting, the CONTRACTOR shall review the planning process, emphasizing its person-centered focus and the importance of ensuring that the Member’s health needs, preferences, and desired outcomes, as identified by the Member, are addressed. The CONTRACTOR shall inform and educate the Member (and/or his/her family, legal guardian, or representative, as indicated), about CLTS 1915(c) waiver services and other resources available to meet the Member’s needs, and provide the Member with a list of specific wavier service Network Providers available in the Member’s area from which the Member may select;
(c)	ensure that the Member (and/or his/her family, legal guardian, or representative, as indicated), in collaboration with his/her planning team, identifies preferred outcomes for services, goals, and the supports necessary to reach the Member’s desired goals and outcomes. Risks associated with the outcomes, and methods to mitigate those risks shall be identified, while acknowledging and promoting the Member’s independence; and
(d)	list specific interventions in the ISP for implementing each goal including measurable objectives, services, supports, timelines, and assignments for individuals who are responsible for implementation, and methods of measuring and evaluating outcomes of the ISP. The ISP shall address all services provided to the Member, including through CLTS, Medicare, community resources, natural supports, and other resources.
(6)	The ISP shall be reviewed and updated annually, or more frequently, if needed, or when one of the following circumstances occurs:
(a)	the Member or caregiver requests;

(b)	the Member is at risk of significant harm;
(c)	the Member experiences a significant medical event or change in condition/functioning, e.g., hospitalization, frequent falls, serious accident or illness;
(d)	the Member experiences a significant change in social supports or environment, e.g., caretaker becomes ill, home is damaged; and
(e)	the Member has been referred to Adult Protective Services because of abuse, neglect, or exploitation.
(H)	Standards for Participant Safety

The CONTRACTOR shall:
(1)	Identify actual or potential health, behavioral, or personal safety risk to Members during the initial and on-going comprehensive assessment process;
(2)	Discuss such risks with the Member (and/or family or legal representative, as indicated), including the benefits and consequences of the Member’s individual services choices, during the initial and ongoing comprehensive assessment process;
(3)	Document discussions regarding identified risks and interventions to mitigate such risks;
(4)	On an annual basis, conduct home safety evaluations for each Member, or more frequent if needed;
(5)	Have and comply with written policies and procedures regarding risk mitigation, including the following elements:
(a)	coordination with the Member’s PCP, acute, and long-term service practitioners;
(b)	identification of risks for each Member, system wide risks, and aggregation of risk trends; and
(c)	identification of special risks to Members transitioning from institutional to home and community-based settings.
(I)	Standards for Consumer/Participant Direction

The CONTRACTOR shall:
(1)	Have and comply with written policies and procedures to ensure that a Member (also known as a consumer or participant), has direct involvement, control, and choice in assessing his/her own needs and identifying, accessing, and managing services and supports to meet those needs. When appropriate, families or representatives shall be involved in the process. In consumer/participant direction, the process shall also include a Member’s active participation in making key service plan and service priority decisions as well as evaluating the quality of the services rendered.
(2)	Recognize a continuum of different levels of informed decision-making authority, control and autonomy, to the extent desired by the Member, at any given point in the course of his/her participation in CLTS. These levels shall range from a Member choosing not to direct his/her services and instead deferring to trusted family members or representatives of his/her choosing; and
(3)	Ensure that a Member can move across the continuum of decision-making, depending upon his/her needs and circumstances, and shall support the Member in his/her decision regarding the level of consumer/participant direction chosen.
(J)	Standards for Access

The CONTRACTOR shall:

(1)	Comply with 8.305.6.14 and 8.305.8.18 NMAC regarding Standards for Access; and
(2)	Develop and track real time quality indicators for monitoring access to clinical and social services and community integration across all service settings.
(K)	Coordination

(1)	Referral and Coordination. The CONTRACTOR shall:
(a)	have and comply with written policies and procedures for Service Coordination. The CONTRACTOR’s policies and procedures shall ensure that referrals to other specialists, Non-Network Providers, and all publicly supported providers for Medically Necessary and Home and Community-Based Covered Services are available to Members, if such services are not reasonably available in the CONTRACTOR’s network. The CONTRACTOR’s referral policy for Non-Network Providers shall require the CONTRACTOR to coordinate with the Non-Network Provider with regard to payment unless otherwise agreed to by the parties.
(2)	General Service Coordination Requirements. The CONTRACTOR shall:
(a)	provide statewide Service Coordination by licensed or otherwise qualified professionals for Members with multiple and complex special health care needs. Service Coordinators can be licensed RNs, LPN, or social workers, or have a bachelor’s degree from an accredited college or university in nursing, social work, counseling, special education, or a closely related field and have a minimum of one (1) year’s experience in working with disabled and elderly individuals; this requirement may be waived by the State if the CONTRACTOR demonstrates that no persons with these qualifications are available in a specific service area. In this circumstance, the CONTRACTOR must provide a Service Coordinator with alternative credentials upon approval by the State.
(b)	empower Members and their family or caregivers to make informed Service Coordination decisions based on their ISP priorities;
(c)	provide support for transition and community reintegration and/or the least restrictive environment based on the Member’s ISP goals;
(d)	ensure Service Coordinators are meeting face-to-face or telephonically with those individuals receiving long-term support services as frequently as appropriate to support the Member’s goals and to foster independence, and in accordance with the ISP or treatment plan developed by the Service Coordinator consistent with professional standards or care and agreed to by the Member. Face-to-face meetings shall occur at least once quarterly and telephone contact shall occur at least once monthly;
(e)	develop and implement written policies and procedures approved by the State, which govern how Members with multiple and/or complex special health care needs shall be identified;

(f)	develop and implement written policies and procedures governing how Service Coordination shall be provided for Members with special health care needs, as required by federal regulation. These policies shall address the development of the Member’s ISP, based on a comprehensive assessment of the goals, capacities and Member’s condition and the needs and goals of the family. Also included shall be the criteria for evaluating a Member’s response to care and revising the ISP when indicated. A Member and/or his representative shall be involved in the development of the ISP, as appropriate. A Member and/or his/her representative shall have the right to refuse Service Coordination;
(g)	adhere to clear expectations and requirements related to individuals with special health care needs (ISHCN) that may include but are not limited to: direct access to specialists, as needed; relevant CLTS specialty providers for ISHCNs; relevant CLTS emergency resource requirements for ISHCNs; relevant CLTS rehabilitation therapy services to maintain functionality for ISHCNs; relevant CLTS clinical practice guidelines for provision of care and services to ISHCNs; and relevant CLTS utilization management for services to ISHCNs;
(h)	develop and implement written policies and procedures that ensure that health and social service delivery is coordinated across providers, service systems, and varied levels of care maximizing the Member’s ISP goals, as well as outcomes;
(i)	develop and implement written policies and procedures that ensure that all transitions of care from institutional to community-based services be proactively coordinated with all providers involved in the Member’s ISP;
(j)	develop and implement written policies and procedures that ensure that comprehensive service delivery, across varied funding sources such as Medicare and Medicaid for dually eligible Members, is seamless to the Member;
(k)	develop and implement written policies and procedures which define Service Coordination according to the State’s policy;
(l)	measure and evaluate outcomes and monitor progress of Members to ensure that Covered Services are received and assist in resolution of identified problems that prevent duplication of Covered Services;
(m)	specify how Service Coordination shall be supported by an internal information system;
(n)	develop and implement written policies and procedures to establish a working relationship between Service Coordinators, Network Providers, Members and caregivers; and
(o)	continue to work with School Based Health Center providers to identify and coordinate with the child’s and adolescent’s PCP.
(3)	Special Coordination Requirements. The CONTRACTOR shall:

(a)	ensure that a written report of the outcome of any referral, containing sufficient information to coordinate the Member’s care, is forwarded to the PCP by the specialty provider within seven (7) calendar days after the screening and evaluation visit unless the Member does not agree to release this information;
(b)	ensure appropriate ongoing reporting, with the Member’s consent, between the PCP and the specialty care health providers regarding drug therapy, laboratory and radiology results, medical consultations, and sentinel events, such as hospitalization and emergencies;
(c)	have and comply with written policies and procedures governing referrals from behavioral health providers for physical health consultation and treatment and to behavioral health providers for behavioral health consultation and treatment;
(d)	have written polices and procedures requiring coordination with CYFD Protective Services and Juvenile Justice Divisions to ensure that Members receive Medically Necessary Covered Services regardless of the Member’s custody status. These policies and procedures shall specifically address compliance with the New Mexico Children’s Code. If Child Protective Services (CPS), Juvenile Justice, or ALTSD’s Adult Protective Services (APS), has an open case on a Member, the social worker, probation officer, or case manager assigned to the case shall be involved in the assessment and planning for the course of treatment, including decisions regarding the provision of Covered Services to the Member. The CONTRACTOR shall designate a single contact person for these cases. The CONTRACTOR has the right to demand a release of information from CYFD or APS that is consistent with information sharing through a Joint Powers Agreement (JPA) between HSD/MAD and CYFD or HSD/MAD and ALTSD;
(e)	have written policies and procedures regarding coordination with the schools for those Members receiving services excluded from managed care as specified in the Individualized Education Program (IEP) or Individualized Family Service Plan (IFSP);
(f)	coordinate with the SE as necessary to manage the delivery of the transportation benefit to Members receiving behavioral health services. Such coordination will include receiving information from and providing information to the SE regarding Members, Network Providers, and services; meeting with the SE to resolve Member and provider issues to improve services, communication, and coordination; contacting the SE as necessary to provide quality transportation services; and maintaining and distributing statistical information and data as may be required;
(g)	coordinate with the SE regarding pharmaceuticals, including editing claims to assure any authorizations given and claims paid are within the scope of the responsibility of the pharmacy contractor. The CONTRACTOR shall ensure that the pharmacy contractor appropriately informs Members and Network Providers when the claim falls within the scope of responsibility of the SE for behavioral health services. Such determination will be made primarily on the basis of the prescriber and other criteria as may be provided by the State.

(h)	have policies and procedures to ensure that physical and behavioral health services are provided through a clinically coordinated and collaborative system between the CONTRACTOR and the SE, when the Member has both physical and behavioral health needs. The CONTRACTOR shall facilitate access to relevant medical records of mutually served Members between physical and behavioral health providers subject to applicable law to ensure the maximum benefit of services to the Member;
(i)	coordinate and collaborate with Medicare Advantage plans for all dually eligible Members who do not elect to enroll with a CLTS CONTRACTOR’s Special Needs Plan; and
(j)	coordinate and collaborate with the Mi Via Consultant Contractor Agency and the Financial Management Agent contractors for all Members receiving 1915(c) home-and community based waiver services through the State’s Mi Via program to ensure the maximum benefit of services to the Member.
(L)	Disease Management Programs

The State seeks to improve the health status of all individuals in the CLTS population with specific diseases. Disease Management programs and Performance Measures are two of the tools that the State has chosen to use to measure the CONTRACTOR’s ability to impact health outcomes. In that regard, the CONTRACTOR shall:
(1)	improve its ability to manage chronic illnesses/diseases through Disease Management protocols in order to meet goals based on jointly established targets;
(2)	provide comprehensive Disease Management for a minimum of two (2) chronic diseases using strategies consistent with nationally recognized Disease Management guidelines, such as those available through Agency of Healthcare Research and Quality’s (AHRQ), NQMC web site, or Disease Management Association of America. Examples of chronic diseases include but are not limited to: asthma, diabetes, hypertension, coronary artery disease, and COPD;
(3)	submit cumulative data-driven measurements from each of its Disease Management programs with written analysis describing the effectiveness of its Disease Management interventions as well as any modifications implemented by the CONTRACTOR to improve its Disease Management performance. All disease management data submitted to the State shall be New Mexico Medicaid-specific;
(4)	submit to the State by September 1st of the current contract year the CONTRACTOR’s Disease Management plan, which includes a program description, the overall program goals, measurable objectives, and targeted interventions. The CONTRACTOR shall also submit to the State its methodology used to identify other diseases for potential Disease Management programs;
(5)	submit to the State by August 30th of the following contract year a quantitative evaluation of the efficacy of the prior year’s Disease Management Program; and

(6)	demonstrate consistent improvement in the overall Disease Management program goals annually or maintain mutually agreed upon level of performance with a report to the State as set forth further in the Appendices.
(M)	Clinical Practice Guidelines for ISHCN

The CONTRACTOR shall develop clinical practice guidelines, practice parameters, and/or other specific criteria that consider the needs of ISHCN and provide guidance in the provision of acute and chronic medical health care services to this population. The guidelines should be professionally accepted standards of practice and national guidelines, be adopted in consultation with contracting health care professionals, reviewed and updated periodically, as appropriate, and provided to the State upon initiation of the Agreement, and thereafter, upon request. The CONTRACTOR must disseminate the guidelines to all affected providers and, upon request, to Members and Potential Members.

(N)	Utilization Management (UM)

The CONTRACTOR shall:
(1)	Comply with NMAC 8.305.8.13 regarding Standards for Utilization Management. The CONTRACTOR shall manage the use of limited resources, maximize the effectiveness of care by evaluating clinical appropriateness, and authorize the type and volume of services through fair, consistent and culturally competent decision making processes while ensuring equitable access to care and a successful link between care and outcomes. The Member’s ISP priorities and prolonged service authorizations applicable for individuals with chronic conditions shall be considered in the decision-making process.
(2)	Define and submit annually to the State a written copy of the UM program description, UM plan, and UM evaluation, which shall include but is not limited to:
(a)	a description of the program structure and accountability mechanisms;
(b)	specific indicators that will be used for periodic performance tracking and trending as well as processes or mechanisms used for assessment and intervention; and
(c)	an evaluation of the overall effectiveness of the UM plan, an overview of the UM activities and the impact of the UM plan on the quality of management and administrative activities. The review and analysis shall be incorporated in the development of the following year’s UM plan.
(3)	Shall submit for review and approval to the State upon request all UR clinical and social service criteria to be utilized for prior authorization decision.
(4)	Submit copies of updated or changed criteria to the State within two (2) business days upon request.
(5)	Develop and implement written policies and procedures for review of utilization decisions to ensure their basis in sound clinical evidence and that they conform to Medical Necessity criteria.

(6)	Develop written policies and procedures to issue extended prior authorization any Covered Service or goods expected to be required on an on-going basis to exceed six (6) months. These services shall be authorized for an extended period of time and the CONTRACTOR will provide for a review and periodic update of the course of treatment, as indicated.
(7)	Ensure the involvement of appropriate, practicing practitioners in the development of UM procedures.
(8)	Comply with the State’s standards, and applicable provisions of the Balanced Budget Act, related to timeliness of decisions including routine/non-routine urgent and emergent situations.
(9)	Approve or deny Covered Services for routine/non-urgent and urgent care requests within the timeframes stated in regulation. These required timeframes are not to be affected by a “pend” decision. The decision-making timeframes must accommodate the clinical urgency of the situation and not delay the provision of Covered Services to Members for lengthy periods of time.
(10)	Develop and implement policies and procedures by which UM decisions may be appealed by Members or their representatives in a timely manner, which must include all necessary requirements and timeframes for submission based on CMS and State law and regulations.
(11)	Ensure that, consistent with 42 C.F.R. §§438.6(h) and 422.208 compensation to individuals or entities that conduct UM activities is not structured so as to provide incentives for the individual or entity to deny, limit, or discontinue services to any Member.
(12)	Evaluate member and Network Provider satisfaction with the UM process as part of its Member satisfaction survey and Provider Satisfaction Survey while maintaining the federal and state confidentiality requirements set forth in federal and state laws and regulations of surveyed Members and forward compiled survey results and analyzes to the State.
(13)	Provide the State access to the CONTRACTOR’s UM review documentation for purposes of compliance audits and/or other contract oversight activities.
(O)	Authorization and Notice of Services
(1)	Authorization of Covered Services. The CONTRACTOR shall:
(a)	identify, define and specify the amount, duration and scope of each Covered Service;
(b)	require that the services be furnished in an amount, duration, and scope that is no less than the amount, duration, and scope for the same services furnished to beneficiaries under Medicaid fee-for-service, as set forth in 42 C.F.R. §440.230, and in the services and goods set forth in the approved 1915(c) waiver submitted to CMS for the CLTS program;
(c)	ensure that the services are sufficient in amount, duration, or scope to reasonably be expected to achieve the purpose for which the services are furnished;
(d)	not arbitrarily deny or reduce the amount, duration, or scope of a Covered Service solely because of diagnosis, type of illness, or Member’s condition;
(e)	place appropriate limits on service:
(i)	on the basis of criteria approved by the State; or
(ii)	for the purpose of utilization control, provided the services furnished can reasonably be expected to achieve their purpose.
(f)	specify what constitutes “Medically Necessary Services” in a manner that:
(i)	is no more restrictive than that used by the State as indicated in state law and regulations, the Medicaid State Plan, and other State policy and procedures; and
(ii)	addresses the extent to which the CONTRACTOR is responsible for covering services related to the prevention, diagnosis, and treatment of health impairments and the ability to attain, maintain, or regain functional capacity.
(g)	specify what constitutes “waiver services” [approved 1915(c) home and community-based waiver, as amended] in a manner that:
(i)	is no more restrictive than that used by the State as indicated in state law and regulations, the Medicaid State Plan, and other State policy and procedures; and
(ii)	is no more restrictive than that used by the State as indicated in its 1915(c) waiver approved by CMS; and
(h)	ensure that prior authorization, including an appropriate level of care determination, is granted for each Member that is deemed eligible for NF LOC; and, that such authorization is reviewed within twelve (12) months after a Member is deemed eligible for continuation of such services.
(2)	Authorization of Services. For the processing of requests for initial and continuing authorization of services, the CONTRACTOR shall:
(a)	require that its subcontractors have in place and follow written policies and procedures regarding authorization of services;
(b)	have in effect mechanisms to ensure consistent application of review criteria for authorization decisions;

(c)	consult with Network Provider and Non-Network Providers when appropriate; and
(d)	require that any decision to deny a service authorization request or to authorize a service in an amount, duration, or scope that is less than requested, be made by a health or social services professional who has appropriate expertise in treating the Member’s specific condition or disease.
(P)	Denials and Notice of Adverse Action
(1)	Denials. The CONTRACTOR shall:
(a)	clearly document in English or other prevalent language, as appropriate, on a form agreed to by the State, and communicate in writing the reasons for such denial to requesting Network Providers, Non-Network Providers, and the Member;
(b)	establish and maintain a well-publicized internal and accessible Grievance and Appeal mechanism for both Providers and Members, the notification of a denial shall include a description of how to file a Grievance and Appeal in the CONTRACTOR’s system and how to obtain an HSD/MAD Fair Hearing, see 42 C.F.R. §438, subparts (H) and (F); and
(c)	recognize that a UR decision resulting from HSD/MAD Fair Hearing conducted by the designated HSD/MAD official is final and shall be honored by the CONTRACTOR. However, the CONTRACTOR shall have the right to dispute the financial responsibility for the decision through the dispute resolution process set forth in this Agreement and seek judicial review of HSD/MAD’s Fair Hearing decision.
(2)	Notice of Adverse Action. The CONTRACTOR shall:
(a)	notify the requesting Network Provider or Non-Network Provider, and give the Member written notice of any decision by the CONTRACTOR to deny a service authorization request or to authorize a service in an amount, duration, or scope that is less than requested. The notice must meet the requirements set forth in 42 C.F.R. §438.404.
3.6	PROVIDERS

The CONTRACTOR shall establish and maintain a comprehensive network of providers capable of serving all Members who enroll in CLTS. Pursuant to Section 1932(b)(7) of the Social Security Act, the CONTRACTOR shall not discriminate against providers that serve high-risk populations or specialize in conditions that require costly treatment. In addition, the CONTRACTOR shall not discriminate against providers with respect to participation, reimbursement or indemnification for any providers acting within the scope of that provider’s license or certification under applicable state law solely on the basis of the provider’s license or certification. The CONTRACTOR shall use reasonable efforts to secure at least a Memorandum of Understanding, single case agreement with all current Medicaid nursing facility, D&E Waiver, and PCO providers as either out of network or contracted providers for at least the minimum sixty (60) calendar days during which the prior authorization for these services is being honored. If any Medicaid nursing facility refuses to enter into an agreement with CONTRACTOR, CONTRACTOR’s maximum liability for services rendered to a member at such nursing facility shall be 100% of the Medicaid Fee-For-Service reimbursement rate. If the CONTRACTOR declines to include individuals or groups or providers in its network, it must give the affected providers written notice of the reason for its decision. The CONTRACTOR shall not be required to contract with providers beyond the number necessary to meet the needs of its Members. The CONTRACTOR shall be allowed to use different reimbursement amounts for different specialties or for different practitioners in the same specialty. The CONTRACTOR shall be allowed to establish measures that are designed to maintain quality of services and control of costs and are consistent with its responsibilities to Members. The CONTRACTOR agrees that it will not make payment to any provider who has been barred from participation based on existing Medicare, Medicaid or SCHIP sanctions, except for emergency services.
(A)	Required Policies and Procedures

The CONTRACTOR shall:
(1)	maintain written policies and procedures on provider recruitment and termination of provider participation with the CONTRACTOR. The State shall have the right to review these policies and procedures upon demand. The recruitment policies and procedures shall describe how a CONTRACTOR responds to a change in the network that affects access and its ability to deliver services in a timely manner.
(2)	require that each provider either billing or rendering services to Members has a unique identifier in accordance with the provisions of Section 1173(b) of the Social Security Act;
(3)	require that subcontracted direct care agencies initiate and maintain records of criminal history/background investigations for employees providing services as specified in 7.1.9 NMAC, Caregivers Criminal History Screening Requirements;
(4)	annually develop and implement a training plan to educate providers and their staff on CLTS, provide technical assistance as needed on CLTS, the State policies and procedures, or the CONTRACTOR’s processes and procedures and provide technical assistance as needed on CLTS. The plan shall be submitted to the State for review and approval on or before July 1st of each year;
(5)	consider, in establishing and maintaining a network of appropriate providers, its:
(a)	anticipated enrollment;
(b)	expected utilization of services, taking into consideration the characteristics and needs of specific CLTS populations;
(c)	numbers and types (in terms of training, experience, and specialization) of providers required to furnish Covered Services;
(d)	numbers of Network Providers who are not accepting new Members; and
(e)	geographic location of Providers and Members, considering distance, travel time, the means of transportation ordinarily used by Members and whether the location provides physical access for Members with disabilities;

(6)	ensure that Network Providers’ office hours of operation are no less than the hours of operation to commercial enrollees or comparable to Medicaid fee-for-service, if the provider serves only Medicaid enrollees. The CONTRACTOR shall:
(a)	establish mechanisms such as notices or training materials to ensure that Network Providers comply with the timely access requirements;

(b)	monitor regularly to determine compliance; and

(c)	take corrective action if there is a failure to comply.
(7)	require that Network Providers are conducting abuse registry screenings in accordance with the Employee Abuse Registry Act, and §§7.1.12 and 8.11.6.1 NMAC.
(B)	General Information Submitted to the State

The CONTRACTOR shall maintain an accurate list of all active PCPs, specialists, hospitals, long-term services providers and other Network Providers. The CONTRACTOR shall submit the list to the State on a quarterly basis and include clear delineation of all additions and terminations that have occurred the prior quarter. This requirement is in addition to the requirement for submission of a Network Provider file to be used in the processing of encounters. The CONTRACTOR’s agreements with Network Providers must include language stating that the Network Providers will report any changes in their capacity to take new Medicaid clients or serve current clients.

(C)	The Primary Care Provider (PCP)

These PCP policies apply to all Members except dually eligible Members whose primary and acute physical health care is covered by Medicare. For the dual eligible Members, the CONTRACTOR will be responsible for coordinating the primary, acute, and long-term care services with the Medicare PCP. For all other Members, the PCP shall be a medical provider participating with the CONTRACTOR who has the responsibility for supervising, coordinating, and providing primary health care to Members, initiating referrals for specialty care, and maintaining the continuity of the Member’s care. The CONTRACTOR shall distribute information to the Network Providers that explains the Medicaid-specific policies and procedures relating to PCP responsibilities. The CONTRACTOR is prohibited from excluding providers as PCPs based on the proportion of high-risk patients in their caseloads.

(D)	Primary Care Responsibilities

The CONTRACTOR shall ensure that the following are met by the PCP, or in another manner:
(1)	the PCP shall provide twenty-four hour, seven day a week access;
(2)	the PCP shall ensure coordination and continuity of care with providers who participate with the CONTRACTOR’s network and with providers outside the CONTRACTOR’s network according to the CONTRACTOR’s policy; and

(3)	the PCP shall ensure that the Member receives appropriate prevention services for the Member’s age group.
The CONTRACTOR shall have a formal process for provider education regarding Medicaid, the conditions of participation in the network and the provider’s responsibilities to the CONTRACTOR and its Members. The State shall be provided documentation upon request that such provider education is being conducted.

(E)	CONTRACTOR Responsibility for PCP Services

The CONTRACTOR shall retain responsibility for monitoring PCP activities to ensure compliance with the CONTRACTOR’s and the State’s policies. The CONTRACTOR shall establish mechanisms to ensure that Network Providers comply with the timely access requirements, monitor regularly to determine compliance and take corrective action if there is a failure to comply. The CONTRACTOR shall educate PCPs about special populations and their service needs. The CONTRACTOR shall ensure that PCPs successfully identify and refer Members to Specialty Providers as Medically Necessary.

(F)	Selection or Assignment to a PCP

The CONTRACTOR shall maintain and comply with written policies and procedures governing the process of Member selection of a PCP and requests for changes.
(1)	At the time of initial enrollment, the CONTRACTOR shall ensure that each Member has the freedom to choose a PCP in the plan’s network within a reasonable distance from the Member’s primary residence. The process whereby a CONTRACTOR assigns Members to PCPs shall include at least the following:
(a)	the CONTRACTOR shall provide the Member and/or his/her representative with the means for selecting a PCP within five (5) business days of processing the enrollment file;
(b)	the CONTRACTOR shall make auto-assignments no later than five (5) business days from enrollment for any Member who has not selected a PCP in that timeframe and the CONTRACTOR shall notify the Member in writing of his/her PCP’s name, location, and office telephone number, while providing the Member with an opportunity to select a different PCP if he/she is dissatisfied with the assignment; and
(c)	the CONTRACTOR shall assign a PCP based on factors such as Member’s age, residence, and if known, current provider relationships.
(2)	Members may initiate a PCP change at any time, for any reason. The request can be made in writing or by telephone. If a request is made by the 20th of a month, it becomes effective no later than the first of the following month. If a request is made after the 20th of the month, the change becomes effective no later than the first of the second following month.
(3)	the CONTRACTOR may initiate a PCP change for a Member under the following circumstances:

(a)	the Member and the CONTRACTOR agree that assignment to a different PCP in the CONTRACTOR’s network is in the Member’s best interest, based on the Member’s medical condition;
(b)	a Member’s PCP ceases to participate in the CONTRACTOR’s network;
(c)	a Member’s behavior toward the PCP is such that it is not feasible for the PCP to safely or prudently provide medical care and the PCP has made all reasonable efforts to accommodate the Member;
(d)	a Member has initiated legal action against the PCP; or
(e)	the PCP is suspended for potential quality or fraud and abuse issues.
(4)	In instances where a PCP has been terminated, the CONTRACTOR shall notify and allow affected Members to select another PCP or make an assignment within fifteen (15) calendar days of the termination effective date.
(5)	PCP Lock-In. The State shall allow the CONTRACTOR to require that a Member see a certain PCP when utilization of unnecessary services has been identified and a need to provide case continuity is indicated. Prior to placing the Member on PCP Lock-In, the CONTRACTOR shall inform the Member and/or his/her representative of the intent to lock-in. The CONTRACTOR’s grievance procedure shall be made available to any Member being designated for PCP Lock-In. The PCP Lock-In shall be reviewed and documented by the CONTRACTOR and reported to the State every quarter. The Member shall be removed from PCP Lock-In when the CONTRACTOR has determined that the utilization problem has been solved and that recurrence of the problems is judged to be improbable. The State shall be notified of all lock-in removals.
(6)	Pharmacy Lock-In. The State shall allow the CONTRACTOR to require that a Member see a certain Pharmacy provider for whom compliance or drug seeking behavior is suspected. Prior to placing the Member on Pharmacy Lock-In, the CONTRACTOR shall inform the Member and/or his/her representative of the intent to lock-in. The CONTRACTOR’s grievance procedure shall be made available to the Member being designated for Pharmacy Lock-In. The Pharmacy Lock-In shall be reviewed and documented by the CONTRACTOR and reported to the State every quarter. The Member shall be removed from Pharmacy Lock-In when the CONTRACTOR has determined that the compliance or drug seeking behavior has been solved and the recurrence of the problems is judged to be improbable. The State shall be notified of all lock-in removals.
(G)	Long-Term Services (“LTS”) Providers

The LTS provider shall be a medical provider, home and community-based provider or an institutional provider participating with the CONTRACTOR who has the responsibility for supervising and coordinating the provision of LTS to Members.
(1)	The CONTRACTOR is prohibited from excluding providers as LTS providers based on the proportion of high-risk Members in their caseloads; and

(2)	The CONTRACTOR shall have a formal process for provider education regarding the CLTS program, the conditions of participation in the program and the provider’s responsibilities to the CONTRACTOR and its Members. The State shall be provided documentation upon request that such provider education is being conducted.
(H)	CONTRACTOR Responsibility for LTS

The CONTRACTOR shall retain responsibility for monitoring LTS activities to ensure compliance with the CONTRACTOR’s policies, the State policies and federal regulations. The CONTRACTOR shall educate LTS providers about special populations and their service needs. The CONTRACTOR shall ensure that LTS providers successfully identify and refer Members to PCPs for referral to Specialty Providers as Medically Necessary.

(I)	Specialty Providers

The CONTRACTOR shall contract with a sufficient number of specialists with the applicable range of expertise to ensure that the needs of CONTRACTOR Members shall be met within the CONTRACTOR’s network of providers. The CONTRACTOR shall also have a system to refer Members to providers who are not Network Providers if providers with the necessary qualifications or certifications do not participate in the network. Out-of-Network Providers must coordinate with the CONTRACTOR with respect to payment. The CONTRACTOR must ensure that the cost to the Member is no greater than it would be if the services were furnished within the network.

(J)	Other Provider Types

The CONTRACTOR shall contract with the following:
(1)	Federally Qualified Health Centers and Rural Health Centers to the extent that access is required under federal law and pursuant to New Mexico regulations;
(2)	Public Health Providers, including local and district public health offices pursuant to New Mexico law and regulations;
(3)	Children’s Medical Services pursuant to New Mexico regulations;

(4)	School-Based Providers pursuant to New Mexico regulations;
(5)	Assisted Living Facilities as Network Providers. The CONTRACTOR shall require that Assisted Living Network Providers meet the fundamental principals of practice for home and community-based services including the following:
(a)	offering quality care that is personalized for the Member’s needs;

(b)	fostering independence for each Member;

(c)	treating each Member with dignity and respect;

(d)	promoting the individuality of each Member;

(e)	allowing each Member choices in care and life style;

(f)	protecting each Member’s right to privacy;

(g)	nurturing the spirit of each Member;
(h)	involving family and friends in service planning and implementation;

(i)	providing a safe residential environment;

(j)	providing safe community outings or activities; and
(k)	making the assisted living resident a valuable community asset.
(6)	Other providers, as needed, to provide services identified in the Member’s ISP.
(K)	Shared Responsibility between the CONTRACTOR and Public Health Offices

The CONTRACTOR shall coordinate with public health offices regarding the following services:
(1)	sexually transmitted disease services, including screening, diagnosis, treatment, follow-up and contact investigations;

(2)	HIV prevention counseling, testing, and early intervention;

(3)	Tuberculosis screening, diagnosis, and treatment;
(4)	disease outbreak prevention and management, including reporting according to New Mexico law and regulations, responding to epidemiology requests for information and coordination with epidemiology investigations and studies;
(5)	referral and coordination to ensure maximum participation in the Supplemental Food Program for Women, Infants, and Children (WIC);
(6)	health education services for individuals and families with a particular focus on injury prevention including car seat use, domestic violence, and lifestyle issues, including tobacco use, exercise, nutrition, and substance use;
(7)	development and support for family support programs, such as home visiting programs for families of newborns and other at-risk families and parenting education; and
(8)	participation and support for local health councils to create healthier and safer communities with a focus on coordination of efforts, such as DWI councils, maternal and child health councils, tobacco coalitions, safety counsel, safe kids, and others.
(L)	Indian Health Services (IHS) & Tribal Health Centers

(1)	The CONTRACTOR shall allow Members who are Native American to seek care from any IHS or Tribal Provider defined in the Indian Health Care Improvement Act, 25 U.S.C. §§1601, et seq.), whether or not the provider participates in the CONTRACTOR’s provider network.
(2)	The CONTRACTOR shall not prevent Members who are IHS beneficiaries from seeking care from IHS, Tribal and Urban Indian Providers, or from Network Providers due to their status as Native Americans.
(3)	The CONTRACTOR shall make good-faith efforts to contract with IHS and Tribal 638 facilities and other Tribal programs.
(4)	The CONTRACTOR shall track IHS utilization and expenditures by Native American Members.
(5)	The CONTRACTOR shall not require prior authorization for services provided within the IHS and Tribal 638 network.
(6)	The CONTRACTOR shall accept an individual provider employed by the IHS or Tribal 638 facility who holds a current license to practice in the United States or its territories as meeting licensure requirements.
(M)	Family Planning Services and Providers
(1)	Federal law prohibits restricting access to family planning services for Medicaid recipients. The CONTRACTOR shall implement written policies and procedures defining how Members are educated about their right to family planning services, freedom of choice, and methods of accessing such services.
(2)	The CONTRACTOR shall give each Member, including adolescents, the opportunity to use his or her own PCP or go to any family planning center for family planning services without requiring a referral. Each female Member shall also have the right to self-refer to a women’s health specialist within the network for covered care necessary to provide women’s routine and preventive health care services. This right to self-refer is in addition to the Member’s designated source of primary care if that source is not a women’s health specialist. Clinics and providers, including those funded by Title X of the Public Health Service Act, shall be reimbursed by the CONTRACTOR for all family planning services, regardless of whether they are Network Providers or non-Network Providers. Unless otherwise negotiated, the CONTRACTOR shall reimburse providers of family planning services at the Medicaid rate.
(3)	Non-participating providers are responsible for keeping family planning information confidential in favor of the individual patient even if the patient is a minor. The CONTRACTOR is not responsible for the confidentiality of medical records maintained by non-participating providers.

(4)	Family planning services are defined as follows:
(a)	health education and counseling necessary to make informed choices and understand contraceptive methods;

(b)	limited history and physical examination;
(c)	laboratory tests if medically indicated as part of the decision making process for choice of contraceptive methods;
(d)	diagnosis and treatment of sexually transmitted diseases (STDs) if medically indicated;
(e)	screening, testing and counseling of at-risk individuals for human immunodeficiency virus (HIV) and referral for treatment;
(f)	follow-up care for complications associated with contraceptive methods issued by the family planning provider;

(g)	provision of, but not payment for, contraceptive pills;

(h)	provision of devices/supplies;

(i)	tubal ligations;

(j)	vasectomies; and

(k)	pregnancy testing and counseling.
(5)	If a non-participating provider of family planning services detects a problem outside of the scope of services listed above, the provider should refer the Member back to the CONTRACTOR. The CONTRACTOR is not under any State initiated obligation to reimburse non-participating family planning providers for non-emergent services outside the scope of these defined services.
(N)	State Operated Long-Term Care Facilities

The CONTRACTOR shall contract with the Department of Health to provide Covered Services with those Members residing in State operated long-term care facilities.

(O)	Standards for Provider Credentialing and Re-credentialing

For individual professional practitioners:
(1)	The CONTRACTOR shall have written policies and procedures for the credentialing process, which include the CONTRACTOR’s initial credentialing of practitioners, as well as its subsequent re-credentialing, recertifying and/or re-appointment of practitioners.
(2)	The CONTRACTOR shall designate a credentialing committee or other peer review body to make recommendations regarding credentialing decisions.
(3)	The CONTRACTOR shall identify those practitioners who fall under the scope of credentialing authority and action. This shall include, at a minimum, all physicians,

dentists, and other licensed independent practitioners. This will provide an indication of those practitioners whose service to Members is contracted or anticipated.
(4)	At the time of credentialing, the CONTRACTOR shall comply with all HSD/MAD standards for credentialing and re-credentialing and requirements in the HSD/MAD Policy Manual.
(5)	The CONTRACTOR shall formally re-credential Network Providers at least every three (3) years.
(P)	Organizational Providers

The CONTRACTOR shall:
(1)	have written policies and procedures for the initial and ongoing assessment of all organizational providers with which it intends to contract with or with which it is contracted. Providers include, but are not limited to, hospitals, home health agencies, nursing facilities, and free-standing surgical centers;
(2)	confirm that the provider is in good standing with state and federal regulatory bodies;
(3)	confirm that the provider has been reviewed and approved by an accrediting body; and
(4)	develop and implement standards of participation that demonstrate the provider is in compliance with provider participation requirements under federal law and regulations, if the provider has not been approved by an accrediting body.
(Q)	Primary Source Verification.
(1)	The State and the CONTRACTOR shall mutually agree to a single primary source verification entity to be used by the CONTRACTOR and its subcontractors in its provider credentialing process. All MCOs shall use one standardized credentialing form. The State shall have the right to mandate a standard credentialing application to be used by the CONTRACTOR and its subcontractors in its provider credentialing process.
(2)	The CONTRACTOR shall provide the State copies of all Medicaid provider specific forms used in its health system operations and credentialing/re-credentialing process for prior approval. The forms shall be user friendly. The CONTRACTOR shall participate in a workshop to consolidate and standardize forms across all MCOs and for its credentialing/re-credentialing process and applications.
3.7	COVERED SERVICES, SUPPORTS, AND GOODS; EXCLUDED BENEFITS; AND VALUE ADDED SERVICES.

The CONTRACTOR shall be required to provide a comprehensive coordinated and fully integrated system of health care services, supports, and goods for Members. The CONTRACTOR does not have the option of deleting benefits or Covered Services from the CLTS benefit package. All CLTS Members must receive benefits and services approved by CMS as set forth in the State’s 1915(b) waiver. Benefits and services approved by CMS as set forth in the State’s 1915(c) home and-community based waiver are to be provided to Members identified by the State with notification of eligibility to the CONTRACTOR. Such benefits, Covered Services, supports and goods are set forth in Appendix A. Excluded benefits and Value Added Services are also set forth in Appendix A.
The CONTRACTOR is required to provide Medically Necessary Services. The CONTRACTOR shall apply the definition of Medically Necessary Services consistent with the following:
(1)	A determination that a health care service is medically necessary does not mean that the health care service is a Covered Service or an amendment, modification or expansion of a Covered Service;
(2)	The CONTRACTOR making the determination of medical necessity of clinical, rehabilitative and supportive services consistent with the Medicaid covered benefit package applicable to an eligible individual shall do so by:
(A)	evaluating individual physical, mental and behavioral health information provided by qualified professionals who have personally evaluated the individual within their scope of practice, who have taken into consideration the individual’s clinical history including the impact of previous treatment and service interventions and who have consulted with other qualified health care professionals with applicable specialty training, as appropriate:
(B)	considering the views and choices of the individual or the individual’s legal guardian, agent or surrogate decision maker regarding the proposed Covered Service as provided by the clinician or through independent verification of those views; and
(C)	considering the services being provided concurrently by other service delivery systems.
(3)	Physical, mental and behavioral health services shall not be denied solely because the Member has poor prognosis. Required services may not be arbitrarily denied or reduced in amount, duration or scope to an otherwise eligible individual solely because of the diagnosis, type of illness or condition; and
(4)	Decisions regarding benefit coverage for children shall be governed by EPSDT coverage rules to the extent they are applicable.
[See, 42 U.S.C. §1396b(a)(13, 42 C.F.R. §440.230, NMAC 8.305.1.7]
3.8	CULTURALLY COMPETENT SERVICES
(A)	The CONTRACTOR shall develop and implement a Cultural Competency/Sensitivity Plan through which the CONTRACTOR shall ensure that it provides, both directly and through its Network Providers and subcontractors, culturally competent services to its Members. The CONTRACTOR shall participate with the State’s efforts to promote the delivery of Covered Services in a culturally competent manner to all CLTS Members, including those with limited English proficiency and diverse cultural and ethnic backgrounds. The CONTRACTOR shall:
(1)	develop a Cultural Competency Plan that describes how the CONTRACTOR shall ensure that Covered Services provided to Members are culturally competent and shall submit the plan to the State on an annual basis for approval;
(2)	develop written policies and procedures that implement the Cultural Competency Plan;

(3)	target cultural competency training to PCP, Service Coordinators, home health care staff and ensure that staff at all levels receive on-going education and training in culturally and linguistically appropriate service delivery;
(4)	develop and implement a plan for interpretive services including oral translation services and written materials to meet the needs of Members, potential enrollees, and their decision-makers whose primary language is not English, using qualified medical interpreters, if available, and make available easily understood Member-oriented materials and post signage in the languages of the commonly encountered group and/or groups represented in the service area;
(5)	identify community advocates and agencies that could assist non-English and limited-English speaking individuals and/or that provide other culturally appropriate and competent services, which include methods of outreach and referral;
(6)	incorporate cultural competence into utilization management, quality improvement and planning for the course of treatment;
(7)	identify resources and interventions for high-risk health conditions found in certain cultural groups;
(8)	develop and incorporate contract language to cultural competency requirements for inclusion in contracts between the CONTRACTOR and its Network Providers and subcontractors;
(9)	recruit and train a diverse staff and leadership that are representative of the demographic characteristics of the CONTRACTOR’s service area; and
(10)	ensure that new Member assessment forms contain questions related to primary language preference and cultural expectations and that information received is maintained in the Member’s file.
(B)	The CONTRACTOR shall conduct initial and annual organizational self-assessments of culturally and linguistically competent-related activities and are encouraged to integrate cultural and linguistic competence-related measures into their internal audits, performance improvement programs, Member satisfaction assessments and outcomes-based evaluations.
(C)	The CONTRACTOR shall identify a “tribal liaison” to assist the CONTRACTOR with issues specifically related to Native Americans and IHS and Tribal facilities and report such “tribal liaison” to the State for approval.
(D)	The CONTRACTOR shall hold semi-annual meetings with Native American representatives from around the State of New Mexico that represent geographic and Member diversity. Minutes of such meetings shall be transmitted to the State within thirty (30) calendar days of such meetings, identifying:
(1)	how the CONTRACTOR determined the representation of Native American representatives;

(2)	how notice of such meeting was delivered to Native American representatives that were asked to attend the meeting;

(3)	matters discussed at the meeting;
(4)	action items and/or recommendations to the CONTRACTOR and/or the State; and

(5)	the date, time and location of the next meeting.
3.9	INDIVIDUALS WITH SPECIAL HEALTH CARE NEEDS (ISHCN)
(A)	General Requirements

The CONTRACTOR must have a method for identifying individuals with Special Health Care Needs (ISHCN). References in this Agreement to ISHCN are specifically directed to Members that currently have special care needs. ISHCN require a board range of primary, specialized, medical, behavioral and social services. The CONTRACTOR shall:
(1)	incorporate into its Member handbook a description of Network Providers and programs available to ISHCN;
(2)	identify ISHCN among its Membership, using the criteria for identification and information provided by the State to MCOs;
(3)	work with the State to develop and implement written policies and procedures, which govern how Members with multiple and complex physical health care needs shall be identified;
(4)	have an internal operational process, in accordance with policy and procedure, to target Members for the purpose of applying stratification criteria to ISHCN;
(5)	have a mechanism to assess each Member identified as having special health care needs in order to identify any ongoing special conditions of the Member that require a course of treatment or regular care monitoring. The assessment mechanism must use appropriate health care professionals;
(6)	develop a service plan, in accordance with any applicable state quality assurance and utilization review standards, by the Member’s PCP with Member participation and in consultation with any specialists caring for the Member; and
(7)	have a mechanism in place to allow Members to directly access specialists as appropriate for the Member’s condition and identified needs.
3.10	GRIEVANCE AND APPEALS

The CONTRACTOR shall have a grievance system in place for Members that includes a grievance process related to dissatisfaction, and an appeals process related to a CONTRACTOR action, including the opportunity to request an HSD/MAD Fair Hearing.

For purposes of this Article, the following definitions apply:

“Appeal” is a request for review by the CONTRACTOR of a CONTRACTOR Action.

“Action” is the denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or in part, of payment for a service; the failure to provide services in a timely manner; or the failure of the CONTRACTOR to complete the authorization request in a timely manner as defined in 42 C.F.R. §438408. An untimely service authorization constitutes a denial and is thus considered an Action.

“Expedited Resolution of an Appeal” means an expedited review by the CONTRACTOR of a CONTRACTOR Action.

“Grievance” is a Member’s expression of dissatisfaction about any matter or aspect of the CONTRACTOR or its operation other than a CONTRACTOR Action.

“Notice” of a CONTRACTOR Action must contain: (1) the Action the CONTRACTOR has taken or intends to take; (2) the reasons for the Action; (3) the Member’s or the provider’s right to file an appeal of the CONTRACTOR’s Action through the CONTRACTOR; (4) the Member’s right to request an HSD/MAD Fair Hearing and what that process would be; (5) the procedures for exercising the rights specified; (6) the circumstances under which Expedited Resolution of an appeal is available and how to request it; and (7) the Member’s right to have benefits continue pending resolution of the Appeal, how to request the benefits be continued, and the circumstances under which the Member may be required to pay the costs of these services.

The Member, legal guardian if the Member is a minor or is an incapacitated adult, or a representative of the Member as designated in writing to the CONTRACTOR, or the representative of a deceased Member’s estate, has the right to file a Grievance; an Appeal of a CONTRACTOR Action; or request an HSD/MAD Fair Hearing, on behalf of the Member or deceased Member. A provider acting on behalf of the Member and with the Member’s written consent may file a Grievance and/or Appeal of a CONTRACTOR Action. An HSD/MAD Fair Hearing may be requested prior to, concurrent with, subsequent to, or in lieu of a Grievance.
(A)	General Requirements for Grievance and Appeals

The CONTRACTOR shall:
(1)	implement written policies and procedures describing how the Member may register a Grievance or an Appeal with the CONTRACTOR and how the CONTRACTOR resolves the Grievance or Appeal and meet all the requirements in the HSD/MAD Program Manual;
(2)	provide a copy of its policies and procedures for resolution of a Grievance and/or Appeal to all Network Providers;
(3)	have available reasonable assistance in completing forms and taking other procedural steps. This includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TTY/TTD and interpreter capacity;
(4)	name a specific individual designated as the CONTRACTOR’s Medicaid Member Grievance Coordinator with the authority to administer the policies and procedures for resolution of a Grievance and/or Appeal, to review patterns/trends in Grievances and/or Appeals, and to initiate corrective action;
(5)	ensure that the individuals who make decisions on Grievance and/or Appeals are not involved in any previous level of review or decision-making. The CONTRACTOR shall also ensure that health care professionals with appropriate clinical expertise will make decisions for the following:
(a)	an Appeal of a CONTRACTOR denial that is based on lack of Medical Necessity;
(b)	a CONTRACTOR denial that is upheld in an Expedited Resolution; and

(c)	a Grievance or Appeal that involves clinical issues; and
(6)	ensure that punitive or retaliatory action is not taken against a Member or provider that files a Grievance and/or Appeal, or against a provider that supports a Member’s Grievance and/or Appeal.
(B)	Grievance
(1)	A Member may file a Grievance either orally or in writing with the CONTRACTOR within ninety (90) calendar days of the date the dissatisfaction occurred. The legal guardian of the Member for minor or incapacitated adult, a representative of the Member as designated in writing to the CONTRACTOR, or a provider acting on behalf of the Member and with the Member’s written consent, has the right to file a Grievance on the Member’s behalf.
(2)	Within five (5) business days of receipt of the Grievance, the CONTRACTOR shall provide the grievant with written notice that the Grievance has been received and the expected date of its resolution.
(3)	The investigation and final CONTRACTOR resolution process for Grievances shall be completed within thirty (30) calendar days of the date the Grievance is received by the CONTRACTOR and shall include a resolution letter to the grievant.
(4)	The CONTRACTOR may request an extension from HSD/MAD of up to fourteen (14) calendar days if the Member requests the extension, or the CONTRACTOR demonstrates to HSD/MAD that there is a need for additional information, and the extension is in the Member’s best interests. For any extension not requested by the Member, the CONTRACTOR shall give the Member written notice of the reason for the extension within two (2) business days of the decision to extend the timeframe.
(5)	Upon resolution of the Grievance, the CONTRACTOR shall mail a resolution letter to the Member. The resolution letter must include, but is not limited to, the following:

(a)	all information considered in investigating the Grievance;

(b)	findings and conclusions based on the investigation;

(c)	the disposition of the Grievance; and

(d)	the right to appeal the resolution, if applicable.
(C)	Appeal
(1)	Notice of CONTRACTOR Action. The CONTRACTOR shall mail a notice of Action to the Member or provider and all those interested parties affected by the decision within fifteen (15) business days of the date of an Action except for denial of claims which may result in Member financial liability which requires immediate notification. Exceptions to the fifteen (15) day notification requirement include the following:
(a)	the period of advanced notice is shortened to five (5) business days if recipient fraud has been verified;

(b)	by the date of the Action for the following:
(i)	in the death of a Member;
(ii)	a signed written statement from the Member requesting service termination or giving information requiring termination or reduction of Covered Services (where the Member understands that this must be the result of supplying that information);
(iii)	the Member’s admission to an institution where he is ineligible for further services;
(iv)	the Member’s address is unknown and mail directed to the Member has no forwarding address;
(v)	the Member has been accepted for Medicaid services in another jurisdiction;
(vi)	the Member’s physician prescribes the change in level of medical care;
(vii)	an adverse determination made with regard to preadmission screening requirements for nursing facility admissions on or after January 1, 1989; or
(viii)	the safety and health of individuals in the facility would be endangered, the Member’s health improves significantly to allow a more immediate transfer or discharge, an immediate transfer or discharge is required by the Member’s urgent medical needs, or a Member has not resided in the nursing facility for thirty (30) calendar days (which applies only to adverse Actions for nursing facility transfers).
(2)	A Member may file an Appeal of a CONTRACTOR action within ninety (90) calendar days of receiving the CONTRACTOR’s Notice of Action. The legal guardian of the Member for minors or incapacitated adults, a representative of the Member as designated in writing to the CONTRACTOR, or a provider acting on a Member’s behalf with the Member’s written consent, has the right to file an Appeal of an Action on behalf of the

Member. The CONTRACTOR shall consider the Member, representative, or estate representative of a deceased Member as parties to the Appeal.
(3)	The CONTRACTOR has thirty (30) calendar days from the date the oral or written Appeal is received by the CONTRACTOR to resolve the Appeal.
(4)	The CONTRACTOR shall have a process in place that assures that an oral inquiry from a Member seeking to Appeal an Action is treated as an Appeal (to establish the earliest possible filing date of the Appeal). An oral appeal must be followed by a written Appeal that is signed by the Member.
(5)	Within five (5) business days of receipt of the Appeal, the CONTRACTOR shall provide the appellant with written notice that the Appeal has been received and the expected date of its resolution. The CONTRACTOR shall confirm, in writing, receipt of oral Appeals, unless the Member or the provider requests an Expedited Resolution.
(6)	The CONTRACTOR may extend the thirty (30)-day timeframe by fourteen (14) calendar days if the Member requests the extension, or if the CONTRACTOR demonstrates to HSD/MAD that there is need for additional information, and the extension is in the Member’s best interest. For any extension not requested by the Member, the CONTRACTOR must give the Member written notice of the extension and the reason for the extension within two (2) business days of the decision to extend the timeframe.
(7)	The CONTRACTOR shall provide the Member and/or the representative a reasonable opportunity to present evidence, and allegations of the fact or law, in person, as well as in writing.
(8)	The CONTRACTOR shall provide the Member and/or the representative the opportunity, before and during the Appeals process, to examine the Member’s case file, including medical records, any other documents and records considered during the Appeals process. The CONTRACTOR shall include as parties to the Appeal, the Member and his/her representative, or the legal representative of a deceased Member’s estate.
(9)	For all Appeals, the CONTRACTOR shall provide written notice within the thirty (30)-day timeframe of the Appeal resolution to the Member and the provider, if the provider filed the Appeal. The written notice of the Appeal resolution in the Member’s favor, must include, but is not limited to, the following: (a) the result(s) of the Appeal resolution; and (b) the date it was completed. The written notice of the Appeal resolution not resolved wholly in favor of the Member must include, but is not limited to, the following information: (a) the right to request an HSD/MAD Fair Hearing and how to file for a Fair Hearing; (b) the right to request receipt of benefits while the Fair Hearing is pending, and how to make the request; and (c) that the Member may be held liable for the cost of those benefits if the Fair Hearing decision upholds the CONTRACTOR’s Action.
(10)	The CONTRACTOR may continue Covered Services and other benefits while the Appeal and/or the HSD/MAD Fair Hearing process is pending. The CONTRACTOR shall continue the Member’s Covered Services and other benefits if all of the following are met:

(a)	the Member or the provider files a timely Appeal of the CONTRACTOR Action (within thirteen (13) calendar days of the date the CONTRACTOR mails notice of Action);
(b)	the Appeal involves the termination, suspension, or reduction of a previously authorized course of treatment. This does not include a new annual authorization for services which may be lower than provided in the previous year;

(c)	the services were ordered by an authorized provider;
(d)	the time period covered by the original authorization has not expired; and

(e)	the Member requests an extension of the benefits.
(11)	The CONTRACTOR shall provide Covered Service and other benefits until one of the following occurs:
(a)	the Member withdraws the Appeal;
(b)	ten (10) business days have passed since the date the CONTRACTOR mailed the resolution letter, providing the resolution of the Appeal was against the Member and the Member has taken no further action;
(c)	HSD/MAD issues a hearing decision adverse to the Member; or
(d)	the time period or service limits or a previously authorized service has expired.
(12)	If the final resolution of the Appeal is adverse to the member, that is, the CONTRACTOR’s Action is upheld, the CONTRACTOR may recover the cost of the services furnished to the Member while the Appeal was pending to the extent that services were furnished solely because of the requirements of this section, and in accordance with the policy set forth in 42 C.F.R. §431.230(b).
(13)	If the CONTRACTOR or HSD/MAD reverses a decision to deny, limit, or delay services and these services were not furnished while the Appeal was pending, the CONTRACTOR must authorize or provide the disputed services promptly and as expeditiously as the Member’s health condition requires.
(14)	If the CONTRACTOR or HSD/MAD reverses a decision to deny, limit, or delay services and the Member received the disputed services while the Appeal was pending, the CONTRACTOR must pay for these services.
(D)	Expedited Resolution of Appeals
(1)	The CONTRACTOR shall establish and maintain an Expedited Review process for Appeals when the CONTRACTOR determines that taking the time for a standard resolution could seriously jeopardize the member’s life or health or ability to attain, maintain, or regain maximum function. Such a determination is based on:
(a)	a request from a Member;

(b)	a provider’s support of the Member’s request;

(c)	a provider’s request on behalf of the Member; or

(d)	the CONTRACTOR’s independent determination.
(2)	The CONTRACTOR shall ensure that the Expedited Review process is convenient and efficient for the Member.
(3)	The CONTRACTOR shall resolve the appeal within three (3) business days of receipt of the request for an Expedited Appeal, if the request meets the definition of an Expedited Appeal. In addition to written resolution notice, the CONTRACTOR shall also make reasonable efforts to provide and document oral notice.
(4)	The CONTRACTOR may extend the timeframe by up to fourteen (14) calendar days if the Member requests the extension, or the CONTRACTOR demonstrates to HSD/MAD that there is need for additional information, and the extension is in the Member’s best interests. For any extension not requested by the Member, the CONTRACTOR shall make reasonable efforts to give the Member prompt verbal notification and follow-up with a written notice within two (2) business days.
(5)	The CONTRACTOR shall ensure that punitive action is not taken against a Member or a provider who requests an Expedited Resolution or a provider who requests an Expedited Resolution or supports a Member’s Expedited Appeal.
(6)	The CONTRACTOR shall provide Expedited Resolution of an Appeal, if it meets expedited criteria, in response to an oral or written request from the Member or provider on behalf of a Member.
(7)	The CONTRACTOR shall inform the Member of the limited time available to present evidence and allegations in fact or law.
(8)	If the CONTRACTOR denies a request for an Expedited Resolution of an Appeal, it shall:
(a)	transfer the Appeal to the thirty (30)-day timeframe for standard resolution, in which the thirty (30)-day period begins on the date the CONTRACTOR received the request;
(b)	make reasonable efforts to give the Member prompt oral notice of the denial, and follow-up with a written notice within two (2) business days; and
(c)	inform the Member in the written notice of the right to file an Appeal if the Member is dissatisfied with the CONTRACTOR’s decision to deny an Expedited Resolution.
(9)	The CONTRACTOR shall document in writing all oral requests for Expedited Resolution and shall maintain the documentation in the case file.

(E)	Special Rule for Certain Expedited Service Authorization Decisions

In the case of Expedited Service Authorization decisions that deny or limit services, the CONTRACTOR shall, within seventy-two (72) hours of receipt of the request for service, automatically file an appeal on behalf of the Member, make best effort to give the Member oral notice of the decision of the automatic Appeal, and make a best effort to resolve the Appeal. For purpose of this section, an “Expedited Service Authorization” is a certification requesting for urgently needed care or services.

(F)	Information About Grievance System to Network Providers

The CONTRACTOR must provide information specified in 42 C.F.R. §438.10(g)(1) about its grievance system to all providers and subcontractors at the time they enter into a contract.

(G)	Grievance and/or Appeal Files
(1)	All Grievance and/or Appeal files shall be maintained in a secure, designated area and be accessible to the State upon request, for review. Grievance and/or Appeal files shall be retained for ten (10) years following the final decision by the CONTRACTOR, HSD/MAD, judicial appeal, or closure of a file, whichever occurs later.
(2)	The CONTRACTOR shall have procedures for assuring that files contain sufficient information to identify the Grievance and Appeal, the date it was received, the nature of the Grievance and/or Appeal, all correspondence between the CONTRACTOR and the Member, the date the Grievance and/or Appeal is resolved, the resolution, and notices of final decision to the Member and all other pertinent information.
(3)	Documentation regarding the grievance shall be made available to the Member, if requested.
(H)	Reporting
(1)	The CONTRACTOR shall provide information requested or required by the State or CMS.
(2)	The CONTRACTOR shall provide the State monthly reporting of all provider and Member Grievances, Appeals, and Fair Hearings utilizing the State provided reporting templates and Grievance codes. The CONTRACTOR shall provide a monthly report to the State of the analysis of all provider and Member Grievances, Appeals, and Fair Hearings received from or about Members, by the CONTRACTOR or its subcontractors, during the quarter. The analysis will include the identification of any indications of trends as well as any interventions taken to address those trends. This reporting will adhere to the timelines and procedures set forth in the Reporting Matrix, Appendix B.
(I)	Provider Grievance and Appeals

The CONTRACTOR shall establish and maintain written policies and procedures for the filing of provider grievances and appeals. A provider shall have the right to file a grievance or an appeal with the CONTRACTOR. Provider grievances or appeals shall be resolved within thirty (30) calendar days. If the provider grievance or appeal is not resolved within thirty (30) calendar days, the CONTRACTOR shall request a fourteen (14) day extension from the provider. If the provider requests the extension, the extension shall be approved by the CONTRACTOR. A provider shall have the right to file an appeal with the CONTRACTOR regarding provider payment issues and/or utilization management decisions.
3.11	FIDUCIARY RESPONSIBILITIES
(A)	Financial Viability
(1)	Net Worth. The CONTRACTOR shall, at all times, be in compliance with the net worth requirements set for in the New Mexico Insurance Code, NMSA 1978, §§59A-1-1, et seq.
(2)	Working Capital Requirements. The CONTRACTOR must demonstrate and maintain working capital as specified below. For purposes of this Agreement, working capital is defined as current assets minus current liabilities. Throughout the terms of this Agreement, the CONTRACTOR must maintain a positive working capital, subject to the following conditions:
(a)	If a CONTRACTOR’s working capital falls below zero, the CONTRACTOR must submit a written plan to reestablish a positive working capital balance for approval by the State.
(b)	The State may take any action they deem appropriate, including termination of this Agreement, if the CONTRACTOR:
(i)	does not propose a plan to reestablish a positive working-capital balance within a reasonable period of time;
(ii)	violates a corrective action plan; or
(iii)	the State determines that the negative working capital cannot be corrected within a reasonable time.
(B)	Financial Stability
(1)	Financial Stability Plan. Throughout the term of this Agreement, the CONTRACTOR must:
(a)	comply with and is subject to all applicable state and federal laws and regulations including those regarding solvency and risk standards. In addition to the requirements imposed by state and federal law, the CONTRACTOR shall be required to meet specific Medicaid financial requirements and to present to the State or its agent, any information and records deemed necessary to determine its financial condition. The response to requests for information and records shall be delivered to the State, at not cost to the State, in a reasonable time from the date of the request or as specified herein;

(b)	remain financially stable;

(c)	immediately notify the State when the CONTRACTOR has reason to consider insolvency or otherwise has reason to believe it or any subcontractor is other than financially sound and stable, or when financial difficulties are significant enough for the Chief Executive Officer or Chief Financial Officer to notify the CONTRACTOR’s board of the potential for insolvency; and
(d)	procure and maintain such insurance as is required by current applicable state and federal law and regulations. Such insurance shall include, but is not limited to, the following:
(i)	Liability insurance for loss, damage, or injury (including death) of third parties arising from acts or omissions on the part of the CONTRACTOR, its agents and employees;

(ii)	Workers’ compensation;

(iii)	Unemployment insurance;

(iv)	Reinsurance, unless waived by the State pursuant to Article 3.11(B);
(v)	Automobile insurance to the extent applicable to the CONTRACTOR’s operations; and
(vi)	Health insurance for employees as further set forth in Article 39.
(2)	Insolvency Reserve Requirement
(a)	The CONTRACTOR shall maintain a reserve account to ensure that the provisions of Covered Services to Members are not at risk in the event of the CONTRACTOR’s insolvency. The CONTRACTOR shall comply with all state and federal laws and regulations regarding solvency, risk, and audit and accounting standards.
(b)	Per Member Cash Reserve. The CONTRACTOR shall deposit an amount equal to three percent (3%) of the monthly capitated payments per Member into a reserve account with an independent trustee during each month of the first year of this Agreement. The CONTRACTOR shall maintain this cash reserve for the duration of this Agreement. The State shall adjust this cash reserve requirement annually, as needed, based on the number of CONTRACTOR’s Members. The cash reserve account may be accessed solely for payment for Covered Services to the CONTRACTOR’s Members in the event that CONTRACTOR becomes insolvent. Money in the cash reserve account remains the property of the CONTRACTOR, including any interest earned. The CONTRACTOR shall be permitted to invest its cash reserves with the State’s approval and consistent with the Division of Insurance regulations and guidelines.
(c)	The CONTRACTOR may satisfy all or part of the Insolvency Reserve Requirement in Section 3.11(B)(2)(b) in writing with evidence of adequate protection through any combination of the following that are approved by the

State: net worth of the CONTRACTOR (exclusive of any restricted cash reserve); performance guarantee; insolvency insurance; irrevocable letter of credit; surety bond; and/or a formal written guarantee from the CONTRACTOR’s parent organization. At least fifty percent (50%) of the total Insolvency Reserve must be in restricted cash reserves.
(3)	Fidelity Bond Requirements. The CONTRATOR shall maintain in force a fidelity bond in the amount specified under the Insurance Code, NMSA 1978, §§59A-1-1, et seq.
(C)	Other Financial Requirements
(1)	Auditing and Financial Requirements. The CONTRACTOR must:
(a)	ensure that an independent financial audit of the CONTACTOR is performed annually. This audit must comply with the following requirements:
(i)	provide the State with the CONTRACTOR’s most recent audited financial statements; and
(ii)	provide an independent auditor’s report on the processing of the transactions.
(b)	submit on an annual basis after each audit a representation letter signed by the CONTRACTOR’s Chief Financial Officer and its independent auditor certifying that its organization is in sound financial condition and that all issues have been fully disclosed;
(c)	immediately notify the State of any material negative change in the CONTRACTOR’s financial status that could render the CONTRACTOR unable to comply with any requirement of this Agreement, or that is significant enough for the Chief Executive Officer or Chief Financial Officer to notify its Board of the potential for insolvency;
(d)	notify the State in writing of any default of its obligations under this Agreement, or any default by a parent corporation on any financial obligation to a third party that could in any way affect the CONTRACTOR’s ability to satisfy its payment or performance obligations under this Agreement;
(e)	advise the State no later than thirty (30) calendar days prior to execution of any significant organizational changes, new contracts, or business ventures, being contemplated by the CONTRACTOR that may negatively impact the CONTRACTOR’s ability to perform under this Agreement; and
(f)	refrain from investing funds in, or loaning funds to, any organization in which a director or principal officer of the CONTRACTOR has an interest.
(2)	Inspection and Audit for Solvency Requirements. The CONTRACTOR shall meet all requirements for licensure within the State with respect to inspection and auditing of financial records. The CONTRACTOR shall also cooperate with the State or its designee, and provide all financial records required by the State or its designee so that they may inspect and audit the CONTRACTOR’s financial records at least annually or at the State’s discretion.
(3)	Third-Party Liability. THE CONTRACTOR is responsible for identification of third-party coverage of Members and coordination of benefits with applicable third-parties, including Medicare. The CONTRACTOR shall inform the State of any Member who has other health care coverage. The CONTRACTOR shall provide documentation to the State enabling the State to pursue its rights under state and federal law and regulations. Documentation includes payment information on enrolled Members as requested by the State, to be delivered within twenty (20) business days from receipt of the request. Other documentation to be provided by the CONTRACTOR includes a quarterly listing of potential accident and personal injury cases that are known or should have been known to the CONTRACTOR. The CONTRACTOR has the sole right of subrogation, for twelve (12) months from the initial date of service to a Member, to initiate recovery or attempt to recover any third-party resources available to Members.

The CONTRACTOR and the State shall jointly develop and agree upon a reporting format to carry out the requirements of this Section. However, if the agreed upon format cannot be developed, the State retains the right to make a final determination of the reporting format.
(4)	Timely Payments. The CONTRACTOR shall make timely payments to both its Network Providers and Non-Network Providers as follows:
(a)	The CONTRACTOR shall promptly pay for all covered emergency services, including Medically Necessary testing to determine if a medical emergency exists, that are furnished by Non-Network Providers. This includes all covered emergency services provided by a nonparticipating provider, including those when the time required to reach the CONTRACTOR’s facilities or the facilities of a provider with which the CONTRACTOR has contracted, would mean risk of permanent damage to the Member’s health. The CONTRACTOR shall pay at least the HSD/MAD fee-for-service rates for services provided to Members unless otherwise negotiated with a provider.
(b)	The CONTRACTOR shall pay ninety percent (90%) of all Clean Claims from practitioners who are in individual or group practice or who practice in shared health facilities within thirty (30) calendar days of date of receipt, and shall pay ninety-nine percent (99%) of all such Clean Claims within ninety (90) calendar days of receipt. The CONTRACTOR must abide by the following specifications: the date of receipt is the date the CONTRACTOR receives the claim as indicated by its date stamp on the claims; and the date of payment is the date of the check of other form of payment.
(c)	The CONTRACTOR shall submit monthly Clean Claim timeliness reporting as required by the State.
(d)	Consistent with the requirements of HSD/MAD Program Manual, which applies to Clean Claims submitted electronically, and New Mexico law and regulations, the CONTRACTOR shall pay interest at the rate of one and one-half percent (1 1/2%) a month on:

(i)	the amount of a Clean Claim electronically submitted by a Network Provider and not paid within thirty (30) calendar days of date of receipt; and
(ii)	the amount of a Clean Claim manually submitted by a Network Provider and not paid within forty-five (45) calendar days of date of receipt.

Interest payments shall accrue and begin on the 31st day for electronic submissions and the 46th day for manual submissions.
(e)	At the inception of this Agreement, the CONTRACTOR shall provide the State with its proposed turn-around time for processing Clean Claims, such turn-around time shall meet or exceed the turnaround times identified in subsection (b) above except that for claims from day activity providers, assisted living providers, and home care agencies including PCO and D&E waiver providers such turnaround times shall be ninety-five percent (95%) of claims within a time period of no greater than fourteen (14) calendar days and ninety-nine percent (99%) of clams within a time period of no greater than twenty-one (21) calendar days, provided that such claims meet the definition of Clean Claims, are submitted electronically and meet all HIPAA transaction standards. Based on this information, the State shall prepare a Letter of Direction (LOD) setting forth acceptable turn-around times for processing Clean Claims and payment to these specified providers. Failure to comply with prompt payment standards identified in subsection (b) above is subject to State Sanctions outlined in this Agreement. Interest payments on claims will accrue in accordance with subsection (d) above
(D)	Other Fiduciary Requirements

Special contract provisions as required by 42 C.F.R. §438.6(c)(5), relating to reinsurance, stop-loss limits or other risk-sharing methodologies must be computed on an actuarially sound basis.

(E)	Reinsurance

The CONTRACTOR shall have and maintain a minimum of one million dollars ($1,000,000.00) in reinsurance protection against financial loss due to outlier (catastrophic) cases or maintain self-insurance acceptable to the State. The CONTRACTOR shall submit to the State such documentation as is necessary to prove the existence of this protection, which may include policies and procedures of reinsurance. Information provided to the State on the CONTRACTOR’s reinsurance must be computed on an actuarially sound basis. The CONTRACTOR may request that the State remove this requirement by providing sufficient documentation to the State that the CONTRACTOR has adequate protection against financial loss due to outlier (catastrophic) cases. The State shall review such documentation and at is discretion, deem this requirement to be met.

(F)	Financial Reporting

The CONTRACTOR shall provide to the State financial reports in accordance with the schedule, definitions, format, assumptions, and other specifications required by the State, including those financial reports described in Appendix B.

3.12	PROGRAM INTEGRITY

The CONTRACTOR shall:
(A)	have written policies and procedures to address prevention, detection, preliminary investigation, and reporting of potential and actual Medicaid fraud and abuse that articulate the CONTRACTOR’s commitment to comply with all state and federal standards. The policies and procedures shall address how coordination with DOH will occur in the case of fraud and abuse in nursing facilities;
(B)	have a comprehensive internal program that includes the designation of a compliance officer ands a compliance committee that are accountable to senior management to prevent, detect, preliminarily investigate and report potential and actual program violations to help recover funds misspent due to fraudulent actions while enforcing standards through well-publicized disciplinary guidelines;
(C)	have an effective training and education program for the compliance officer and the CONTRACTOR’s employees and have specific controls for prevention, such as claim edits, post processing, review of claims, provider profiling and credentialing, prior authorizations, utilization/quality management and relevant provisions in the CONTRACTOR’s contracts with its Network Providers and subcontractors;
(D)	cooperate with the Medicaid Fraud Control Unit (MFCU), DOH, DEA, FBI and other investigatory agencies;
(E)	comply with the CMS Medicaid Integrity Program and the Deficit Reduction Act of 2005;
(F)	establish effective lines of communication between the compliance officer and the CONTRACTOR’s employees to facilitate the oversight of systems that can monitor service utilization and encounters for fraud and abuse and have a provision for a prompt response to detected offenses, and for the development of corrective action initiatives relating to the CONTRACTOR’s contract. The CONTRACTOR shall demonstrate how coordination with DOH will occur as related to the monitoring of nursing facilities;
(G)	immediately report to the State any activity giving rise to a reasonable suspicion of fraud and abuse, including aberrant utilization derived from provider profiling. The CONTRACTOR shall promptly conduct a preliminary investigation and report the results of the investigation to the State. A formal investigation shall not be conducted by the CONTRACTOR but the full cooperation of the CONTRACTOR as mutually agreed to in writing between the parties during the formal investigation will be required; and
(H)	send to the State as required, the names of all providers identified with aberrant utilization according to provider profiling the cause of the aberrancy, and not use the CONTRACTOR’s determination as to whether questionable patterns in provider profiles are acceptable or not, as a basis to withhold this information from the State. As required in 42 C.F.R. §455.17, the CONTRACTOR shall report to the State:
(a)	the number of complaints of fraud and abuse made that warranted preliminary investigation; and

(b)	for each complaint which warrants investigation, supply the: (1) name and ID number; (2) source of complaint; (3) type of provider; (4) nature of complaint; (5) approximate dollars involved; and (6) legal and administrative disposition of the case.
(I)	The CONTRACTOR and all its subcontractors shall:
(a)	establish written policies and for all their employees, agents, or contractors; provide detailed information regarding the New Mexico Medicaid False Claims Act, NMSA 1978, §§27-14-1, et seq.; and the Federal False Claims Act established under sections 3729 through 3733 of title 31, United States Code; administrative remedies for false claims and statement established under chapter 38 of Title 31, United States Code, including but not limited to, preventing and detecting fraud, waste, and abuse in Federal health care programs (as defined in Section 1128B(f) of the Social Security Act);
(b)	include as part of such written policies, detailed provisions regarding the entity’s policies and procedures for detecting and preventing fraud, waste, and abuse, and
(c)	include in any employee handbook, a specific discussion of the laws described in subparagraph (a), the rights of employees to be protected as whistleblowers, and the CONTRACTOR’s or subcontractor’s policies and procedures for detecting and preventing fraud, waste, and abuse.
(d)	The State, at its sole discretion, may exempt the CONTRACTOR from the requirements set forth in this section; however, the State shall not exclude a CONTRACTOR or subcontractor that receives at least $5,000,000 in annual payments from the State.

(e)	The following definitions apply to this section:
(i)	an “employee” includes any officer or employee of the CONTRACTOR;
(ii)	a “subcontractor” or “vendor” includes any agent or person which or who, on behalf of the CONTRACTOR, furnishes, or otherwise authorizes the furnishing of Medicaid or other health care program items or services, performs billing or coding functions or is involved in monitoring of health care provided by the provider.
3.13	SYSTEM REQUIREMENTS
(A)	General Requirements

The CONTRACTOR’s Management Information System (MIS) shall be capable of accepting, processing, maintaining, and reporting specific information necessary to the administration of the CLTS program by a date specified by the State to be no later than one (1) month prior to program implementation. The CONTRACTOR is required to use the file layouts and data requirements included in the MCO/CSP Systems Manual, along with any HIPAA requirements and implementation and companion guides. The CONTRACTOR will work with the State to implement the HIPAA standard x12 transaction formats (834 and 820/835).
(B)	System Hardware, Software and Information Systems Requirements

The CONTRACTOR is required to maintain system hardware, software, and information systems (IS) resources sufficient to provide the capacity to:
(1)	accept, transmit, maintain, and store electronic data and enrollment roster files;
(2)	accept, process, maintain, and report specific information necessary to CLTS program administration and other contracted service arrangements, including but not limited to, data pertaining to providers, Members, claims, encounters, grievance and appeals, disenrollment for other than loss of Medicaid eligibility and HEDIS and other quality measures; comply with the most current federal standards for encryption of any data that is transmitted via the internet by the CONTRACTOR or its subcontractors.
(3)	conduct automated claims processing in current HIPAA compliant formats;
(4)	accept and maintain at least a ten (10) digit Member identification number to be used for all communication to the State and is cross-walked to the CONTRACTOR’s assigned universal Member number, and which is used by the Member and Providers for identification, eligibility verification, and claims adjudication by the CONTRACTOR and all subcontractors;
(5)	estimate the number of records to be received from providers and subcontractors; monitor and transmit electronic encounter data to the State according to encounter data submission standards, in order to monitor the completeness of the data being received and to detect providers or subcontractors who are transmitting partial or no records;
(6)	disseminate electronically enrollment information to Network Providers and subcontractors/vendors within twenty-four (24) hours of receipt of information or, at a minimum, ensure that current eligibility information is available to Network Providers for eligibility verification within twenty-four (24) hours of receiving this information, via a website, automated voice response system, or other means. Network Providers must be able to verify eligibility on weekends, holidays, and after normal business hours;
(7)	maintain a website for dispersing information to Network Providers and Members, and be able to receive comments electronically and respond when appropriate, including responding to practitioner e-prescribing transactions for eligibility and formulary information;

(8)	transmit data electronically over a web-based FTP server;
(9)	receive data elements associated with identifying Members who are receiving ongoing Covered Services under fee-for-service Medicaid or from another MCO and using, where possible, the formats that the State uses to transmit similar information to an MCO;
(10)	transmit to the State or another MCO data elements associated with its Members who have been receiving ongoing Covered Services within its organization or under another contractual arrangement;
(11)	have an automatic access system for Network Providers to obtain Member enrollment information. Address the cross-reference capability of the system to the Member’s ten-

digit identification number designated by the State to the Member’s social security number, and the Member’s most current category of eligibility; and

(12)	maintain a system backup and recovery plan.
(C)	Provider Network Information Requirements

The CONTRACTOR’s provider network capabilities shall include, but not be limited, to:
(1)	maintaining complete provider information for all Network Providers with the CONTRACTOR and its subcontractors and any other non-Network Providers who have provided services to date, including the provider’s Medicare number for processing Medicare crossover claims;
(2)	transmitting an initial Provider Network File, if the CONTRACTOR has not previously submitted a Provider Network File to HSD/MAD and on an ongoing basis, which must be sent along with encounter files, to include new Network Providers, new non-Network servicing providers, changes to existing providers and termination of provider status including provider type and specialties assigned according to HSD/MAD criteria and definitions;
(3)	providing a complete and accurate designation of each Network Provider according to data elements and definitions included in the MCO/CSP Systems Manual, including assignment of unique provider numbers to each type of certification the provider organization has, according to national standards (National Provider Identifier (NPI));
(4)	providing automated access to Members and providers of a Member’s PCP assignment;
(5)	using the NPI to identify health care providers and send a separate provider network file record for each unique combination of NPI, provider type, and ZIP code;
(6)	sending the tax ID (FEIN or SSN) for all providers and, for atypical providers, send a separate network file record for each unique combination of FEIN/SSN, provider type, and ZIP code;
(7)	ensuring that the provider type file contains no duplicate combinations of NPI or FEIN/SSN, provider type, and ZIP code; and
(8)	determining and reporting both billing and servicing provider types and specialties according to Medicaid provider type and specialty codes which are based on the provider’s licensure/certification and not the service that the provider is rendering.
(D)	Claims Processing Requirements

The CONTRACTOR and any of its Network Providers or subcontractors paying their own claims are required to maintain claims processing capabilities to include, but are not limited to:
(1)	accepting NPI and HIPAA-compliant formats for electronic claims submission;

(2)	accepting crossover claims from the COBA contractor via COBA files provided by the State’s Translator;

(3)	assigning unique identifiers for all claims received from providers;
(4)	standardizing protocol for the transfer of claims information between the CONTRACTOR and its Network Providers and subcontractors, audit trail activities, and the communication of data transfer tools and dates;
(5)	date stamping all claims in a manner that will allow determination of the calendar date of receipt;

(6)	meeting both federal and state standards for processing claims;

(7)	generating remittance advice to providers;
(8)	participating on a committee with the State to discuss and coordinate systems-related issues;
(9)	accepting from Network Providers and subcontractors only national HIPAA-compliant standard codes;
(10)	editing claims to ensure that services being billed are provided by providers licensed to render these services, that services are appropriate in scope and amount, that Members are eligible to receive the service, and that services are billed in a manner consistent with national coding criteria (e.g., discharge type of bill includes discharge date, rendering provider is always identified for facility and group practices, services provided in any inpatient/residential setting are coded with an inpatient type of bill, etc.);
(11)	developing and maintaining a HIPAA-compliant electronic billing systems for all providers submitting bills directly to the CONTRACTOR and requiring all subcontractor benefit managers to meet the same standards; and
(12)	using the Third Party Liability (TPL) file and the Medicare information provided on a monthly basis by HSD/MAD to coordinate benefits with other payers.
(E)	Member Information Requirements

The CONTRACTOR’s Member information requirements shall include, but are not limited to,
(1)	accepting, maintaining, and transmitting all required Member information;
(2)	generating Member information to Network Providers within twenty-four (24) hours of receipt of the enrollment roster from HSD/MAD. The CONTRACTOR must ensure that current eligibility information is available to subcontractors for eligibility verification on weekends and holidays;
(3)	assigning as the key Medicaid client ID number, the RECIP-MCD-CARD-ID-NO that is sent on the Enrollment Roster file, but accepting and using all four (4) occurrences of the Medicaid client ID number sent to the CONTRACTOR on the Enrollment Roster file for identification, eligibility verification and claims adjudication by the CONTRACTOR or any subcapitated contractors that pay claims. These numbers will be cross-referenced to the Member’s social security number and any internal number used in the CONTRACTOR’s system to identify Members;
(4)	meeting federal CMS and HIPAA standards for release of Member information, such requirement applying to all Network Providers and subcontractors. Standards are specified in the Medicaid Systems Manual and 42 C.F.R. §431.306(b);
(5)	tracking changes in the Member’s category of eligibility to ensure appropriate services are covered and appropriate application of co-payments;

(6)	maintaining accurate Member eligibility and demographic data;
(7)	providing automated access to Network Providers regarding Member eligibility. Automated Voice response systems, electronic verifications systems, and the use of swipe cards or smart cards would all be considered automated access. It is expected that the information would always be current, or if the information is out of date, that the information still be honored because the error would originate with the CONTRACTOR; and
(8)	transmitting an electronic interface file to HSD/MAD monthly no later than the 15th of the month to communicate the setting of care (nursing facility, PCO, and 1915(c) waiver) and Provider ID for Members with NF Level of Care.
(F)	Encounter and Network Provider Reporting Requirements

CMS requires that encounter data be used for rate-setting purposes and for reporting cost neutrality for services rendered under the 1915(C) waiver. Encounter data will also be used to determine compliance with performance measures and other requirements found in this Agreement, as appropriate. Therefore, submission of accurate and complete encounter data is a mandatory requirement.

HSD/MAD maintains oversight responsibility for evaluating and monitoring the volume, timeliness, and quality of encounter data submitted by the CONTRACTOR. If the CONTRACTOR elects to contract with a third party contractor to process and submit encounter data, the CONTRACTOR remains responsible for the quality, accuracy, and timeliness of the encounter data submitted to HSD/MAD. HSD/MAD shall communicate directly with the CONTRACTOR any requirements and/or deficiencies regarding quality, accuracy and timeliness of encounter data, and not with the third party contractor. The CONTRACTOR shall submit encounter data to HSD/MAD in accordance with the following:
(1)	Encounter Submission Media. The CONTRACTOR shall provide encounter data to HSD/MAD by electronic media, such as magnetic tape or direct file transmission. Paper submission is not permitted.
(2)	Encounter Submission Requirements. The CONTRACTOR shall meet the requirements of NMAC 8.305.10 and NMAC 8.306.10, with noted exceptions as stated in 3.13(F)(3).

The following Encounter and Network Provider File Submission and Reporting capabilities shall include, but are not limited to,
(3)	submitting to HSD/MAD fifty percent (50%) of the CONTRACTOR’s encounters within sixty (60) days of the date of service, at least seventy percent (70%) of its encounters within ninety (90) days and a total of ninety percent (90%) submitted within one hundred and twenty (120) days of the date of service, according to the specifications included in the MCO/CSP Systems Manual regardless of whether the encounter is from a subcontractor or sub-capitated arrangement.
(4)	submitting encounter files with no more than three percent (3%) error rate; submit corrections to ninety percent (90%) of any encounters that are denied by HSD/MAD within ten (10) business days of the notice of denial, with one hundred percent (100%) of corrections made within thirty (30) calendar days;

(5)	including the CONTRACTOR paid amount on each encounter submitted;
(6)	submitting adjustments/voids to encounters that have previously been accepted by HSD/MAD within thirty (30) days of the adjustment or voided claim by the CONTRACTOR;
(7)	having a written contractual requirement of its Network Providers and subcontractors that pay their own claims to submit encounters to the CONTRACTOR on a timely basis, which ensures that the CONTRACTOR can meet its timeline requirements for encounter submissions;
(8)	editing encounters prior to submission to prevent or decrease submission of duplicate encounters, encounters from providers not on the CONTRACTOR’s provider network file, and other types of encounter errors;
(9)	having a formal monitoring and reporting system to reconcile submissions and resubmission of encounter data between the CONTRACTOR and HSD/MAD to assure timeliness of submissions, resubmissions and corrections and completeness of data. The CONTRACTOR shall be required to report the status of its encounter data submissions overall on a form developed by the State;
(10)	complying with the most current federal standards for encryption of any data that is transmitted via the internet (also applies to subcontractors). A summary of the current CMS and HIPAA guidelines is included in the Medicaid Systems Manual;
(11)	complying with CMS standards for electronic transmission, security, and privacy, as may be required by HIPAA (also applies to subcontractors);
(12)	reporting all data noted as “required” in the HIPAA Implementation Guide and HSD/MAD’s Encounter Companion Guide; and
(13)	making necessary adjustments to the CONTRACTOR’s system capabilities in order to submit both paid and denied encounters when HSD/MAD is capable of accepting denied encounters.

ARTICLE 4 — LIMITATION OF COST
In no event shall capitation fees or other payments provided for in this Agreement exceed payment limits set forth in 42 C.F.R. §§447.361 and 447.362. In no event shall the State pay twice for the provision of services.
ARTICLE 5 — HSD/MAD AND ALTSD RESPONSIBILITIES
5.1	The State shall:
(A)	establish and maintain Medicaid eligibility information and transfer eligibility and enrollment information to ensure appropriate enrollment in and assignment to the CONTRACTOR. Eligibility and enrollment information shall consist of the Member’s name and social security number, the Member’s address and telephone number, the Member’s date of birth and gender, the availability of third-party coverage and the Member’s rate category, the Member’s State assigned identification number, and the Medicare number for dual eligibles, if known. This information shall be transferred electronically. The CONTRACTOR shall have the right to rely on eligibility and enrollment information transmitted by the State. Either party shall notify the other of possible errors or problems as soon as reasonably practicable;
(B)	support implementation deadlines by providing technical information at the required level of specificity in a timely fashion;
(C)	compensate the CONTRACTOR as specified in Article 6 — Compensation and Payment Reimbursement for CLTS;
(D)	provide a mechanism for Fair Hearings to review denials and UM decisions made by the CONTRACTOR;

(E)	monitor the effectiveness of the CONTRACTOR’s Quality Assurance Program;

(F)	review the CONTRACTOR’s grievance files, as necessary;
(G)	establish requirements for review and make decisions concerning the CONTRACTOR’s requests for disenrollment;
(H)	determine the period of time within which a Member cannot be reenrolled with a CONTRACTOR that successfully has required his/her disenrollment;
(I)	provide potential Members and Members with specific information about Covered Services, benefits, and MCOs from which to choose and Member enrollment;
(J)	have the right to receive solvency and reinsurance information from the CONTRACTOR, and to inspect the CONTRACTOR’s financial records as frequently as possible, but at least annually;
(K)	have the right to receive all information regarding third-party liability from the CONTRACTOR so that it may pursue its rights under state and federal laws and regulations and the State will provide the CONTRACTOR with information it possesses regarding third-party liability relating to the CONTRACTOR’s Members;

(L)	review the CONTRACTOR’s policies and procedures concerning Medicaid fraud and abuse until they are deemed acceptable;

(M)	provide the content, format, and schedule for the CONTRACTOR’s report submission;
(N)	inspect, examine, and review the CONTRACTOR’s financial records as necessary to ensure compliance with all applicable State and Federal laws and regulations;
(O)	monitor encounter data submitted by the CONTRACTOR and provide data elements for reporting;
(P)	provide the CONTRACTOR with specifications related to data reporting requirements;
(Q)	amend its fee-for-service and other provider agreements, or take such other action as may be necessary to encourage health care providers paid by the State to enter into contracts with the CONTRACTOR at the applicable Medicaid reimbursement rate for the provider, absent other negotiated arrangements, and encourage any Medicaid participating provider who is not contracted with the CONTRACTOR to accept the applicable Medicaid reimbursement as payment in full for Covered Services provided to a Member who is enrolled with the CONTRACTOR. The applicable Medicaid reimbursement rate is defined to exclude disproportionate share and medical education payments;
(R)	establish maximum enrollment levels to ensure that all MCOs maintain statewide enrollment capacity;
(S)	ensure that no requirement or specification established or provided by the State under this Agreement conflicts with the requirements or specifications established pursuant to HIPAA and is regulations; and
(T)	cooperate with the CONTRACTOR in the CONTRACTOR’s efforts to achieve compliance with HIPAA requirements. The CONTRACTOR shall be held harmless for implementation delays when the CONTRACTOR is not responsible for the cause of the delay.
5.2	The State and/or its fiscal agent shall implement electronic data standards for transactions related to managed health care. In the event that the State and/or its fiscal agent requests that the CONTRACTOR or its subcontractors deviate from or provide information called for in required and optional fields included in the standard transaction code sets established under HIPAA, such request shall be made by amendment to this Agreement.
5.3	Performance by the CONTRACTOR shall not be contingent upon time availability of State personnel or resources with the exception of specific responsibilities stated in the RFP and the normal cooperation that can be expected under this Agreement. The CONTRACTOR’s access to State personnel shall be granted as freely as possible. However, the competency/sufficiency of HSD/MAD or ALTSD staff shall not be a reason for relieving the CONTRACTOR of any responsibility for failing to meet required deadlines or producing unacceptable deliverables. To the extent the CONTRACTOR is unable to perform any obligation or meet any deadline under this Agreement because of the failure of the State to perform its specific responsibilities under this Agreement, the CONTRACTOR’s performance shall be excused or delayed, as appropriate. The CONTRACTOR shall provide the State with written notice as soon as possible, but in no event later than the expiration of any deadline or date for performance, that identifies the specific responsibility that the State has failed to meet, as well as the reason that the State’s failure impacts the CONTRACTOR’s ability to meet its performance obligations under this Agreement.
5.4	Upon becoming aware of any claim or information that may have an impact on the CONTRACTOR or the services to be performed by the CONTRACTOR under this Agreement, the State shall promptly provide the CONTRACTOR with written notice of such claim or information.
ARTICLE 6 — PAYMENT AND FINANCIAL PROVISIONS
6.1	General Financial Provisions
(A)	~~The State shall pay to the CONTRACTOR in full payment for services satisfactorily performed pursuant to the Scope of Work an amount, including all applicable taxes and expenses not to exceed for SFY09.~~
(B)	Capitation Rates. The State will make payments to the CONTRACTOR for the CLTS Benefit Package provided under this Agreement that are properly delivered to eligible Members in accordance with and subject to all applicable federal and state laws, regulations, rules, billing instructions, bulletins, as amended, and in accordance with the payment and financial provisions in this Article 6 and the Capitation Rates contained in the attached schedule.
(1)	The State shall meet with the CONTRACTOR annually to explain the Capitation Rates offered by the State.
(2)	The Capitation Rates developed, discussed and negotiated between the State and the CONTRACTOR are considered confidential.
(3)	On an annual basis, the State shall incorporate by amendment the Capitation Rates by Cohort into the Agreement as provided on the attached schedule; provided, however, that the State may, subject to notification to the CONTRACTOR, amend the Capitation Rates by Cohort and/or add additional Cohorts at such other times as may be necessary to reflect changes in federal or state law, including but not limited to those relating to eligibility, Covered Services, or copayments.
(C)	Financial Risk. The CONTRACTOR shall assume full financial risk for all medical and administrative expenditures for all Medicaid benefits provided to the applicable Cohort Members State Fiscal Year 2009 and for any and all costs incurred by the CONTRACTOR in excess of the capitation payments. Interest generated through investment of funds paid to the CONTRACTOR pursuant to this Agreement shall be considered as revenue earned by the CONTRACTOR.
(D)	Quarterly Payments. The State will make quarterly payments to the CONTRACTOR in accordance with the rates of payments set forth herein for services rendered to Native Americans Members at IHS or Tribal 638 facilities in accordance with and subject to all applicable federal and state laws, regulations, rules, billing instructions, and bulletins, as amended. The amount of such quarterly payments will be determined through the submission by the CONTRACTOR of data that documents the expenses in a format specified by the State.
(E)	Capitation Rates for Future Contract Years. The Capitation Rates awarded with this RFP shall be effective for the time period shown on the attached rate sheet. The State will establish the rate for any and all future years under this Agreement based on the experience of year one (1) and other changes, including changes in the Scope of Work, new or amended federal or state laws or regulations, and adequate and sufficient funding.
(F)	Failure to Agree upon Capitation Rates. If the CONTRACTOR and the State fail to agree upon Capitation Rates at any time during the term of this Agreement, the CONTRACTOR shall have the option to terminate this Agreement or to agree to the final Capitation Rates proposed by the State within thirty (30) calendar days of receipt of the proposed amendment. If the CONTRACTOR terminates this Agreement, the CONTRACTOR shall be obligated to continue to provide Covered Services to Members, until such time as all Members are disenrolled from the CONTRACTOR’s plan but in no event longer than one-hundred eighty (180) days. The State reserves the right to adjust the contracted Capitation Rate(s) in an actuarially sound manner in order to account for changes in the factors from which those rates were established. The CONTRACTOR shall accept the current Capitation Rates set forth in this Agreement, as adjusted by the State in an actuarially sound manner as necessary to account for changes in eligibility, CLTS Benefit Package, adequate and sufficient funding, as payment in full for the Covered Services delivered to Members during a transition.
(G)	Performance Incentives and Sanctions. The State may provide incentives to the CONTRACTOR that receives exceptional grading during the procurement process and for ongoing performance under the Agreement for quality assurance standards, performance indicators, enrollment processing, fiscal solvency, access standards, encounter data submission, reporting requirements, Third Party Liability collections and marketing plan requirements as determined by the State by automatically assigning a greater number of Members to the CONTRACTOR determined by the State to warrant greater assignments of such Medicaid recipients. The State shall determine whether the CONTRACTOR has met, exceeded, or fallen below any and all such performance standards and shall provide the CONTRACTOR with written notice of such determinations. The CONTRACTOR shall be entitled to review the data resulting in such determination and shall respond within thirty (30) calendar days with any errors found. The CONTRACTOR may initiate negotiations to correct the errors. Any resulting negotiations and modifications shall be limited to correction of such errors, and shall not subject the entire Agreement to be reopened as provided for in this Agreement. If the CONTRACTOR does not request the State to open discussions regarding error corections, within forty-five (45) calendar days from the date of notice from the State, the incentives or sanctions may be implemented. The CONTRACTOR shall be entitled to dispute resolution under Article 15 for such incentives or sanctions.
(H)	Taxing Authority. To the extent, if any, it is determined by the appropriate taxing authority that performance of this Agreement by the COINTRACTOR is subject to taxation, the amounts paid by the State to the CONTRACTOR under this Agreement include such tax(es) and no additional amount shall be due by the State. Therefore, the amount paid by the State shall include all taxes that may be due and owing by the CONTRACTOR. The CONTRACTOR is responsible for reporting and remitting all applicable taxes to the appropriate taxing agency.
(I)	Funding and Approval. The parties to this Agreement understand and agree that the compensation and payment reimbursement for managed care is dependent upon federal and state funding and regulatory approvals. The parties further understand that program changes affecting the rate of compensation for CLTS are likely to occur during the term of this Agreement and further agree to the following if such program changes are implemented by the State during the term of this Agreement:

(1)	In the event that the State initiates a programmatic change affecting compensation and payment reimbursement for CLTS, the State shall, prior to initiating any such change, provide the CONTRACTOR with as much notice as is possible, given the circumstance, of the contemplated change and the effect it will have on compensation and payment reimbursement.
(2)	Upon notice of a (i) proposed program change; (ii) a change in government costs, taxes, or fees; or (iii) a benefit modification, e.g., a change or a final judicial decision affecting reimbursement rates, the CONTRACTOR may initiate negotiations for a modification of this Agreement concerning changes in compensation and payment reimbursement. Such programmatic changes and any resulting negotiations and modifications shall be limited to the change in compensation and payment reimbursement for CLTS Program changes, and shall not subject the entire Agreement to being reopened as provided for in this Agreement.
(3)	If the CONTRACTOR does not request the State to open discussions regarding a modification of this Agreement concerning the change in compensation and payment reimbursement for the CLTS Program changes within forty-five (45) calendar days from the date of notice from the State, then the change shall be implemented and become effective under the terms of this Agreement, subject to the continued actuarial soundness of such rates.
(J)	Treatment of Members. Members shall be held harmless against any liability for debts of the CONTRACTOR that were incurred within the Agreement in providing the CLTS benefit package to the Member, excluding any Member’s liability for copayments or Member’s liability for overpayment resulting from benefits paid pending the result of a Fair Hearing. The CONTRACTOR’s Network Providers have no obligation to continue to see Members for treatment if the Member fails to meet copayment obligations except in emergency situations.
6.2	Cohort Categories

The State will pay the CONTRACTOR, in accordance with this Article by Cohorts for Members for CLTS Covered Services according to Cohorts set forth in Appendix D.

6.3	Year-One Risk Adjustment to Capitation Rates for NF LOC Members
(A)	General Provisions
(1)	For year one of this Agreement, the State may elect to risk adjust the Capitation Rates for the mix of Members enrolled in the CONTRACTOR’s plan in the NF LOC Cohorts across level of care (NF Resident, PCO, and 1915(c) waiver service recipients). This provision will be a temporary feature of the CLTS Program in the first year of the program and will be one-time only.
(2)	If the State elects to implement this Section (Year-One Risk Adjustment to Capitation Rates for NF LOC Members), it will be accomplished using the methodology described in this Section. The State may elect to implement this feature for one or all of the NF LOC Cohorts.

(3)	The State will make effective any adjustments to the Capitation Rates in the seventh (7th) month of the CONTRACTOR’s receiving capitation payments for Members. Any adjustments determined under the terms of this Section will remain in effect until June 30, 2009, based upon actual and projected Membership.
(4)	The State will risk adjust Capitation Rates for the NF LOC Cohorts based upon Risk Adjustment Factors (RAFs), as calculated by the State’s actuaries from the PMPMs for each of the NF LOC populations (NF Resident, PCO, and 1915(c) waiver service recipients) that comprise the NF LOC Cohorts.
(5)	The State will ensure that any and all adjustments to the Capitation Rates for the NF LOC Cohorts meet the State’s test of budget neutrality through the use of an algorithm to scale total Capitation Rate payments for year one across both CONTRACTORS to previously-approved Capitation Rates by CMS. In order to be budget neutral, the State shall recoup prior overpayments from one MCO and adjust the other MCO’s Capitation Rates to reflect this recoupment.
(6)	The State shall immediately notify the CONTRACTOR of its intent to invoke the provisions set forth in Section 6.3, but no later November 30, 2008.
(B)	Timing of Risk Adjusted Capitation Rates in Year One
(1)	The Capitation Rates for the NF LOC Cohorts will not be risk adjusted for dates-of-service from the initial enrollment date through the end of the first geographic roll-out period set forth in Section 3.3(F)(7).
(2)	For the months from January 1, 2009 through June 30, 2009, the Capitation Rates will reflect a risk adjustment based on the methodology described below.
(C)	NF LOC Cohorts Year One Risk Adjusted Capitation Rates for Januaryl 1, 2009 - June 30, 2009. A “Risk Adjusted Capitation Rate” for the NF LOC Cohorts will take effect in the final quarter of the first year of this Agreement. Based upon the State’s calculations, this Risk-Adjusted Capitation Rate could be higher, lower, or the same as the Capitation Rate paid to the CONTRACTOR for the months prior to January 1, 2009.
(D)	Risk Adjustment Factors. The State will use a Risk-Adjusted Factors (RAFs) that are actuarially sound and reflect the relative cost differential in PMPMs among Members of the NF LOC Cohorts, respectively, across NF LOC (NF Resident, PCO, and 1915(c) waiver service recipients). These RAFs are as follows:
CLTS RISK ADJUSTMENT FACTORS (RAFs)

	Dual NF LOC	Medicaid-Only
NF LOC	Cohort	NF LOC Cohort
NF RAF	1.23	1.23
PCO RAF	0.80	0.80
1915(c) RAF	0.80	0.80

(E)	Mix of Members. Prior to the beginning of the final quarter of the first year of this Agreement, the State will establish the total mix of Members for the first year for NF LOC Cohorts. This data will be used to calculate the Risk-Adjusted Capitation Rates for the period from January 1, 2009 through June 30, 2009 under this Section.
(1)	Cohort Mix A: First, the State will establish the mix of Members for the period prior to January 1, 2009, based upon the actual mix of Members from the initial enrollment date through the end of the first geographic roll-out period set forth in Section 3.3(F)(7). This data will be compared to the estimated mix of Members assumed when setting Capitation Rates paid to the CONTRACTOR for the initial phase of the enrollment period of the first contract year (i.e., the mix upon which the Capitation Rates from the initial enrollment month through the end of the first geographic roll-out period set forth in Section 3.3(F)(7).
(2)	Cohort Mix B: Second, the State will establish the mix of Members for the period of January 1, 2009 through June 30, 2009, based upon the projected mix of Members likely to enroll in the CONTRACTOR’s plan based upon the experience to date and the total CLTS eligible Membership. This mix will be used to set the Capitation Rates paid to the CONTRACTOR for the final three months of the first contract year.
(F)	The State will pay the CONTRACTOR the Risk Adjusted Capitation Rate for dates-of-service January 1, 2009 through June 30, 2009 of the first contract year.
(G)	The State will calculate a “Risk Adjusted Capitation Rate” for each Cohort in accordance with the following methodology:
(1)	The State will establish a “Risk-Adjusted Capitation Rate” for each Cohort based upon weighting two separate Capitation Rates (Capitation Rates A and B) by the mix of the total Membership across time periods. That weighted Capitation Rate shall be the new Capitation Rate paid to the CONTRACTOR for the date-of-service period January 1, 2009 through June 30, 2009 of the first contract year.
(2)	Capitation Rate A. The State will establish a new Capitation Rate for the initial period through the end of the first geographic roll-out period set forth in Section 3.3(F)(7) by multiplying: (1) the sum of the products of multiplying the mix of Members based upon Cohort Mix A by the Risk Adjustment Factor for each NF LOC, by (2) the Capitation Rate for this initial period of the first year (“Unadjusted Capitation Rate”)
Capitation Rate A = [(% NF * NF Resident RAF) + (%PCO * PCO RAF) + (%1915(c) recipients + 1915(c) RAF)] * Unadjusted Capitation Rate
(3)	Capitation Rate B. The State will establish a new Capitation Rate for the period beginning January 1, 2009 through June 30, 2009, by multiplying: (1) the sum of the products of multiplying the mix of Members based upon Cohort Mix B by the Risk Adjustment Factor for each NF LOC, by (2) the Capitation Rate for the initial period (i.e., Unadjusted Capitation Rate).
Capitation Rate B = [(% NF * NF Resident RAF) + (%PCO * PCO RAF) + (%1915(c) recipients + 1915(c) RAF)] * Unadjusted Capitation Rate

(4)	Risk Adjusted Capitation Rate. The State will establish a Risk-Adjusted Capitation Rate for the final quarter of the first year by weighing Capitation Rates A and B for the relative mix of total member months between the initial period and the projected final 6 months of the fiscal year.
Risk Adjusted Capitation Rate = [(Capitation Rate A * %Cohort A Member Months) + (Capitation Rate B * %Cohort B Member Months)}
(H)	The State will ensure that the Risk Adjusted Capitation Rate for the CONTRACTOR meets the test of budget neutrality as required by CMS. The State reserves the right to downwardly adjust the results of the methodology to establish Risk Adjusted Capitation Rates across the CONTRACTOR’s Cohorts through the use of an algorithm specifically designed to ensure that any and all adjustments to the Capitation Rates meet tests of budget neutrality as required by CMS.
(I)	The State’s execution of the risk methodology, as set forth in this Section, is subject to approval by CMS to grant a risk adjustment to the CONTRACTOR.
6.4	Payment Methodology
(A)	Capitation Rate Development
(1)	Actuarial Soundness. In determining Capitation Rates for all Cohorts, as described in this Article, the State shall calculate Actuarially-Sound Capitation Rates in accordance with all federal laws and regulations for which the CONTRACTOR provides the CLTS benefits package. The State shall make payments under capitated risk contracts, which are actuarially sound. Capitation Rates shall be developed in accordance with generally accepted actuarial principles and practices. Capitation Rates must be appropriate for the populations to be covered, the Covered Services to be furnished under this Agreement and be certified as meeting the foregoing requirements by actuaries. The actuaries must meet the qualification standards established by the American Academy of Actuaries and follow the practice standards established by the Actuarial Standards Board. Accordingly, the State’s offer of all Capitation Rates referred to in the attached schedule of this Agreement is contingent on both certification by the State’s actuary for actuarial soundness and final approval by CMS, prior to becoming effective for payment purposes. In the event such certification of approval is not obtained for any of all Capitation Rates, the State reserves the right to renegotiate or set these rates. The State’s decision to renegotiate or set the rates under this provision is binding on the CONTRACTOR.
(2)	FQHCs. In determining the Capitation Rate for each Cohort, the State shall include for the CLTS benefit package provided by FQHCs, the amount that would be paid by the HSD/MAD for such services on a fee-for-service basis.
(B)	Capitation Payment Process and Terms of Services
(1)	Timing of Capitation Payments. The State will make capitation payments to the CONTRACTOR on the first Friday of the enrollment month for all Members enrolled in that month and for any retroactive enrollments being made.

(2)	A Member can change from one Cohort to another due to a change in eligibility and status. Any change in the Member’s eligibility and status will occasion a change in the Member’s Cohort for which the CONTRACTOR is paid. The capitation payment to the CONTRACTOR will be based on the Member’s Cohort on the first day of the month that the NF LOC application is submitted on behalf of the Member. This may result in a retroactive capitation payment not to exceed six (6) months.
(3)	The State may recoup capitations paid previously for a Member if it is determined that the Member was ineligible during that period or did not receive the services in accordance with their service plan and assessed needs, or that the Member moved out of a covered region, or expired.
(4)	Monthly Capitation Amounts. The State shall pay the CONTRACTOR a monthly capitation amount for the provision of the CLTS benefit package for all services except for those rendered at IHS or Tribal 638 facilities.
(5)	Payment Reconcilliations. The State shall have the discretion to recoup capitation payments made by the State pursuant to the time periods governed by this Agreement for the following circumstances:
(a)	Member incorrectly enrolled with more than one MCO;
(b)	Members who die prior to the Enrollment month for which payment was made;
(c)	Members whom the State later determines were not eligible for Medicaid during the enrollment month for which payment was made;
(d)	In the event of an error which causes payment(s) to the CONTRACTOR to be issued by the State, the State shall recoup the full amount of the payment. Interest shall accrue at the statutory rate on any amounts not paid and determined to be due after the thirtieth (30th) day following the notice. Any process that automates the recoupment procedures will be discussed in advance by the State and the CONTRACTOR and documented in writing, prior to implementation of this new process. The CONTRACTOR has the right to dispute any recoupment action in accordance with this Agreement; and
(e)	For individuals who were enrolled in more than one MCO, the MCO from whom the capitation payment is recouped shall have the right to recoup incurred expenses from the MCO who retains the capitation payments.
(6)	Retroactive Payments for Members Reinstated
(a)	If a Member loses eligibility for any reason and is reinstated as eligible by the State before the end of the six (6) month period as described in Section 3.3(J), the CONTRACTOR must accept a capitation payment, made retroactively, for that month of eligibility and assume financial responsibility for all Covered Services received by the Member. The CONTRACTOR shall be paid a capitation rate at the appropriate cohort rate for any period of retroactive coverage. Additionally, for any period of retroactive coverage where the CONTRACTOR is responsible for services for which prior authorization and/or utilization management policies were unable to be enforced, payment to providers for Covered Services will be made at the lesser of a negotiated rate or the Medicaid fee-for-service rate.
(b)	The State must notify the CONTRACTOR of this retroactive capitation payment by the last day of the month.
(c)	If this notification if not made by the last day of the month, the CONTRACTOR may choose to refuse the retro capitation.
6.5	Supplemental Payments for Services to Native Americans
(A)	The State will pay the CONTRACTOR, on a quarterly basis, for the costs of services of Native Americans provided at IHS and Tribal 638 facilities. This payment shall be separate from the Capitation Rate process and be based upon the State’s validation of data provided by the CONTRACTOR to the State.
(B)	The payment that the State makes to the CONTRACTOR on a quarterly basis shall represent the State’s calculation of the reimbursement owed to the CONTRACTOR for payments made to the IHS or Tribal 638 facilities for those services. Reimbursement for these services is not included in the determination of Capitation Rates. If an IHS or Tribal 638 provider delivers services to the CONTRACTOR’s Member who is Native American, the CONTRACTOR shall reimburse the provider at the rate currently established for IHS facilities for federally leased facilities by the Office of Management and Budget (OMB), or, if the OMB rate does not apply, then the rate as developed by the State. OMB rates are published annually in the federal register.
(C)	The State shall make the first payment to the CONTRACTOR within six (6) weeks of the receipt of the CONTRACTOR’s validation of services paid to IHS or Tribal 638 facilities after the close of each quarter of providing services to Native Americans under this Section.
(D)	The CONTRACTOR shall submit a quarterly report to the State, including claims data, in a format specified by the State within thirty (30) calendar days of the end of the quarter of their payment for services provided to Native Americans under this Section.
(E)	The State shall make the final payment for the first contract year to the CONTRACTOR after the second quarter of the following fiscal year, when nearly all claims have been paid to prevent any under or over payment to the CONTRACTOR based on the State’s calculation of reimbursement to the CONTRACTOR.
6.6	Administrative Costs
(A)	Administrative Structure
(1)	Ceiling on Administrative Spending. The State shall set a ceiling on Administrative Spending under the terms of this Agreement. This ceiling shall be negotiated by the parties and shall be set forth in the attached Rate Sheet.
(2)	Report on Administrative Expenses. The CONTRACTOR will submit to the State, within forty-five (45) calendar days of the end of the state fiscal year, a report on all administrative expenses paid during the contract period. Such data, including claims data, shall be submitted in the format specified by the State to determine if the ceiling on administrative expenses has been exceeded by the CONTRACTOR.
(3)	Administrative Expenses. The following are the State’s designated administrative expense functions:
(a)	network development and contracting;

(b)	direct provider contracting;

(c)	credentialing/re-credentialing;

(d)	information systems;

(e)	encounter data collection and submission;

(f)	claims processing for select contractors;

(g)	Consumer Advisory Board;

(h)	Member Services;

(i)	training and education for providers and consumers;

(j)	financial reporting;

(k)	licenses;

(l)	taxes;

(m)	plant expense;

(n)	staff travel;

(o)	legal and risk management;

(p)	recruiting and staff training;

(q)	salaries and benefits;

(r)	non-medical supplies;

(s)	non-medical purchase service;

(t)	depreciation and amortization;

(u)	audits;

(v)	grievances and appeals;

(w)	capital outlay;

(x)	reporting and data requirements;

(y)	compliance;

(z)	profit;

(aa)	surveys;

(bb)	Quality Assurance;

(cc)	QI/QM;

(dd)	marketing and outreach;

(ee)	criminal background checks;

(ff)	Nurse Aide Training;
(gg)	Insurance premiums and associated costs for insurance coverage other than reinsurance; and

(hh)	postage costs.
(4)	Renegotiation. Upon mutual agreement of the parties, this requirement may be renegotiated pursuant to Article 12 due to revision of governmental or regulatory costs, taxes, or fees.
(5)	Special Mention of Certain Health Expenses. The State agrees that payments made by the CONTRACTOR to providers, including but not limited to payments relating to costs incurred by delegated providers in furnishing Covered Services and payments made through a provider quality incentive program are to be categorized as medical health expenses or services under this Agreement and are properly included by the CONTRACTOR in meeting the requirement that no less than the specified percentage of revenues are expended on medical health services under this Agreement. The CONTRACTOR agrees that any provider quality incentive program will be submitted to the State for approval and will utilize performance measures designed to provide an incentive to the CONTRACTOR’s provider network to improve quality, access, and satisfaction for Members.
6.7	Special Payment Requirements

This Section lists special payment requirements by provider type:
(A)	Reimbursement of Federally Qualified Health Centers (FQHCs)

FQHCs are reimbursed at one hundred percent (100%) of reasonable cost, as determined by the State or federal government, under a Medicaid fee-for-service or managed care program. The FQHC can waive its right to reasonable cost and elect to receive the rate negotiated with the

CONTRACTOR. During the course of the contract negotiations with the CONTRACTOR, the FQHC shall state explicitly that it elects to receive one hundred percent (100%) of reasonable costs or waive this requirement.
If the FQHC does not waive its right to receive reasonable costs, the CONTRACTOR shall be required to reimburse the FQHC at the Prospective Payment System rates. The Prospective Payment rate meets the CONTRACTOR’s responsibility toward the State’s obligation to reimburse FQHCs at 100% of reasonable costs as determined by the State’s external audit agenty.

The FQHC shall report annually to the State’s audit agent the reimbursement received from the CONTRACTOR. The State’s audit agent will perform a reconciliation annually based upon FQHC revenue and encounters. The State’s audit agent will submit an Accounting Transaction Request (ATR) to the State to initiate additional funding required to meet the 100% threshold or request recoupment of payments in excess of the 100% threshold.

(B)	Reimbursement for Family Planning Services

The CONTRACTOR shall reimburse Non-Network family planning providers for provision of services to the CONTRACTOR’s Members at a rate, which at a minimum equals the applicable Medicaid fee-for-service rate appropriate to the provider type.

(C)	Reimbursement for Women in the Third-Trimester of Pregnancy

If a pregnant Member in the third trimester of pregnancy has an established relationship with an obstetrical provider and desires to continue that relationship, and the provider is a Non-Network Provider, the CONTRACTOR shall reimburse the Non-Network Provider at the applicable Medicaid fee-for-service rate appropriate to the provider type.

(D)	Reimbursement for State Operated Long-Term Care Facilities

For year one of this Agreement, the CONTRACTOR shall pay the DOH for Members residing in the State’s Long-Term Care Facilities at no less than the current charge paid by Medicaid fee-for-service. For year two and remaining years of this Agreement, the CONTRACTOR shall pay DOH a negotiated rate.

(E)	Other Special Payment Requirements

In the event that the State obtains additional funding identified for increased reimbursement to specific service providers, the CONTRACTOR agrees that it will pass on all such additional funding less applicable taxes following the receipt of the additional funding by CONTRACTOR from the State. The CONTRACTOR shall make such payments only to those types of service providers identified by the State in writing and who are Network Providers, or through a delegated arrangement, with the CONTRACTOR. The CONTRACTOR and the State agree that the CONTRACTOR’s obligation under this Section to pass through any additional funding will require at least thirty (30) days prior written notice. The State and CONTRACTOR agree that no payments will be required to be made pursuant to this Section until the State has provided written approval of the payment process to be utilized by the CONTRACTOR to ensure that the process will meet the State’s audit requirements. The State reserves the right to direct payments to providers if the CONTRACTOR fails to comply with the pass-through requirements. The State and the CONTRACTOR shall develop a mechanism to report outcomes associated with the pass-through of funds.
(F)	Compensation For UM Activities

The CONTRACTOR shall ensure that, consistent with 42 C.F.R. §438.6(h) and §422.08, compensation to individuals or entities that conduct UM activities is not structured so as to provide incentives for the individual or entity to deny, limit, or discontinue services to any Member.

(G)	Special Circumstances for Pharmacy Reimbursement

Pharmacy services are reimbursed at the lower of an estimated acquisition cost, the negotiated contract rate for such services, or the Network Provider’s usual and customary charge. The acquisition cost is estimated as the lower of the Average Wholesale Price (AWP) minus fourteen percent (14%), the federal Maximum Allowable Cost (MAC) usually referred to as the Federal Upper Limit (FUL), or a State Allowed Cost (SAC).

The CONTACTOR may determine its formula for estimating acquisition cost and establishing pharmacy reimbursement. The CONTRACTOR must comply with the provisions of NMSA 1978, §27-2-16(B).

The CONTRACTOR is not required to cover all multi-source generic over-the-counter items. Coverage of over-the-counter items may be restricted in instances for which a practitioner has written a prescription and for which the item is an economical or preferred therapeutic alternative to prescription drug items. The CONTRACTOR shall:
(1)	cover brand name drugs and drug items not on the CONTRACTOR’s formulary or PDL when determined to be Medically Necessary by the CONTRACTOR, where an appropriate alternative drug is not on the CONTRACTOR’s formulary, or through a Fair Hearing process;
(2)	include on the CONTRACTOR’s formulary or PDL all multi-source generic drug items with the exception of items used for cosmetic purposes, items consisting of more than one therapeutic ingredient, anti-obesity items, items which are not Medically Necessary, and cough, cold, and allergy medications. This requirement does not preclude a CONTRACTOR from requiring authorization prior to dispensing a multi-source generic item;
(3)	cover Plan B as an over-the-counter drug for up to six (6) doses in a calendar year, and not require a physician’s signature; and
(4)	reimburse Family Planning Clinics, School-Based Health Clinics, and Department of Health Public Health Clinics for oral contraceptive agents and Plan B when dispensed to Members and billed using HCPC codes and CMS 1500 forms.
The CONTRACTOR shall make good faith efforts to subcontract with Pharmacy providers that offer Medicare Part D.

(H)	Provider Fee Increases. During the term of this Agreement, additional money may be made available by the State for provider fee increases. These increases may be for specific services, specific provider types, or a general fee increase for all providers. The CONTRACTOR is required to pay these fee increases as directed by the State within the applicable time period. Failure to comply with this Section may result in sanctions set forth in Article 8.2.
6.8	Reimbursement for Emergency Service
(A)	The CONTRACTOR shall ensure that acute general hospitals are reimbursed for Emergency Services which are provided pursuant to federal mandates, such as the “anti-dumping” law in the Omnibus Budget Reconciliation Act of 1989, PL 101-239 and 42 U.S.C. §1395(dd) (Section 1867 of the Social Security Act).
(B)	The CONTRACTOR may not refuse to cover Emergency Services based on an emergency room provider, hospital or fiscal agent not notifying the Member’s PCP, MCO, or applicable state agency of the Member’s screening and treatment within ten (10) calendar days of presentation for Emergency Services. If the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition exists, the CONTRACTOR shall pay for both the services involved in the screening examination and the services required to stabilize the Member. The Member who has an emergency medical condition may not be held liable for payment of subsequent screening and treatment needed to diagnose the specific condition or stabilize the Member as provided in 42 C.F.R. §438.114(d).
(C)	The CONTRACTOR is required to pay for all Emergency Services and post-stabilization care services that are medically necessary until the emergency medical condition is stabilized and maintained such that within reasonable medical probability, no material deterioration of the Member’s condition is likely to result from or occur during discharge of the Member or transfer of the Member to another facility. The attending emergency physician, or the provider actually treating the Member, is responsible for determining when the Member is sufficiently stabilized for transfer or discharge, and that determination is binding on the CONTRACTOR as responsible for coverage and payments pursuant to 42 C.F.R. §438.114.
(D)	If the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition does not exist, then the determining factor for payment liability is whether the Member had acute symptoms of sufficient severity at the time of presentation. In these cases, the CONTRACTOR shall review the presenting symptoms of the Member and shall pay for all services involved in the screening examination where the present symptoms (including severe pain) were of sufficient severity to have warranted emergency attention under the prudent layperson standard. If the Member believes that a claim for Emergency Services has been inappropriately denied by the CONTRACTOR, the Member may seek recourse through the CONTRACTOR or the State’s appeal process.
(E)	When the Member’s PCP or other CONTRACTOR representative instructs the Member to seek emergency care in network or out of network, the CONTRACTOR is responsible for payment at least at the negotiated network rate or for out of network providers, the Medicaid Fee-for-Service Fee Schedule, for the medical screening examination and for other medically necessary Emergency Services intended to stabilize the Member without regard to whether the Member meets the prudent layperson standard.

(F)	Any provider of Emergency Services that does not have in effect a contract with an MCO that establishes payment amounts for services furnished to a beneficiary enrolled in the MCO’s CLTS program must accept as payment in full no more than the amounts (less any payments for indirect costs of medical education and direct costs of graduate medical education) that it could collect if the beneficiary received medical assistance under this title other than through enrollment in such an MCO. In a State where rates paid to hospitals under the State Plan are negotiated by contract and not publicly released, the payment amount applicable under this subparagraph shall be the average contract rate that would apply under the State Plan for general acute care hospitals or the average contract rate that would apply under such plan for tertiary hospitals.
6.9	Assignment of Responsibility for Member Care
(A)	The State is responsible for payment of all inpatient facility and professional services provided from date of admission until the date of discharge, if a Member is hospitalized prior to the date of enrollment.
(B)	If the Member is hospitalized at the time of disenrollment from CLTS or upon an approved switch from one MCO to another, the CONTRACTOR shall be responsible for payment for all covered inpatient facility and professional services provided within a licensed acute care facility, or a non-psychiatric specialty unit or hospitals designated by the New Mexico Department of Health. The payer at date of admission (MCO or FFS) remains responsible for services until the date of discharge. Services provided within a psychiatric unit of an acute care hospital are the responsibility of the SE and are excluded under this Agreement.
(1)	For purposes of this Agreement:
(a)	When a Member is moved from or to a Prospective Payment System (“PPS”) exempt unit within an acute care hospital, the move is considered a “discharge.”
(b)	When a Member is moved from or to a specialty hospital as designated by DOH or HSD/MAD, the move is considered a “discharge.”
(c)	When a Member is moved from or to a PPS exempt hospital, the moved is considered a “discharge.”
(d)	When a Member leaves the acute care hospital setting to a home/community setting, the move is considered a “discharge.”
(e)	When a Member leaves the acute care hospital setting to an institutional setting, the “discharge” date is based upon approval of the abstract by the State or its designee.
NOTE: It is not a “discharge” when a Member is moved from one acute care facility to another acute care facility, including out-of-state acute care facilities.
(2)	If a Member is hospitalized and is disenrolled from Medicaid due to a loss of Medicaid coverage, the MCO or FFS, respectively, is only financially liable for the inpatient hospitalization and associated professional services until such time the individual is determined to be ineligible for Medicaid.

(3)	If a Member is in a nursing home at the time of disenrollment (not including loss of Medicaid eligibility), the CONTRACTOR shall be responsible for payment of all Covered Services for a period not longer than the last day of the month in which the Member is disenrolled.
6.10	Coordination of Benefits
(A)	On a periodic basis, the State shall provide the CONTRACTOR with coordination of benefits information for Members. The CONTRACTOR shall:
(1)	not refuse or reduce Covered Services under this Agreement solely due to the existence of similar benefits provided under other health care contracts;

(2)	have the sole right of subrogation as set forth in Article 3.11(C);
(3)	notify the State as set forth below when the CONTACTOR learns that a Member has TPL (Third Party Liability) for medical care (when it was not identified on the enrollment roster):
(a)	within fifteen (15) business days when a Member is verified as having dual coverage under its MCO; and
(b)	within sixty (60) calendar days when a Member is verified as having coverage with any other MCO or health carrier.
(4)	not charge members for services provided for under the terms of this Agreement, except as set forth in the HSD/MAD Provider Policy Manual or NMAC 8.302.3, ACCEPTANCE OF RECIPIENT OR THIRD PARTY PAYMENTS;
(5)	deny payments provided for under this Agreement for new Members when, and for so long as, payment for those Members is denied under 42 C.F.R. §438, Subpart I; and
(6)	communicate and ensure compliance with the requirements of Article 6.6(A) by subcontractors that provide services under the terms of this Agreement.
(B)	Except as provided in Section 6.6(C), in those instances where a duplicate payment is identified either by the CONTRACTOR, or by the State, the State retains the ability to recoup these payments within the time periods allowed by law.
(C)	For HSD/MAD payments to the CONTRACTOR that are based on data submitted by the CONTRACTOR, the CONTRACTOR shall certify the data pursuant to 42 C.F.R. §438.606. The data that shall be certified includes, but is not limited to, all documents specified by the State, enrollment information, encounter data, and other information contained in this Agreement or the RFP. The certification shall attest, based on best knowledge, information and belief, as to the accuracy, completeness and truthfulness of the documentation and data. The CONTRACTOR shall submit the certification concurrently with the certified data and documents. The data and documents the CONTRACTOR submits to the State, shall be certified by one of the following:

(1)	the CONTRACTOR’s Chief Executive Officer;

(2)	the CONTRACTOR’s Chief Financial Officer; or
(3)	an individual who has been delegated authority to sign for, and who reports directly to, the CONTRACTOR’s Chief Executive Officer or Chief Financial Officer.
ARTICLE 7 — STATE CONTRACT ADMINISTRATOR
7.1	The Contract Administrator is, and his/her successor shall be, designated by the Secretary of HSD in consultation with the Secretary of ALTSD. The State shall notify the CONTRACTOR of any changes in the identity of the Contract Administrator. The Contract Administrator is empowered and authorized as the agent of the State to represent HSD and ALTSD in all matters related to this Agreement except those reserved to other State personnel by this Agreement. Notwithstanding the above, the Contract Administrator does not have the authority to amend the terms and conditions of this Agreement. All events, problems, concerns or requests affecting this Agreement shall be reported by the CONTRACTOR to the Contract Administrator.
ARTICLE 8 — ENFORCEMENT
8.1	The parties acknowledge and agree that efficient implementation and operation of the CLTS Program is enhanced through a cooperative relationship between the parties. The State and the CONTRACTOR agree to first attempt to resolve any dispute involving the parties’ respective performance through good faith informal negotiations. To that end, the State shall stress communication, notice and corrective action as the preferred method for initiating action related to the CONTRACTOR’s performance hereunto; provided that nothing in this Section shall preclude the State from initiating the sanctions set forth in Article 8 if damages to the State and the CONTRACTOR’s Members cannot be avoided or cured through the informal negotiations contemplated hereunder.
8.2	State Sanctions.
(A)	Unless otherwise required by law, the level or extent of sanctions shall be based on the frequency or pattern of conduct, or the severity or degree of harm posed to (or incurred by) Members or to the integrity of the Medicaid program.
(B)	If the State determines, after notice and opportunity by the CONTRACTOR to be heard in accordance with Article 15, that the CONTRACTOR or any agent or employee of the CONTRACTOR, or any persons with an ownership interest in the CONTRACTOR, or any related party of the CONTRACTOR, has or have failed to comply with any applicable law, regulation, term of this Agreement, policy, standard, rule, or for other good cause, the State may impose any or all of the following in accordance with applicable law.
(1)	Plans of Correction. The CONTRACTOR shall be required to provide to the State, within fourteen (14) days, a plan of correction to remedy any defect in its performance.
(2)	Directed Plans of Correction. The CONTRACTOR shall be required to provide to the State, within fourteen (14) days, a response to the directed plan of correction as directed by the State.

(3)	Civil or Administrative Monetary Penalties: The State may impose upon the CONTRACTOR civil or administrative monetary penalties to the extent authorized by Federal or State law.
(a)	the State retains the right to apply progressively strict sanctions against the CONTRACTOR, including an assessment of a monetary penalty against the CONTRACTOR, for failure to perform in any contract areas.
(b)	Unless otherwise required by law, the level or extent of sanctions shall be based on the frequency or pattern of conduct, or the severity or degree of harm posed to or incurred by Members or to the integrity of the CLTS program. The State shall impose liquidated damages consistent with this Agreement where appropriate, the State will seek corrective action of any defect in the CONTRACTOR’s performance prior to resorting to financial penaltiies.
(c)	The limit on, or specific amount of, civil monetary penalties that the State may impose upon the CONTRACTOR varies, depending upon the nature and severity of the CONTRACTOR’S action or failure to act, as specified below:
(i)	a maximum of twenty-five thousand dollars ($25,000) for each of the following determinations: failure to provide medically necessary services; misrepresentation or false statements to Members, potential Members, or health care provider(s); or failure to comply with physician incentive plan requirements and marketing violations;
(ii)	a maximum of one hundred thousand dollars ($100,000) for each of the following determinations: for acts of discrimination against Members or for material misrepresentation or false statements to the State, or CMS;
(iii)	a maximum of fifteen thousand dollars ($15,000) for each Member the State determines was not enrolled, or was not reenrolled, or whose enrollment was terminated because of a discriminatory practice. This is subject to an overall limit of one hundred thousand dollars ($100,000) under (ii) above; and
(iv)	a maximum of twenty-five thousand dollars ($25,000) or double the amount of excess charges, whichever is greater, for premiums or charges in excess of the amount permitted under the Medicaid program. The State will deduct from the penalty the amount of overcharge and return it to the affected Member(s).
(d)	Any withholding of capitation payments in the form of a penalty assessment does not constitute just cause for the CONTRACTOR to interrupt services provided to Members.
(e)	Any withholding of monthly capitation payments in the form of a penalty assessment may not exceed five percent (5%) of the entire monthly capitation payment made to the CONTRACTOR.
(f)	All other administrative, contractual or legal remedies available to the State shall be employed in the event that the CONTRACTOR violates or breaches the terms of the Agreement.
(4)	Adjustment of Automated Assignment Formula. The State may selectively assign members who have not selected a CONTRACTOR to an alternative CONTRACTOR in response to the CONTRACTOR’s failure to fulfill its duties.
(5)	Suspension of New Enrollment. The State may suspend new enrollment to the CONTRACTOR.
(6)	Appointment of a State Monitor. Should the State be required to appoint a State Monitor to assure the CONTRACTOR’s performance, the CONTRACTOR shall bear the reasonable cost of the State intervention.
(7)	Payment Denials. The State may deny payment for all Members or deny payment for new Members.
(8)	Rescission. The State may rescind marketing consent and require that the CONTRACTOR cease any and all marketing efforts.
(9)	Actual Damages. The State may assess to the CONTRACTOR actual damages to the State or its Members resulting from the CONTRACTOR’s non-performance of its obligations.
(10)	Liquidated Damages. The State may pursue liquidated damages in an amount equal to the costs of obtaining alternative health benefits to the Member in the event of the CONTRACTOR’S non-performance. The damages shall include the difference in the capitated rates that would have been paid to the CONTRACTOR and the rates paid to the replacement health plan. The State may withhold payment to the CONTRACTOR for liquidated damages until such damages are paid in full.
(11)	Removal. The State may remove Members with third-party coverage from enrollment with the CONTRACTOR.

(12)	Temporary Management.
(a)	Optional imposition of sanction. The State may impose temporary management to oversee the operations of the CONTRACTOR upon a finding by the State that there is continued egregious behavior by the CONTRACTOR, including but not limited to, behavior that is described in 42 CFR Section 438.700, or that is contrary to any requirements of 42 USC, Sections 42 USC 1396b (m) or 1396u-2; there is substantial risk to Member’s health; or the sanction is necessary to ensure the health of the CONTRACTOR’s Members while improvement is made to remedy violations under 42 CFR Section 438.700; or until there is an orderly termination or reorganization of the CONTRACTOR.
(b)	The CONTRACTOR does not have the right to a predetermination hearing prior to the appointment of temporary management if the conditions set forth in 8.2(B)(12)(a) are met;

(c)	Required imposition of sanction. The State shall impose temporary management (regardless of any other sanction that may be imposed) if it finds that the CONTRACTOR has repeatedly failed to meet substantive requirements in 42 USC §§ 1396b (m) or 1396u-2 or 42 C.F.R 438, Subpart I (Sanctions).
(d)	Hearing. The State shall not delay imposition of temporary management to provide a hearing before imposing this sanction.
(e)	Duration of Sanction. The State shall not terminate temporary management until it determines that the CONTRACTOR can ensure that the sanctioned behavior will not recur.
(13)	Terminate Enrollment. The State shall grant Members the right to terminate enrollment without cause as described in 42 C.F.R. §438.702 (a) (3), and shall notify the affected members of their right to terminate enrollment.
(14)	Intermediate Sanctions. The State may issue an intermediate sanction in the form of administrative order requiring the CONTRACTOR to cease or modify any specified conduct or practice engaged in by it or its employees, subcontractors or agents to fulfill its contractual obligations in the manner specified in the order; to provide Covered Services that have been denied or take steps to provide or arrange for the provision of any services that it has agreed to or is otherwise obligated to make available.
(a)	Basis for imposition of sanctions. The State will impose the foregoing sanctions if the State determines that the CONTRACTOR acts or fails to act as follows:
(i)	fails substantially to provide Medically Necessary services and items that the CONTRACTOR is required to provide, under law or under this Agreement with the State, to a Member;
(ii)	imposes on Members’ premiums or charges that are in excess of the premiums or charges permitted under the CLTS program;
(iii)	acts to discriminate among Members on the basis of their health status or need for health care services. This includes termination of enrollment or refusal to reenroll a Member, except as permitted under this Agreement, or any practice that would reasonably be expected to discourage enrollment by Members whose medical condition or history indicate probable need for substantial future medical services;
(iv)	intentionally misrepresents or falsifies information that it furnishes to the State, or CMS;
(v)	intentionally misrepresents or falsifies information that it furnishes to a Member, potential Member, or health care provider;
(vi)	fails to comply with Federal requirements for physician incentive plans, including disclosures;

(vii)	has distributed directly, or becomes aware of and fails to make efforts to correct material distributed indirectly through any agent or independent subcontractor, marketing materials that have not been approved by HSD/MAD or ALTSD or that contain false or materially misleading information; or

(viii)	fails to perform a material part of this Agreement.
(b)	The State’s determination of any of the above may be based on findings from onsite reviews; surveys or audits; member or other complaints; financial status; or any other source.
(c)	The State retains authority to impose additional sanctions under state statutes or state regulations that address areas of noncompliance specified in 42 C.F.R. § 438.700, as well as additional areas of noncompliance.
(15)	Suspension: Unless the State determines that this Agreement shall remain in full force and effect to meet requirements imposed or needs of the State to fulfill obligations under any other law, rule, regulation, agreement or compact of the State of New Mexico or the State, then, in addition to the foregoing provisions, this Agreement may be suspended by the parties in the following manner by written Agreement of the parties; and/or
(16)	Termination. The State has the authority to terminate the contract and enroll the CONTRACTOR’S Members in another MCO or other MCOs, or provide Covered Services through other options included in the State plan, if the State determines that the CONTRACTOR has failed to do either of the following:
(a)	carry out the substantive terms of this Agreement; or
(b)	meet applicable requirements in Sections 1932, 1903 (m), and 1905(t) of the Social Security Act.
(17)	Notice of Sanction. Except as provided in subsection (12) of this Article regarding Temporary Management, before imposing any of the intermediate sanctions specified, the State must give the CONTRACTOR timely written notice that explains the basis and nature of the sanction and any other due process protections that the State elects to provide.
(a)	Pre-termination hearing: Before terminating this Agreement, the State must provide the CONTRACTOR a pre-termination hearing within thirty (30) calendar days after written notice, which consist of the following procedures;
(i)	the State shall give the CONTRACTOR written notice of its intent to terminate, the reason for the termination, and the time and place of the hearing;
(ii)	after the hearing, the State shall give the CONTRACTOR written notice of the decision affirming or reversing the proposed-termination of the contract and, for an affirming decision, the effective date of termination;

(iii)	for an affirming decision, give CONTRACTOR’s Members notice of the termination and information, consistent with their options for receiving Covered Services following the effective date of termination; and
(iv)	the pre-termination hearing procedures shall proceed according to the Dispute Procedures of this Agreement.
(b)	HSD/MAD will give the CMS Regional Office written notice whenever it imposes or lifts a sanction for one of the violations listed herein. The notice will be given no later than thirty (30) calendar days after the State imposes or lifts a sanction and must specify the affected CONTRACTOR, the kind of sanction, and the reason for the State’s decision to impose or lift the sanction.
8.3	Federal Sanctions
(A)	Section 1903 (m)(5)(A) and (B) of the Social Security Act vests the Secretary of Health and Human Services with the authority to deny Medicaid payments to a health plan for Members who enroll after the date on which the health plan has been found to have committed one of the violations set forth in the Agreement. State payments for the CONTRACTOR’s Members are automatically denied whenever, and for so long as, Federal payment for such Members has been denied as a result of the commission of such violations and in accordance with the requirements of 42 C.F.R. §438.730. The following violations can trigger denial of payment pursuant to §1903(m)(5) of the Social Security Act:
(1)	substantial failure to provide required Medically Necessary items or necessary social services when the failure has adversely affected or has substantial likelihood of adversely affecting a Member;
(2)	imposition of premiums on CONTRACTOR’s Members in excess of any permitted premium;
(3)	discrimination among Members with respect to enrollment, re-enrollment, or disenrollment on the basis of Member’s health status or requirements for health care services;

(4)	misrepresentation or falsification of certain information; or
(5)	failure to cover emergency services under §1932(b)(2) of the Social Security Act when the failure affects or has a substantial likelihood of adversely affecting a Member.
(B)	The State may also deny payment if the State learns that a CONTRACTOR subcontracts with an individual provider, an entity, or an entity with an individual who is an officer, director, agent or manager or person with more than five percent (5%) of beneficial ownership of an entity’s equity, that has been convicted of crimes specified in the §1128 of the Social Security Act, or who has a contractual relationship to provide services hereunder with an entity convicted of a crime specified in §1128.
(C)	The State shall notify the Secretary of Health and Human Services of noncompliance with the provisions of this Section. The State may allow continuance of the Agreement unless the Secretary directs otherwise but may not renew or otherwise extend the duration of the existing

Agreement with the CONTRACTOR unless the Secretary provides to the State and Congress a written statement describing the compelling reasons that exist for renewing and extending the Agreement.
(D)	This Section is subject to the “Non-exclusivity of Remedy” language below.
ARTICLE 9 — TERMINATION
9.1	All terminations shall be effective at the end of a month, unless otherwise specified in this Article. This Agreement may be terminated under the following circumstances:
(A)	by mutual written agreement of the State, and the CONTRACTOR upon such terms and conditions as they may agree;
(B)	by either party for convenience, upon not less than one hundred and eighty (180) calendar days written notice to all other parties to this Agreement;
(C)	this Agreement shall terminate on the Agreement termination date. The CONTRACTOR shall be paid solely for services provided prior to the termination date. The CONTRACTOR is obligated to pay all claims for all dates of service prior to the termination date. In the event of the Agreement termination date or if the CONTRACTOR terminates this Agreement prior to the Agreement termination date, and, if a Member is hospitalized at the time of termination, the CONTRACTOR shall be responsible for payment of all covered inpatient facility and professional services from the date of admission to the date of discharge. Similarly, in the event of the Agreement termination date or if the CONTRACTOR terminates this Agreement prior to the Agreement termination date and a Member is in a nursing home at the time of termination, the CONTRACTOR shall be responsible for payment of all Covered Services from the date of admission up to six (6) months. In the event that the State terminates this Agreement prior to the agreement termination date and a Member is hospitalized at the time of termination, the CONTRACTOR shall be responsible for payment of all covered inpatient facility and professional services from the date of admission to sixty (60) calendar days after the effective date of termination. Similarly, in the event that the State terminates this Agreement prior to the Agreement termination date, and a Member is in a nursing home at the time of the effective date of termination the CONTRACTOR shall be responsible for payment of all Covered Services until sixty (60) calendar days after the effective date of termination or the time the nature of the Member’s care ceases to be sub acute or skilled nursing care, whichever occurs first. Payment to the CONTRACTOR based upon termination of this Agreement is set forth in Article 11.5.
(D)	by the State for cause upon failure of the CONTRACTOR to materially comply with the terms and conditions of this Agreement. The State shall give the CONTRACTOR written notice specifying the CONTRACTOR’S failure to comply. The CONTRACTOR shall correct the failure within thirty (30) days or begin in good faith to correct the failure and thereafter proceed diligently to complete or cure the failure. If within thirty (30) days the CONTRACTOR has not initiated or completed corrective action, the State may serve written notice stating the date of termination and work stoppage arrangements.
(E)	by the State, if required by modification, change, or interpretation in State or Federal law or CMS waiver terms, because of court order, or because of insufficient funding from the Federal or State government(s), if Federal or State appropriations for Medicaid managed care are not obtained, or are withdrawn, reduced, or limited, or if Medicaid managed care expenditures are greater than anticipated such that funds are insufficient to allow for the purchase of services as required by this Agreement. The State’s decision as to whether sufficient funds are available shall be accepted by the CONTRACTOR and shall be final. If the State proposes an amendment to the Agreement to unilaterally reduce funding, the CONTRACTOR shall have the option to terminate this Agreement or to agree to the reduced funding, within thirty (30) calendar days of receipt of the proposed amendment;
(F)	by the State, in the event of default by the CONTRACTOR, which is defined as the inability of the CONTRACTOR to provide services described in this Agreement or the CONTRACTOR’S insolvency. With the exception of termination due to insolvency, the CONTRACTOR shall be given thirty (30) calendar days to cure any such default, unless such opportunity would result in immediate harm to Members or the improper diversion of CLTS program funds;
(G)	by the State, in the event of notification by the Public Regulation Commission or other applicable regulatory body that the certificate of authority under which the CONTRACTOR operates has been revoked, or that it has expired and shall not be renewed;
(H)	by the State, in the event of notification that the owners or managers of the CONTRACTOR, or other entities with substantial contractual relationships with the CONTRACTOR, have been convicted of Medicare or Medicaid fraud or abuse or received certain sanctions as specified in §1128 of the Social Security Act;
(I)	by the State, in the event it determines that the health or welfare of CONTRACTOR’s Members is in jeopardy should the Agreement continue. For purposes of this paragraph, termination of the Agreement requires a finding by the State that a substantial number of Members face the threat of immediate and serious harm;
(J)	by the State, in the event of the CONTRACTOR’S failure to comply with the composition of enrollment requirement contained in 42 C.F.R. §434.26 and the Scope of Work. The CONTRACTOR shall be given fourteen (14) calendar days to cure any such enrollment composition requirement, unless such opportunity would violate any federal law or regulation;
(K)	by the State in the event a petition for bankruptcy is filed by or against the CONTRACTOR;
(L)	by the State if the CONTRACTOR fails substantially to provide Medically Necessary items and services that are required under this Agreement;
(M)	by the State, if the CONTRACTOR discriminates among Members on the basis of their health status or requirements for Covered Services, including expulsion or refusal to reenroll a Member, except as permitted by this Agreement and Federal law or regulation, or engages in any practice that would reasonably be expected to have the effect of denying or discouraging enrollment with the CONTRACTOR by the eligible Member or by Members whose medical condition or history indicates a need for substantial future medical services;
(N)	by the State, if the CONTRACTOR intentionally misrepresents or falsifies information that is furnished to the Secretary of Health and Human Services, the State, or Members, potential Members or health care providers under the Social Security Act or pursuant to this Agreement;
(O)	by the State, if the CONTRACTOR fails to comply with applicable physician incentive prohibitions of §1903(m)(2)(A)(x) of the Social Security Act;

(P)	by the CONTRACTOR, on at least sixty (60) calendar days prior written notice, in the event the State fails to pay any amount due the CONTRACTOR hereunder within thirty (30) calendar days of the date such payments are due;
(Q)	by the CONTRACTOR, on at least sixty (60) calendar days prior written notice, in the event that the State is unable to make future payments of undisputed capitation payments due to a lack of a state budget or legislative appropriation; and
(R)	by any party, upon ninety (90) calendar days written notice, in the event of a material change in the Medicaid managed care program, regardless of the cause of or reason for such change, if the parties after negotiating in good faith are unable to agree on the terms of an amendment to incorporate such change.
9.2.	If the State terminates this Agreement pursuant to this Article and unless otherwise specified in this Article, the State shall provide the CONTRACTOR written notice of such termination at least sixty (60) calendar days prior to the effective date of the termination. If the State determines a reduction in the scope of work is necessary, it shall notify the CONTRACTOR and proceed to amend this Agreement pursuant to its provisions.

9.3	By termination pursuant to this Article, no party may nullify obligations already incurred for performance of services prior to the date of notice or, unless specifically stated in the notice, required to be performed through the effective date of termination. Any agreement or notice of termination shall incorporate necessary transition arrangements.
ARTICLE 10 — TERMINATION AGREEMENT
10.1	When the State has reduced to writing and delivered to the CONTRACTOR a notice of termination, the effective date, and reasons therefore, if any, the State, in addition to other rights provided in this Agreement, may require the CONTRACTOR to transfer, deliver, and/or make readily available to the State, property in which the State has a financial interest. Prior to invoking the provisions of this paragraph, the State shall identify that property in which it has a financial interest, provided that, subject to the State’s recoupment rights herein, property acquired with capitation or other payments made for Members properly enrolled shall not be considered property in which the State has a financial interest.
10.2	In the event this Agreement is terminated by the State, immediately as of the notice date, the CONTRACTOR shall:
(A)	incur no additional financial obligations for materials, services, or facilities under this Agreement, without prior written approval of the State;
(B)	comply with all directives issued by the State in the notice of termination as to the performance of work under this Agreement;
(C)	terminate all purchase orders or procurements and subcontracts and stop all work to the extent specified in the notice of termination, except as the State may direct for orderly completion and transition or as required to prevent CONTRACTOR from being in breach of its existing contractual obligations;

(D)	agree that the State is not liable for any costs of the CONTRACTOR arising out of termination unless the CONTRACTOR establishes that the Agreement was terminated due to the State’s negligence, wrongful act, or breach of the Agreement;
(E)	take such action as the State may reasonably direct, for protection and preservation of all property and all records related to and required by this Agreement;
(F)	cooperate fully in the closeout or transition of any activities so as to permit continuity in the administration of the State programs; and
(G)	allow the State, its agents and representatives full access upon reasonable notice and during normal business hours to the CONTRACTOR’s facilities and records to arrange the orderly transfer of the contracted activities. These records include the information necessary for the reimbursement of any outstanding CLTS claims.
10.3.	Dispute Procedure Involving Contract Termination Proceedings. In the event the State seeks to terminate this Agreement with the CONTRACTOR, the CONTRACTOR may appeal the termination directly to the Secretary of the Human Services Department within ten (10) business days of receiving the State’s termination notice and proceed as follows:
(A)	the Secretary of the Human Services Department shall acknowledge receipt of the CONTRACTOR’s appeal request within three (3) calendar days of the date the appeal request is received;
(B)	the Secretary of the Human Services Department will conduct a formal hearing on the termination issues raised by the CONTRACTOR within thirty (30) calendar days after receipt of the written appeal;
(C)	the CONTRACTOR, the State, or its successor, shall be allowed to present evidence in the form of documents and testimony;

(D)	the parties to the hearing are the CONTRACTOR, the State, or its successor;
(E)	the hearing shall be recorded by a court reporter paid for equally by the State and the CONTRACTOR. Copies of transcripts of the hearing shall be paid by the party requesting the copies;

(F)	the court reporter shall swear witnesses under oath;
(G)	the Secretary of the Human Services Department shall determine which party presents its issues first and shall allow both sides to question each other’s witnesses in the order determined by the Secretary;
(H)	the Secretary of the Human Services Department may, but is not required to, allow opening statements from the parties before taking evidence;
(I)	the Secretary of the Human Services Department may, but is not required to, request written findings of fact, conclusions of law and closing arguments or any combination thereof. The Secretary may, but is not required to, allow oral closing argument only;

(J)	the Secretary of the Human Services Department shall render a written decision and mail the decision to the CONTRACTOR within sixty (60) calendar days of the date the request for a hearing is received;
(K)	the State, or their successors, and the CONTRACTOR may be represented by counsel or another representative of choice at the hearing. The legal or other representatives shall submit a written request for an appearance with the Secretary of the Human Services Department within fifteen (15) calendar days of the date of the hearing request;
(L)	the civil rules of procedure and rules of evidence for the District Courts for the District of New Mexico shall not apply, but the Secretary of the Human Services Department may limit evidence that is redundant or not relevant to the contract termination issues presented for review; and
(M)	the Secretary of the Human Services Department’s written decision shall be mailed by certified mail, postage prepaid, to the CONTRACTOR. Another copy of the decision shall be sent to the Secretary of ALTSD and the HSD/MAD director.
ARTICLE 11 — RIGHTS UPON TERMINATION OR EXPIRATION
11.1	Upon termination or expiration of this Agreement, the CONTRACTOR shall, upon request of the State, make available to the State, or to a person authorized by the State, all records and equipment that are the property of the State.

11.2	Upon termination or expiration, the State shall pay the CONTRACTOR all amounts due for service through the effective date of such termination. The State may deduct from amounts otherwise payable to the CONTRACTOR monies determined to be due to the State from the CONTRACTOR. Any amounts in dispute at the time of termination shall be placed by the State in an interest-bearing escrow account with an escrow agent mutually agreed to by HSD/MAD and the CONTRACTOR.

11.3	In the event that the State terminates the Agreement for cause in full or in part, the State may procure services similar to those terminated and the CONTRACTOR shall be liable to the State for any excess costs for such similar services for any calendar month for which the CONTRACTOR has been paid for providing services to Members. In addition, the CONTRACTOR shall be liable to the State for administrative costs incurred by the State in procuring such similar services. The rights and remedies of the State provided in this paragraph shall not be exclusive and are in addition to any other rights and remedies provided by law or under this Agreement.

11.4	The CONTRACTOR is responsible for any claims from subcontractors or other providers, including emergency service providers, for services provided prior to the termination date. The CONTRACTOR shall promptly notify the State of any outstanding claims which the State may owe, or be liable for fee-for-service payment, which are known to the CONTRACTOR prior to termination.

11.5	Any payments advanced to the CONTRACTOR for coverage of Members for periods after the date of termination shall be promptly returned to the State. For termination of an Agreement, which occurs mid-month, the capitation payments for that month shall be apportioned on a daily basis. The CONTRACTOR shall be entitled to capitation payments for the period of time prior to the date of termination, and the State shall be entitled to a refund for the balance of the month. All terminations shall include a final accounting of capitation payment received and number of Members during the month in which termination is effective. The State shall pay the CONTRACTOR for each Member continuing to receive services after the effective date of termination as required in Article 9.1(C).

11.6	The CONTRACTOR shall ensure the orderly and reasonable transfer of Member’s care in progress, whether or not those Members are hospitalized or in long-term treatment.

11.7	The CONTRACTOR shall be responsible to the State for liquidated damages arising out of CONTRACTOR’s breach of this Agreement.

11.8	In the event the State proves that the CONTRACTOR’s course of performance has resulted in reductions in the State’s receipt of Federal program funds, as a Federal sanction, the CONTRACTOR shall remit to the State, as liquidated damages, such funds as are necessary to make the State whole, but only to the extent such damages are caused by the actions of the CONTRACTOR. This provision is subject to Article 15, Disputes.
ARTICLE 12 — CONTRACT MODIFICATION
12.1	In the event that changes in Federal or State statute, regulation, rules, policy, or changes in Federal or State appropriation(s) or other circumstances require a change in the way HSD/MAD manages its Medicaid program, this Agreement shall be subject to substantial modification by amendment. Such election shall be effected by HSD/MAD sending written notice to the CONTRACTOR and ALTSD. HSD/MAD’s decision as to the requirement for change in the scope of the program shall be final and binding.

12.2	The amendment(s) shall be implemented by Agreement renegotiation in accordance with Article 37, (Amendment). In addition, in the event that approval of HSD/MAD’s CLTS waiver is contingent upon amendment of this Agreement, the CONTRACTOR agrees to make any necessary amendments to obtain such waiver approval, provided that CONTRACTOR shall not be required to agree if the modification is a substantial change to the business arrangement anticipated by CONTRACTOR in executing this Agreement. For the purposes of this Section, failure of the parties to agree upon capitations payment rates to be incorporated by amendment will be deemed a substantial change to the business arrangement anticipated by the parties. Notwithstanding the foregoing, any material change in the cost to the CONTRACTOR of providing the Covered Services herein that is caused by CMS in granting the waiver shall be negotiated and mutually agreed to between the State and the CONTRACTOR. The results of the negotiations shall be placed in writing in compliance with Article 37, (Amendment) of this Agreement.
ARTICLE 13 — INTELLECTUAL PROPERTY AND COPYRIGHT
13.1	In the event the CONTRACTOR shall elect to use or incorporate in the materials to be produced any components of a system already existing, the CONTRACTOR shall first notify the State, who after investigation may direct the CONTRACTOR not to incorporate such components. If the State fails to object, and after the CONTRACTOR obtains written consent of the party owning the same, and furnishes a copy to the State, the CONTRACTOR may incorporate such components.

13.2	The CONTRACTOR warrants that all materials produced hereunder shall not infringe upon or violate any patent, copyright, trade secret or other property right of any third party, and the CONTRACTOR shall indemnify and hold HSD/MAD and ALTSD harmless from and against any loss, cost, liability, or expense arising out of breach or claimed breach of this warranty.

13.3	All materials developed or acquired by the CONTRACTOR under this Agreement shall become the property of the State of New Mexico and shall be delivered to the State no later than the termination date of this Agreement. Nothing developed or produced, in whole or in part, by the CONTRACTOR under this Agreement shall be the subject of an application for copyright or other claim of ownership by or on behalf of the CONTRACTOR. Notwithstanding such requirement, if any material of any type used by CONTRACTOR for the performance of this Agreement is a derivative of or otherwise uses preexisting CONTRCTOR-owned intellectual property, CONTRACTOR shall be entitled to its preexisting rights in all such intellectual property.
ARTICLE 14 — APPROPRIATIONS
14.1	The terms of this Agreement are contingent upon sufficient appropriations or authorizations being made by either the Legislature of New Mexico, CMS, or the U.S. Congress for the performance of this Agreement. If sufficient appropriations and authorizations are not made by either the Legislature, CMS, or the Congress, this Agreement shall be subject to termination or amendment. Subject to the provisions of Article 27 of this Agreement, the State’s decision as to whether sufficient appropriations or authorizations exist shall be accepted by the CONTRACTOR and shall be final and binding. Any changes to the Scope of Work and compensation to CONTRACTOR affected pursuant to this Section 14.1 shall be negotiated, reduced to writing and signed by the parties in accordance with Article 37 (Amendments) of this Agreement and any other applicable State or Federal statutes, rules or regulations.

14.2	To the extent CMS, legislation or congressional action impacts the amount of appropriation available for performance under this Agreement, the State has the right to amend the Scope of Work, in their discretion, which shall be effected by the State sending written notice to the CONTRACTOR. Any changes to the Scope of Work and compensation to CONTRACTOR affected pursuant to this Section 14.2 shall be negotiated, reduced to writing and signed by the parties in accordance with Article 37 (Amendments) of this Agreement and any other applicable State or Federal statutes, rules or regulations.
ARTICLE 15 — DISPUTES
15.1	The entire agreement shall consist of: (1) this Agreement, including all Appendices and any amendments; (2) the Request for Proposal, the State’s written clarifications to the Request for Proposal and CONTRACTOR’s responses to RFP questions where not inconsistent with the terms of this Agreement or its amendments; (3) The CONTRACTOR’s Best and Final Offer, and (4) the CONTRACTOR’s additional responses to the Request for Proposal where not inconsistent with the terms of this Agreement or its amendments, all of which are incorporated herein or by reference.

15.2	In the event of a dispute under this Agreement, the various documents shall be referred to for the purpose of clarification or for additional detail in the order of priority and significance, specified below:
(A)	amendments to the Agreement in reverse chronological order followed by;

(B)	the Agreement, including all Appendices followed by;

(C)	the CONTRACTOR’s Best and Final Offer followed by;

(D)	the Request for Proposal, including attachments thereto and HSD/MAD’s written responses to written questions and HSD/MAD’s written clarifications, and the CONTRACTOR’s response to the Request for Proposal, including both technical and cost portions of the response (but only those portions of the CONTRACTOR’s response including both technical and cost portions of the response that do not conflict with the terms of this Agreement and its amendments).

15.3	Dispute Procedures for Other than Contract Termination Proceedings
(A)	Except for termination of this Agreement, any dispute concerning sanctions imposed under this Agreement shall be reported in writing to the HSD/MAD Director within fifteen (15) calendar days of the date the reporting party receives notice of the sanctions. The decision of the Director regarding the dispute shall be delivered to the parties in writing within thirty (30) calendar days of the date the Director receives the written dispute. The decision shall be final and conclusive unless, within fifteen (15) calendar days from the date of the decision, either party files with the Secretary of the HSD a written appeal of the decision of the Director.
(B)	Any other dispute concerning performance of the Agreement shall be reported in writing to the HSD/MAD Director within thirty (30) calendar days of the date the reporting party knew of the activity or incident giving rise to the dispute. The decision of the Director shall be delivered to the parties in writing within thirty (30) calendar days and shall be final and conclusive unless, within fifteen (15) calendar days from the date of the decision, either party files with the Secretary of the HSD a written appeal of the decision of the Director.
(C)	Failure to file a timely appeal shall be deemed acceptance of the HSD/MAD Director’s decision and waiver of any further claim.
(D)	In any appeal under this Article, the CONTRACTOR and the State shall be afforded an opportunity to be heard and to offer evidence and argument in support of their position to the Secretary of the Human Services Department or his/her designee. The appeal is an informal hearing which shall not be recorded or transcribed, and is not subject to formal rules of evidence or procedure.
(E)	The Secretary of the Human Services Department or his/her designee shall review the issues and evidence presented and issue a determination in writing within thirty (30) calendar days of the of the informal hearing which shall conclude the administrative process available to the parties. The Secretary shall notify the parties of the decision within thirty (30) calendar days of the notice of the appeal, unless otherwise agreed to by the parties in writing or extended by the Secretary for good cause.
(F)	Pending decision by the Secretary of the HSD, both parties shall proceed diligently with performance of the Agreement, in accordance with the Agreement.
(G)	Failure to initiate or participate in any part of this process shall be deemed waiver of any claim.
ARTICLE 16 — APPLICABLE LAW
16.1	This Agreement shall be governed by the laws of the State of New Mexico. All legal proceedings arising from unresolved disputes under this Agreement shall be brought before the First Judicial District Court in Santa Fe, New Mexico.

16.2	Each party agrees that it shall perform its obligations hereunder in accordance with all applicable Federal and State laws, rules and regulations now or hereafter in effect including the Deficit Reduction Act, the Clean Air Act and the Federal Water Pollution Act..

16.3	If any provision of this Agreement is determined to be invalid, unenforceable, illegal or void, the remaining provisions of this Agreement shall not be affected, and providing the remainder of the

Agreement is capable of performance, and does not as so modified materially impact the underlying business arrangement between the parties, the remaining provisions shall be binding upon the parties hereto, and shall be enforceable, as though said invalid, unenforceable, illegal, or void provision were not contained herein.
ARTICLE 17 — STATUS OF CONTRACTOR
17.1	The CONTRACTOR is an independent CONTRACTOR performing professional services for the State and is not an employee of the State of New Mexico. The CONTRACTOR shall not accrue leave, retirement, insurance, bonding, use of State vehicles, or any other benefits afforded to employees of the State of New Mexico as a result of this Agreement. The CONTRACTOR acknowledges that all sums received hereunder are reportable by the CONTRACTOR for tax purposes.

17.2	The CONTRACTOR shall be solely responsible for all applicable taxes, insurance, licensing and other costs of doing business. Should the CONTRACTOR default in these or other responsibilities, jeopardizing the CONTRACTOR’s ability to perform services, this Agreement may be terminated for cause in accordance with Article 9.

17.3	The CONTRACTOR shall not purport to bind the State, its officers or employees nor the State of New Mexico to any obligation not expressly authorized herein unless the State has expressly given the CONTRACTOR the authority to so do in writing.
ARTICLE 18 — ASSIGNMENT
18.1	With the exception of provider subcontracts or other subcontracts expressly permitted under this Agreement, the CONTRACTOR shall not assign, transfer or delegate any rights, obligations, duties or other interest in this Agreement or assign any claim for money due or to become due under this Agreement except with the prior written consent of the State.
ARTICLE 19 — SUBCONTRACTS
19.1	The CONTRACTOR is solely responsible for fulfillment of this Agreement. The State shall make Agreement payments only to the CONTRACTOR.

19.2	The CONTRACTOR shall remain solely responsible for performance by any subcontractor under such subcontract(s).

19.3	The State may undertake or award other agreements for work related to the tasks described in this document or any portion therein if the CONTRACTOR’s available time and/or priorities do not allow for such work to be provided by the CONTRACTOR. The CONTRACTOR shall fully cooperate with such other contractors, and with the State in all such cases.

19.4	Subcontracting Requirements
(A)	Except as otherwise provided in this Agreement, the CONTRACTOR may subcontract to a qualified individual or organization for the provision of any service defined in the benefit package or for any other required CONTRACTOR function. The CONTRACTOR remains legally responsible to the State for all work performed by any subcontractor. The CONTRACTOR shall submit to the State boilerplate contract language and/or sample contracts for various types of subcontracts during the procurement process. Changes to contract templates that may materially affect Medicaid Members shall be approved by the State prior to execution by any subcontractor.
(B)	The State reserves the right to review and disapprove all subcontracts and/or any significant modifications to previously approved subcontracts to ensure compliance with requirements set forth in 42 C.F.R. §434.6 or in this Agreement. The CONTRACTOR is required to give the State prior notice with regard to its intent to subcontract certain significant contract requirements as specified herein or in writing by the State, including, but not limited to, credentialing, utilization review, and claims processing. The State reserves the right to disallow a proposed subcontracting arrangement if the proposed subcontractor has been formally restricted from participating in a Federal entitlement program (i.e., Medicare, Medicaid) for good cause.
(C)	The CONTRACTOR shall not contract with an individual provider, an entity, or an entity with an individual who is an officer, director, agent, manager or person with more than five percent (5%) of beneficial ownership of an entity’s equity, that has been convicted of crimes specified in the Section 1128 of the Social Security Act, or who has a contractual relationship with an entity convicted of a crime specified in Section 1128.
(D)	The CONTRACTOR shall include a provision in its subcontracts requiring subcontractors to perform criminal background checks for all required individuals providing services under this Agreement, as specified in 7.1.9 NMAC, Caregivers Criminal History Screening Requirements.
(E)	Pursuant to 42 C.F.R. §422.08 and §422.210, the CONTRACTOR may operate a Physician Incentive Plan (PIP) as defined in such regulations only if no specific payment can be made directly or indirectly under a PIP to a physician or physician group as an inducement to reduce or limit Medically Necessary services furnished to a Member. If the CONTRACTOR chooses to have a PIP the CONTRACTOR must disclose to the State the following:
(1)	whether services not furnished by the physician/group are covered by the incentive plan. No further disclosure required if the PIP does not cover services not furnished by the physician/group;

(2)	type of incentive arrangement, e.g., withhold, bonus, capitation;

(3)	percent of withhold or bonus (if applicable);
(4)	panel size, and if Members are pooled, the approved method used; and
(5)	if the CONTRACTOR is at substantial financial risk, the CONTRACTOR must report proof the physician/group has adequate stop loss coverage, including amount and type of stop loss.
If there is substantial risk for services not provided by the physician/group, the CONTRACTOR must ensure adequate stop loss protection to individual physicians and conduct annual Member surveys. If a survey is conducted, the CONTRACTOR must disclose the results to the State and, upon request, to Members. In addition, the CONTRACTOR shall provide information on its PIP to any Medicaid Member upon request.
(F)	In its subcontracts, the CONTRACTOR shall ensure that subcontractors agree to hold harmless the State, and the CONTRACTOR’s Members in the event that the CONTRACTOR cannot or shall not pay for services performed by the subcontractor pursuant to the subcontract. The hold harmless provision shall survive the effective termination of the CONTRACTOR/subcontractor contract for authorized services rendered prior to the termination of the contract, regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Members.
(G)	The CONTRACTOR shall have a written document (agreement), signed by both parties, that describes the responsibilities of the CONTRACTOR and the delegate; the delegated activities; the frequency of reporting (if applicable) to the CONTRACTOR; the process by which the CONTRACTOR evaluates the delegate; and the remedies, including the revocation of the delegation, available to the CONTRACTOR if the delegate does not fulfill its obligations.
(H)	The CONTRACTOR shall have policies and procedures to ensure that the delegated agency meets all standards of performance mandated by the State for the CLTS program. These include, but are not limited to, use of appropriately qualified staff, application of clinical practice guidelines and utilization management, reporting capability, and ensuring Members’ access to care.
(I)	The CONTRACTOR shall have policies and procedures for the oversight of the delegated agency’s performance of the delegated functions.
(J)	The CONTRACTOR shall have policies and procedures to ensure consistent statewide application of all UM (Utilization Management) criteria when UM is delegated.
(K)	Credentialing Requirements: The CONTRACTOR shall maintain policies and procedures for verifying that the credentials of all its providers and subcontractors meet applicable standards as stated in this Agreement, including all Appendices. For nursing facilities, the CONTRACTOR shall coordinate with DOH related to Medicare certification and subsequent Medicaid certification.
(L)	Review Requirements: The CONTRACTOR shall maintain fully executed originals of all subcontracts, which shall be accessible to the State, upon request.
(M)	Minimum Requirements: Subcontracts shall contain at least the following provisions:
(1)	subcontracts shall be executed in accordance with all applicable Federal and State laws, regulations, policies, procedures and rules;
(2)	subcontracts shall identify the parties of the subcontract and their legal basis of operation in the State of New Mexico;
(3)	subcontracts shall include the procedures and specific criteria for terminating the subcontract;
(4)	subcontracts shall identify the services to be performed by the subcontractor and those services performed under any other subcontract(s). Subcontracts shall include provision(s) describing how services provided under the terms of the subcontract are accessed by Members;
(5)	subcontracts shall include the reimbursement rates and risk assumption, if applicable;

(6)	subcontractors shall maintain all records relating to services provided to members for a ten (10)-year period and shall make all enrollee medical records or other service records available for the purpose of quality review conducted by the State, or their designated agents both during and after the contract period;
(7)	subcontracts shall require that member information be kept confidential, as defined by Federal and State law;
(8)	subcontracts shall include a provision that authorized representatives of the State have reasonable access to facilities and records for financial and medical audit purposes both during and after the contract period;
(9)	subcontracts shall include a provision for the subcontractor to release to the CONTRACTOR any information necessary to perform any of its obligations and that the CONTRACTOR shall be monitoring the subcontractor’s performance on an ongoing basis and subjecting the subcontractor to formal periodic review;
(10)	subcontracts shall state that the subcontractor shall accept payment from the CONTRACTOR as payment for any services included in the benefit package, and cannot request payment from the State for services performed under the subcontract;
(11)	subcontracts shall state that if the subcontract includes primary care, provisions for compliance with PCP requirements delineated in this Agreement shall apply;
(12)	subcontracts shall require the subcontractor shall comply with all applicable State and Federal statutes, rules, and regulations;
(13)	subcontracts shall include provisions for termination for any violation of applicable HSD/MAD, State or Federal statutes, rules, and regulations;
(14)	subcontracts may not prohibit a provider or other subcontractor (with the exception of third-party administrators) from entering into a contractual relationship with another CONTRACTOR;
(15)	subcontracts may not include any incentive or disincentive that encourages a provider or other subcontractor not to enter into a contractual relationship with another CONTRACTOR;
(16)	subcontracts cannot contain any gag order provisions that prohibit or otherwise restrict covered health professionals from advising patients about their health status or medical care or treatment as provided in Section 1932(b)(3) of the Social Security Act or in contravention of NMSA 1978, § 59A-57-1 to 57-11, the Patient Protection Act; and
(17)	subcontracts for pharmacy providers shall include a payment provision consistent with 1978 NMSA § 27-2-16B unless there is a change in law or regulation.
ARTICLE 20 — RELEASE
20.1	Upon final payment of the amounts due under this Agreement, unless the CONTRACTOR objects in writing to such payment within 180 calendar days, the CONTRACTOR shall release the State, their officers and employees and the State of New Mexico from all such payment obligations whatsoever under this Agreement. The CONTRACTOR agrees not to purport to bind the State of New Mexico. If CONTRACTOR timely objects to such payment, such objection shall be addressed in accordance with the Dispute provisions provided for in this Agreement.

20.2	Payment to the CONTRACTOR by the State shall not constitute final release of the CONTRACTOR. Should audit or inspection of the CONTRACTOR’s records or the CONTRACTOR’s Member complaints subsequently reveal outstanding CONTRACTOR liabilities or obligations, the CONTRACTOR shall remain liable to the State for such obligations. Any payments by HSD/MAD to the CONTRACTOR shall be subject to any appropriate recoupment by the State.

20.3	Notice of any post-termination audit or investigation of complaint by the State shall be provided to the CONTRACTOR, and such audit or investigation shall be initiated in accordance with CMS requirements. The State shall notify the CONTRACTOR of any claim or demand within thirty (30) calendar days after completion of the audit or investigation or as otherwise authorized by CMS. Any payments by the State to the CONTRACTOR shall be subject to any appropriate recoupment by the State in accordance with the provisions of Article 6 of this Agreement.
ARTICLE 21 — RECORDS AND AUDIT
21.1	Compensation Records

After final payment under this Agreement or ten (10) years after a pending audit is completed and resolved, whichever is later, the State or its designee shall have the right to audit billings both before and after payment. The CONTRACTOR shall maintain all necessary records to substantiate the services it rendered under this Agreement. These records shall be subject to inspection by the State, the Department of Finance and Administration, the State Auditor and/or any authorized State or Federal entity and shall be retained for ten (10) years. Payment under this Agreement shall not foreclose the right of the State to recover excessive or illegal payments as well as interest, attorney fees and costs incurred in such recovery.

21.2	Other Records

In addition, the CONTRACTOR shall retain all Member medical records, social service records, collected data, and other information subject to the State and Federal reporting or monitoring requirements for ten (10) years after the contract is terminated under any provisions of Article 11 of this Agreement or ten (10) years after any pending audit is completed and resolved, whichever is later. These records shall be subject to inspection by the State, and/or the Department of Finance and Administration and/or any authorized State or Federal entity. The Health and Human Services (HHS) awarding agency, the U.S. Comptroller General, or any representatives, shall have access to any books, documents, papers and records of the CONTRACTOR which are directly pertinent to a specific program for the purpose of making audits, examinations, excerpts and transcriptions. This right also includes timely and reasonable access to CONTRACTOR’s personnel for the purpose of interview and discussion related to such documents. The rights of access in this paragraph are not limited to the required retention period but shall last as long as records are retained. Payment under this Agreement shall not foreclose the right of the State, to recover excessive or illegal payments and if such excessive or illegal payments are recovered then the State shall also be entitled to interest, attorney fees and costs incurred in such recovery.

21.3	Standards for Medical Records

(A)	The CONTRACTOR shall require medical records to be maintained on paper and/or in electronic format in a manner that is timely, legible, current, and organized, and that permits effective and confidential patient care and quality review.
(B)	The CONTRACTOR shall have written medical record confidentiality policies and procedures that implement the requirements of State and Federal law and policy and of this Agreement. These policies and procedures shall be consistent with confidentiality requirements in 45 C.F.R. parts 160 and 164 for all medical records and any other health and enrollment information that identifies a particular Member. Medical record contents must be consistent with the utilization control required in 42 C.F.R. Part 456.
(C)	The CONTRACTOR shall establish, and shall require its practitioners to have, an organized medical record keeping system and standards for the availability of medical records appropriate to the practice site.
(D)	The CONTRACTOR shall include provisions in its contracts with providers requiring appropriate access to the medical records of the CONTRACTOR’s Members for purposes of quality reviews to be conducted by the State, or agents thereof, and requiring that the medical records be available to health care practitioners for each clinical encounter.
21.4	The CONTRACTOR shall comply with the State’s reasonable requests for records and documents as necessary to verify that the CONTRACTOR is meeting its obligations under this Agreement, or for data reporting legally required of the State. However, nothing in this Agreement shall require the CONTRACTOR to provide the State with information, records, and/or documents which are protected from disclosure by any law, including, but not limited to, laws protecting proprietary information as a trade secret, confidentiality laws, and any applicable legal privileges (including but not limited to, attorney/client, physician/patient, quality assurance and peer review), except as may otherwise be required by law or pursuant to a legally adequate release from the affected Member(s).

21.5	The CONTRACTOR shall provide the State of New Mexico, and any other legally authorized governmental entity, or their authorized representatives, the right to enter at all reasonable times the CONTRACTOR’s premises or other places where work under this Agreement is performed to inspect, monitor or otherwise evaluate the quality, appropriateness, and timeliness of services performed under this contract. The CONTRACTOR shall provide reasonable facilities and assistance for the safety and convenience of the persons performing those duties (e.g. assistance from the CONTRACTOR’s staff to retrieve and/or copy materials). The State and its authorized agents shall schedule access with the CONTRACTOR in advance within a reasonable period of time except in the case of suspected fraud and abuse. All inspection, monitoring and evaluation shall be performed in such a manner as not to unduly interfere with the work being performed under this Agreement.

21.6	In the event right of access is requested under this section, the CONTRACTOR or subcontractor shall upon request provide and make available staff to assist in the audit or inspection effort, and shall provide adequate space on the premises to reasonably accommodate the State or Federal representatives conducting the audit or inspection effort.

21.7	All inspections or audits shall be conducted in a manner as shall not unduly interfere with the performance of the CONTRACTOR’s or any subcontractor’s activities. The CONTRACTOR shall be given ten (10) busniess days to respond to any findings of an audit before the State shall finalize its findings. All information so obtained shall be accorded confidential treatment as provided in applicable law.
21.8	Retention Requirements for Records.

Financial records, supporting documents, statistical records, and all other records pertinent to this Agreement shall be retained for a period of three (3) years from the date of submission of the final expenditure report. The only exceptions are the following:
(A)	if any litigation, claim, financial management review or audit is started before the expiration of the three-year period, the records shall be retained until all litigation, claims, or audit findings involving the records have been resolved and final action taken;
(B)	records for real property and equipment acquired with federal funds shall be retained for three (3) years after final disposition;
(C)	when records are transferred to or retained by the HHS awarding agency, the three (3) year retention requirement is not applicable; and
(D)	indirect cost rate proposals, cost allocations plan, etc., as specified in 42 C.F.R. part 74.53(g).
ARTICLE 22 — INDEMNIFICATION
22.1	The CONTRACTOR agrees to indemnify, defend and hold harmless the State of New Mexico, its officers, agents and employees from any and all claims and losses accruing or resulting from any and all CONTRACTOR employees, agents, or subcontractors, in connection with the breach or failure to perform or erroneous or negligent acts or omissions in the performance of this Agreement, and from any and all claims and losses accruing or resulting to any person, association, partnership, entity or corporation who may be injured or damaged by the CONTRACTOR in the performance or failure in performance of this Agreement resulting from such acts of omissions. The provisions of this Section 22.1 shall not apply to any liabilities, losses, charges, costs or expenses caused by, or resulting from, in whole or in part the acts of omissions of the State of New Mexico, HSD/MAD, ALTSD, or any of its officers, employees or agents.

22.2	The CONTRACTOR shall at all times during the term of this Agreement, indemnify and hold harmless the State against any and all liability, loss, damage, costs or expenses which the State may sustain, incur or be required to pay (1) by reason of any Member suffering personal injury, death or property loss or damage of any kind as a result of the erroneous or negligent acts or omissions of the CONTRACTOR either while participating with or receiving care or services from the CONTRACTOR under this Agreement, or (2) while on premises owned, leased, or operated by the CONTRACTOR or while being transported to or from said premises in any vehicle owned, operated, leased, chartered, or otherwise contracted for or in the control of the CONTRACTOR or any officer, agent, subcontractor or employee thereof. The provisions of this Section shall not apply to any liabilities, losses, charges, costs or expenses caused by, or resulting from, the acts or omissions of the State of New Mexico, or any of its officers, employees, or agents. In the event that any action, suit or proceeding related to the services performed by the CONTRACTOR or any officer, agent, employee, servant or subcontractor under this Agreement is brought against the CONTRACTOR, the CONTRACTOR shall, as soon as practicable but no later than two (2) business days after it receives notice thereof, notify the legal counsel of the HSD and the legal counsel of ALTSD and the Risk Management Division of the New Mexico General Services Department by certified mail.

22.3	The CONTRACTOR shall agree to indemnify and hold harmless the State, its agents, and its employees from any and all claims, lawsuits, administrative proceedings, judgments, losses, or damages, including court costs and attorney fees, or causes of action, caused by reason of the CONTRACTOR’S erroneous or negligent acts or omissions, including the following:
(A)	any claims or losses attributable to any persons or firm injured or damaged by erroneous or negligent acts, including without limitation, disregard of Federal or State Medicaid regulations or statutes by the CONTRACTOR, its officers, its employees, or subcontractors in the performance of the Agreement, regardless of whether the State knew or should have known of such erroneous or negligent acts; unless the State of New Mexico, or any of its officers, employees or agents directed in writing to the performance of such acts; and
(B)	any claims or losses attributable to any person or firm injured or damaged by the publication, translation, reproduction, delivery, performance, use, or disposition of any data processed under the Agreement in a manner not authorized by the Agreement or by Federal or State regulations or statutes, regardless of whether the State knew or should have known of such publication, translation, reproduction, delivery, performance, use, or disposition unless the State of New Mexico, or any of its officers, employees or agents directed or affirmatively consented in writing to such publication, translation, reproduction, delivery, performance, use or disposition.
The provisions of this Article 22.3 shall not apply to any liabilities, losses, charges, costs or expenses caused by, or resulting from, the acts or omissions of the State of New Mexico, or any of its officers, employees, or agents.

22.4	The CONTRACTOR, including its subcontractors, agrees that in no event, including but not limited to nonpayment by the CONTRACTOR, insolvency of the CONTRACTOR or breach of this Agreement, shall the CONTRACTOR or its subcontractor bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from or have any recourse against a Member or a person (other than the CONTRACTOR) acting on a Member’s behalf for services provided pursuant to this Agreement except for any Medicaid population required to make co-payments under HSD/MAD policy. In no case shall the State and/or any Member be liable for any debts of the CONTRACTOR.

22.5	The CONTRACTOR agrees that the above indemnification provisions shall survive the termination of this Agreement, regardless of the cause giving rise to termination. This provision is not intended to apply to services provided after this Agreement has been terminated.

22.6	The State shall notify the CONTRACTOR of any claim, loss, damage, suit or action as soon as the State reasonably believes that such claim, loss, damage, suit or action may give rise to a right to indemnification under this Article. The failure of the State, however, to deliver such notice shall not relieve the CONTRACTOR of its obligation to indemnify the State under this Article. Prior to entering into any settlement for which it may seek indemnification under this Article, the State shall consult with the CONTRACTOR, but the CONTRACTOR need not approve the settlement. Nothing in this provision shall be interpreted as a waiver of the State’s right to indemnification. The State shall permit the CONTRACTOR, at the CONTRACTOR’s option and expense, to assume the defense of such asserted claim(s) using counsel acceptable to the State and to settle or otherwise dispose of the same, by and with the consent of the State. Failure to give prompt notice as provided herein shall not relieve the CONTRACTOR of its obligations hereunder, except to the extent that the defense of any claim for loss is prejudiced by such failure to give notice.

ARTICLE 23 — LIABILITY
23.1	The CONTRACTOR shall be wholly at risk for all covered services. No additional payment shall be made by the State, nor shall any payment be collected from a Member, except for co-payments authorized by the State or State laws or regulations.

23.2	The CONTRACTOR is solely responsible for ensuring that it issues no payments for services for which it is not liable under this Agreement. The State shall accept no responsibility for refunding to the CONTRACTOR any such excess payments unless the State of New Mexico, or any of its officers, employees or agents directed such services to be rendered or payment made.

23.3	The CONTRACTOR, its successors and assignees shall procure and maintain such insurance and other forms of financial protections as are identified in this Agreement.
ARTICLE 24 — EQUAL OPPORTUNITY COMPLIANCE
24.1	The CONTRACTOR agrees to abide by all Federal and State laws, rules, regulations and executive orders of the Governor of the State of New Mexico and the President of the United States pertaining to equal opportunity including title VI of the Civil Rights Act of 1964, Title IX of the Education Amendments of 1972 (regarding education programs and activities), the Age Discrimination Act of 1975, the Rehabilitation Act of 1973 and the Americans with Disabilities Act. In accordance with all such laws, rules, and regulations, and executive orders, the CONTRACTOR agrees to ensure that no person in the United States shall, on the grounds of race, color, national origin, sex, sexual preference, age, trans-gender, handicap or religion be excluded from employment with, or participation in, be denied the benefit of, or otherwise be subjected to discrimination under any program or activity performed under this Agreement. If the State finds that the CONTRACTOR is not in compliance with this requirement at any time during the term of this Agreement, the State reserves the right to terminate this Agreement pursuant to Article 9 or take such other steps it deems appropriate to correct said problem.
ARTICLE 25 — RIGHTS TO PROPERTY
25.1	All equipment and other property provided or reimbursed to the CONTRACTOR by the State is the property of the State and shall be turned over to the State at the time of termination or expiration of this Agreement, unless otherwise agreed to in writing. In addition, in regard to the performance of experimental, developmental or research done by the CONTRACTOR, the State shall determine the rights of the Federal Government and the parties to this Agreement in any resulting invention.
ARTICLE 26 — ERRONEOUS ISSUANCE OF PAYMENT OR BENEFITS
26.1	In the event of an error which causes payment(s) to the CONTRACTOR to be issued by the State, the CONTRACTOR shall reimburse the State within thirty (30) calendar days of written notice of such error for the full amount of the payment, subject to the provisions of Section 6.6(D) of this Agreement. Interest shall accrue at the statutory rate on any amounts not paid and determined to be due after the thirtieth (30th) day following the notice.
ARTICLE 27 — EXCUSABLE DELAYS
27.1	The CONTRACTOR shall be excused from performance hereunder for any period that it is prevented from performing any services hereunder in whole or in part as a result of an act of nature, war, civil disturbance, epidemic, court order, or other cause beyond its reasonable control, and such nonperformance shall not be a default hereunder or ground for termination of the Agreement.
27.2	Suspensions under Force Majeure shall require the Party seeking suspension to give notification to the other Party at least five (5) business days before the imposition of the suspension. The receiving Party will be deemed to have agreed to such suspension unless having posted to mail such objection or non-consent within five (5) business days of receipt of request for suspension. The performance of either Party’s obligations under the Agreement shall be suspended during the period that any circumstances of Force Majeure persists, or for a consecutive period of ninety (90) calendar days, whichever is shorter, and such Party shall be granted an extension of time for performance equal to the period of suspension. For the purposes of this section, “Force Majeure” means any event or occurrence which is outside of the reasonable control of the Party concerned and which is not attributable to any act or failure to take preventive action by the Party concerned.

27.3	The CONTRACTOR shall be excused from performance hereunder during any period for which the State of New Mexico has failed to enact a budget or appropriate monies to fund the managed care program, provided that the CONTRACTOR notifies the State, in writing, of its intent to suspend performance and the State is unable to resolve the budget or appropriation deficiencies within forty-five (45) calendar days.

27.4	In addition, the CONTRACTOR shall be excused from performance hereunder for insufficient payment by the State, provided that the CONTRACTOR notifies the State in writing of its intent to suspend performance and the State is unable to remedy the monetary shortfall within forty-five (45) calendar days.
ARTICLE 28 — MARKETING
28.1	The CONTRACTOR shall maintain written policies and procedures governing the development and distribution of marketing materials for Members.
28.2	The State shall review and approve the content, comprehension level, and language(s) of all marketing materials directed at members before use.
(A)	The CONTRACTOR shall distribute its marketing materials to its entire service area.
(B)	The CONTRACTOR shall not seek to influence enrollment in conjunction with the sale or offering of any private insurance, not including public/private partnerships.
(C)	The CONTRACTOR shall specify the methods by which it assures the State that marketing materials are accurate and do not mislead, confuse, or defraud the Members, or the State. Marketing materials will be considered inaccurate, false, or misleading if they contain statements or assertions, written or oral, including but not limited to:
(1)	statements that the Member must enroll with the CONTRACTOR in order to obtain benefits or in order not to lose benefits; or
(2)	statements that the CONTRACTOR is endorsed by CMS, the Federal or State Government, or similar entity.
28.3	Minimum Marketing and Outreach Requirements

The marketing and outreach material shall meet the following minimum requirements:
(A)	marketing and/or outreach materials shall meet requirements for all communication with Members, as set forth in the Medicaid Program Manual; and
(B)	all marketing and/or outreach materials produced by the CONTRACTOR under the Agreement shall state that such services are funded pursuant to an Agreement with the State of New Mexico.
28.4	Marketing and outreach activities not permitted under this Agreement

The following marketing and outreach activities are prohibited, regardless of the method of communication (oral, written) or whether the activity is performed by the CONTRACTOR directly, or by its participating providers, its subcontractors, or any other party affiliated with the CONTRACTOR:
(A)	asserting or implying that a member shall lose Medicaid benefits if he/she does not enroll with the CONTRACTOR or inaccurately depicting the consequences of choosing a different CONTRACTOR;
(B)	designing a marketing or outreach plan which discourages or encourages CONTRACTOR selection based on health status or risk;

(C)	initiating an enrollment request on behalf of a CLTS recipient;

(D)	making inaccurate, false, materially misleading or exaggerated statements;
(E)	asserting or implying that the CONTRACTOR offers unique covered services when another MCO provides the same or similar service;

(F)	using gifts or other incentives to entice people to join a specific health plan;
(G)	directly or indirectly conducting door-to-door, telephonic or other “Cold Call” marketing. “Cold Call” marketing is defined as any unsolicited personal contact by the CONTRACTOR with a potential member for the purpose of marketing. Marketing means any communication from a CONTRACTOR to a Member who is not enrolled in that entity that can reasonably be interpreted as intended to influence the Member to enroll in that particular CONTRACTOR’s CLTS product and not to enroll in or to disenroll from, another MCO’S CLTS product. The CONTRACTOR may send informational material regarding its benefit package to potential members; and
(H)	conducting any other marketing activity prohibited by the State during the course of this Agreement.
28.5	The CONTRACTOR shall take reasonable steps to prevent subcontractors and participating providers from committing the acts described herein. The CONTRACTOR shall be held liable only if it knew or should have known that its subcontractors or participating providers were committing the acts described herein and did not take timely corrective actions. The State reserves the right to prohibit additional marketing activities at its discretion.
28.6	Marketing Time Frames

The CONTRACTOR may initiate marketing and outreach activities at any time.

28.7	The CLTS Marketing Guidelines are incorporated into this Agreement by reference. This Agreement shall incorporate all revisions to the Guidelines produced during the course of the Agreement.

28.8	Health Education and Outreach Materials may be distributed to the CONTRACTOR’s Members by mail or in connection with exhibits or other organized events, including but not limited to, health fair booths at community events and health plan hosted health improvement events. Health Education means programs, services or promotions that are designed or intended to inform the CONTRACTOR’s actual or potential Members upon request about the issues related to health lifestyles, situations that affect or influence health status or methods or modes of medical treatment. Outreach is the means of educating or informing the CONTRACTOR’s actual or potential Members about health issues. The State shall not approve health education materials.
ARTICLE 29 — PROHIBITION OF BRIBES, GRATUITIES & KICKBACKS
29.1	Pursuant to Sections NMSA 1978, § 13-1-191, 30-24-1 et seq., 30-41-1, and 30-41-3, the receipt or solicitation of bribes, gratuities and kickbacks is strictly prohibited.

29.2	No elected or appointed officer or other employee of the State of New Mexico shall benefit financially or materially from this Agreement. No individual employed by the State of New Mexico shall be admitted to any share or part of the Agreement or to any benefit that may arise therefrom.

29.3	The State may, by written notice to the CONTRACTOR, immediately terminate the right of the CONTRACTOR to proceed under the Agreement if it is found, after notice and hearing by the Secretary of HSD or his/her duly authorized representative, that gratuities in the form of entertainment, gifts or otherwise were offered or given by the CONTRACTOR or any agent or representative of the CONTRACTOR to any officer or employee of the State of New Mexico with a view toward securing the Agreement or securing favorable treatment with respect to the award or amending or making of any determinations with respect to the performing of such Agreement. In the event the Agreement is terminated as provided in this section, the State of New Mexico shall be entitled to pursue the same remedies against the CONTRACTOR as it would pursue in the event of a breach of contract by the CONTRACTOR and as a penalty in addition to any other damages to which it may be entitled by law.
ARTICLE 30 — LOBBYING
30.1	The CONTRACTOR certifies, in accordance with the Bryd Anti-Lobying Amendment to the best of its knowledge and belief, that:
(A)	No Federally appropriated funds have been paid or shall be paid, by or on behalf of the CONTRACTOR, to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, or an employee of a member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement.
(B)	If any funds other than Federally appropriated funds have been paid or shall be paid to any person for influencing or attempting to influence an officer or employee of any agency, member of Congress, an officer or employee of Congress or an employee of a member of Congress in connection with this Federal contract, grant, loan, or cooperative agreement, the CONTRACTOR shall complete and submit Standard Form-LLL “Disclosure Form to Report Lobbying,” in accordance with its instructions.
30.2	The CONTRACTOR shall require that the language of this certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all sub-recipients shall certify and disclose accordingly.

30.3	This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed under 31 USC §1352. Any person who fails to file the required certification shall be subject to a civil penalty of not less than ten thousand dollars ($10,000) and not more than one hundred thousand dollars ($100,000) for such failure.
ARTICLE 31 — CONFLICT OF INTEREST
31.1	The CONTRACTOR warrants that it presently has no interest and shall not acquire any interest, direct or indirect, which would conflict in any manner or degree with the performance of services required under this Agreement, and further warrants that signing of this Agreement shall not be creating a violation of the Governmental Conduct Act, NMSA 1978, § 10-16-1 et seq. or be at least equal to Federal safeguards 41 USC 423, section 27.

31.2	If during the term of this Agreement and any extension thereof, the CONTRACTOR becomes aware of an actual or potential relationship, which may be considered a conflict of interest, the CONTRACTOR shall immediately notify the Contract Administrator in writing. Such notification includes when the CONTRACTOR employs or contracts with a person, on a matter related to this Agreement, and that person: (1) is a former State employee who has an obligation to comply with NMSA 1978, § 10-16-1 et. seq., or (2) is a former employee of the Department of Health or the Children, Youth and Families Department who was substantially and directly involved in the development or enforcement of this Agreement.
ARTICLE 32 — CONFIDENTIALITY
32.1	Any confidential information, as defined in State or Federal law, code, rules or regulations or otherwise applicable by the Code of Ethics, regarding Medicaid eligible recipients or providers given to or developed by the CONTRACTOR and its subcontractors shall not be made available to any individual or organization by the CONTRACTOR and its subcontractors other than the CONTRACTOR’s employees, agents, subcontractors, consultants or advisors without the prior written approval of the State.

32.2	The CONTRACTOR shall (1) notify the State promptly of any unauthorized possession, use, knowledge, or attempt thereof, of the State’s data files or other confidential information; and (2) promptly furnish the State full details of the unauthorized possession, use of knowledge or attempt thereof, and assist investigating or preventing the recurrence thereof.

32.3	In order to protect the confidentiality of Member information and records:
(A)	The CONTRACTOR shall adopt and implement written confidentiality policies and procedures which conform to Federal and State laws and regulations.

(B)	The CONTRACTOR’s contracts with practitioners and other providers shall explicitly state expectations about the confidentiality of member information and records.
(C)	The CONTRACTOR shall afford Members and/or legal guardians the opportunity to approve or deny the release of identifiable personal information by the CONTRACTOR to a person or agency outside of the CONTRACTOR, except to duly authorized subcontractors, providers or review organizations, or when such release is required by law, State regulation, or quality standards.
(1)	When release of information is made in response to a court order, the CONTRACTOR shall notify the Member and/or legal guardian of such action in a timely manner.
(2)	The CONTRACTOR shall have specific written policies and procedures that direct how confidential information gathered or learned during the investigation or resolution of a grievance is maintained, including the confidentiality of the Member’s status as a grievant.
32.4	The CONTRACTOR shall comply with the State’s requests for records and documents as necessary to verify the CONTRACTOR is meeting its duties and obligations under this Agreement, or for data reporting legally required of the State. Except as otherwise required by law, the State may not request from the CONTRACTOR records and documents that go beyond ensuring that the CONTRACTOR is meeting its duties under this Agreement, including, where appropriate, records and documents that are protected by any law, including, but not limited to, laws protecting proprietary information as a trade secret, confidentiality laws, and any and all applicable legal privileges (including, but not limited to, attorney/client, physician/patient, and quality assurance and peer review).
ARTICLE 33 — COOPERATION WITH THE MEDICAID FRAUD
CONTROL UNIT
33.1	The CONTRACTOR shall make an initial report to the State within five (5) business days when, in the CONTRACTOR’s professional judgment, suspicious activities may have occurred. The CONTRACTOR shall then take steps to establish whether or not, in its professional judgment, potential fraud has occurred. The CONTRACTOR will then make a report to the State and submit any applicable evidence in support of its findings. If the State decides to refer the matter to the New Mexico State Medicaid Fraud Control Unit of the Attorney General’s Office (MFCU), the State will notify the CONTRACTOR within five (5) business days of making the referral. The CONTRACTOR shall cooperate fully with any and all requests from MFCU for additional documentation or other types of collaboration in accordance with applicable law.
33.2	The CONTRACTOR shall cooperate fully in any investigation by the MFCU or subsequent legal action that may result from such investigation. The CONTRACTOR and its subcontractors and participating network providers shall, upon request, make available to the MFCU any and all administrative, financial and medical records relating to the delivery of items or services for which State monies are expended, unless otherwise provided by law. In addition, the MFCU shall be allowed to have access during normal business hours to the place of business and all records of the CONTRACTOR and its subcontractors and participating network providers, except under special circumstances when after hours access shall be allowed. Special circumstances shall be determined by the MFCU.

33.3	The CONTRACTOR shall disclose to the State, the MFCU, and any other State or Federal agency charged with overseeing the Medicaid program, full and complete information regarding ownership, significant financial transactions or financial transactions relating to or affecting the Medicaid program between CONTRACTOR and persons related to the CONTRACTOR convicted of criminal activity related to Medicaid, Medicare, or the federal Title XX programs.

33.4	Any actual or potential conflict of interest within the CONTRACTOR’s program shall be referred by the CONTRACTOR to the MFCU. The CONTRACTOR also shall refer to the MFCU any instance where a financial or material benefit is given by any representative, agent or employee of the CONTRACTOR to the State, or any other party with direct responsibility for this Agreement. In addition, the CONTRACTOR shall notify the MFCU if it hires or enters into any business relationship with any person who, within two (2) years previous to that hiring or contract, was employed by the State in a capacity relating to the Medicaid program or any other party with direct responsibility for this Agreement.

33.5	Any recoupment received from the CONTRACTOR by the State pursuant to the provisions of Article 8 (Enforcement) of this Agreement herein shall not preclude the MFCU from exercising its right to criminal prosecution, civil prosecution, or any applicable civil penalties, administrative fines or other remedies.

33.6	Upon request to the CONTRACTOR, the MFCU shall be provided with copies of all grievances and resolutions affecting Members.

33.7	Should the CONTRACTOR know about or become aware of any investigation being conducted by the MFCU, or the State, the CONTRACTOR, and its representatives, agents and employees, shall maintain the confidentiality of this information.

33.8	The CONTRACTOR shall have in place and enforce policies and procedures to educate Members of the existence of, and role of, the MFCU.

33.9	The CONTRACTOR shall have in place and enforce policies and procedures for the detection and deterrence of fraud. These policies and procedures shall include specific requirements governing who within the CONTRACTOR’s organization is responsible for these activities, how these activities shall be conducted, and how the CONTRACTOR shall address cases of suspected fraud and abuse.

33.10	All documents submitted by the CONTRACTOR to the State, if developed or generated by the CONTRACTOR, or its agents, shall be deemed to be certified by the CONTRACTOR as submitted under penalty of perjury.
ARTICLE 34 — WAIVERS
34.1	No term or provision of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing by the party claimed to have waived or consented.

34.2	A waiver by any party hereto of a breach of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or Agreement herein contained.
ARTICLE 35 — PROVIDER AVAILABILITY

35.1	All providers owned (wholly or partially) or controlled by the CONTRACTOR, or any of the CONTRACTOR’S related or affiliated entities, and any and all providers that own (wholly or partially) or control the CONTRACTOR, to the extent of its legal authority, shall be willing to become a network provider for any Contractor that contracts with the State for Covered Services, to be reimbursed by such Contractor at the then-current and applicable Medicaid reimbursement rate for that provider type. The applicable Medicaid reimbursement rate is defined to exclude disproportionate share and medical education payments.
ARTICLE 36 — NOTICE
36.1	A notice shall be deemed duly given upon delivery, if delivered by hand, or three (3) calendar days after posting if sent by first-class mail, with proper postage affixed. Notice may also be tendered by facsimile transmission, with original to follow by first class mail.
36.2	All notices required to be given to HSD/MAD under this Agreement shall be sent to the HSD/MAD Contract Administrator or his/her designee:
Sarah Barth, Bureau Chief
Human Services Department
P.O. Box 2348
Santa Fe, NM 87504-2348
36.3	All notices required to be given to ALTSD under this Agreement shall be sent to:
Crystal Mata
Elderly & Disability Services Division
Aging & Long-Term Services Department
2550 Cerrillos Rd
Santa Fe, NM 87505
36.4	All notices required to be given to the CONTRACTOR under this Agreement shall be sent to:
Laura Hopkins, COO
AMERIGROUP Community Care of New Mexico, Inc.
6565 Americas Parkway, Suite 200
Albuquerque, NM 87110
ARTICLE 37 — AMENDMENTS
37.1	This Agreement shall not be altered, changed or amended other than by an instrument in writing executed by the parties to this Agreement. Amendments shall become effective and binding when signed by the parties, approved by the Department of Finance and Administration, and written approvals have been obtained from any necessary State and Federal agencies. All necessary approvals shall be attached as exhibits to the Agreement.
ARTICLE 38 — SUSPENSION, DEBARMENT AND OTHER
RESPONSIBILITY MATTERS
38.1	Pursuant to 45 C.F.R. Part 76 and other applicable federal regulations, the CONTRACTOR certifies by signing this Agreement, that it and its principals, to the best of its knowledge and belief and except as otherwise disclosed in writing by CONTRACTOR to the State prior to the execution of this Agreement: (1) are not debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Federal department or agency; (2) have not, within a three-year period preceding the effective date of this Agreement, been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, State, or local) contract or subcontract; violation of Federal or State antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; (3) have not been indicted for, or otherwise criminally or civilly charged by a governmental entity (Federal, State or local) with, commission of any of the offenses enumerated above in this Article 38.1; (4) have not, within a three-year period preceding the effective date of this Agreement, had one or more public agreements or transactions (Federal, State or local) terminated for cause or default; and (5) have not been excluded from participation from Medicare, Medicaid, Federal health care programs or Federal behavioral health care programs pursuant to Title XI of the Social Security Act, 42 U.S.C. § 1320a-7 and other applicable federal statutes. The CONTRACTOR may not knowingly have a relationship with the following:
(A)	an individual who is an affiliate, as defined in the Federal Acquisition Regulations, that is disbarred, suspended, or otherwise excluded from participating in procurement activities under the Federal Acquisition Regulation or from participating in non-procurement activities under regulations issued under Executive Order No. 12549 or under guidelines implementing Executive Order No. 12549; or
(B)	For purposes of this sction, an individual who is an affiliate, as defined in the Federal Acquisition Regulation, has a “relationship” if such individual is:
(1)	a director, officer or partner of the CONTRACTOR;
(2)	a person with beneficial ownership of five percent (5%) or more of the CONTRACTOR’s equity; or
(3)	a person with an employment, consulting or other arrangement with the CONTRACTOR’s obligations under this Agreement.
38.2	The CONTRACTOR’s certification in Article 38.1 is a material representation of fact upon which the State relied when this Agreement was entered into by the parties. The CONTRACTOR shall provide immediate written notice to the State, if, at any time during the term of this Agreement, the CONTRACTOR learns that its certification in Article 38.1 was erroneous on the effective date of this Agreement or has become erroneous by reason of new or changed circumstances. If it is later determined that the CONTRACTOR’s certification in Article 38.1 was erroneous on the effective date of this Agreement or has become erroneous by reason of new or changed circumstances, in addition to other remedies available to the State, the State may terminate the Agreement.

38.3	As required by 45 C.F.R. Part 76 or other applicable federal regulations, the CONTRACTOR shall require each proposed first-tier subcontractor whose subcontract will equal or exceed twenty-five thousand dollars ($25,000), to disclose to the CONTRACTOR, in writing, whether as of the time of award of the subcontract, the subcontractor, or its principals, is or is not debarred, suspended, or proposed for debarment by any Federal department or agency. The CONTRACTOR shall make such disclosures available to the State when it requests subcontractor approval from the State pursuant to

Article 19.4. If the subcontractor, or its principals, is debarred, suspended, or proposed for debarment by any Federal department or agency, the State may refuse to approve the use of the subcontractor.
ARTICLE 39 — NEW MEXICO EMPLOYEES HEALTH COVERAGE
39.1	If CONTRACTOR has, had, or anticipates having, six (6) or more employees who work, or who worked, are working, or are expected to work, an average of at least twenty (20) hours per week over a six (6) month period with said six-month period being at any time during the year prior to seeking the contract with the State of at anytime during the term of this Agreement, CONTRACTOR certifies, by signing this Agreement, to:
(A)	have in place, and agree to maintain for the term of this Agreement, health insurance for those New Mexico employees and offer that health insurance to those employees no later than July 1, 2008, if the expected annual value in the aggregate of any and all contracts between the CONTRACTOR and the State exceeds one million dollars ($1,000,000.00); or
(B)	have in place, and agree to maintain for the term of this Agreement, health insurance for those New Mexico employees and offer that health insurance to those employees no later than July 1, 2009, if the expected annual value in the aggregate of any and all contracts between the CONTRACTOR and the State exceeds Five hundred thousand dollars $500,000.00; or
(C)	have in place, and agree to maintain for the term of this Agreement, health insurance for those New Mexico employees and offer that health insurance to those employees no later than July 1, 2010, if the expected annual value in the aggregate of any and all contracts between the CONTRACTOR and the State exceeds Two hundred fifty thousand dollars $250,000.00.
39.2	CONTRACTOR must agree to maintain a record of the number of employees who have:
(A)	accepted health insurance;
(B)	declined health insurance due to other health insurance coverage already in place; or

(C)	declined health insurance for other reasons.
These records are subject to review and audit by the State or its representative.
39.3	The CONTRACTOR must agree to advise all New Mexico employees in writing of the availability of State publicly financed health coverage programs by providing each employee with, at a minimum, the following web site link for additional information http://insurenewmexico.state.nm.us/.

39.4	For Indefinite Quantity, Indefinite Delivery contracts (price agreements without specific limitations on quantity and providing for an indeterminate number of orders to be placed against it) these requirements shall apply the first day of the second month after the CONTRACTOR reports combined sales (from state and, if applicable, from local public bodies if from a state price agreement) of Two hundred and fifty thousand ($250,000); Five hundred thousand dollars ($500,000), or One million dollars ($1,000,000), depending on the dollar value threshold in effect at that time.

39.5	The CONTRACTOR agrees to include the provisions of this Article in all subcontracts, involving entities whose employees reside within that State of New Mexico, including Network Provider agreements, and all other sub-agreements used to fulfill the CONTRACTOR’s obligations under this Agreement.

39.6	The CONTRACTOR agrees to obtain verification of its subcontractors and Network Providers for compliance with this Article. Failure of any subcontractor or Network Provider to comply with this Article is to be reported to the State immediately upon CONTRACTOR’s knowledge of such failure and the CONTRACTOR shall advise the non-complying subcontractor or Network Provider that failure to cure the deficiency can result in immediate termination of the subcontract or Network Provider agreement, or as may be mandated by the State.
ARTICLE 40 — ENTIRE AGREEMENT
40.1	This Agreement incorporates all the agreements, covenants, and understandings between the parties hereto concerning the subject matter hereof, and all such covenants, agreements and understandings have been merged into this written Agreement. No prior agreement or understanding, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in this Agreement. Except for those revisions required by CMS, state or federal requirements, revisions to the original Agreement shall require an amendment agreed to by both parties.
ARTICLE 41 — AUTHORIZATION FOR CARE
41.1	The CONTRACTOR shall, to the extent possible, ensure that administrative burdens placed on providers are minimized. In furtherance of this objective, the CONTRACTOR shall provide to the State, on a quarterly basis, a report of all benefits and procedures for which the CONTRACTOR or any of its subcontractors require a prior authorization. This report shall identify, for each such benefit and procedure, the number of such authorization requests that were made by providers, and the percentage that were approved and denied.
ARTICLE 42 — DUTY TO COOPERATE
42.1	The parties agree that they will cooperate in carrying out the intent and purpose of this Agreement. This duty includes specifically, an obligation by the parties to continue performance of the Agreement in the spirit it was written, in the event they identify any possible errors or problems associated with the performance of their respective obligations under this Agreement.
ARTICLE 43 — MERGER
43.1	This Agreement incorporates all the agreements, covenants, and understandings between the parties hereto concerning the subject matter hereof, and all such agreements, covenants, and understandings have been merged in this written Agreement. No prior agreement or understanding, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in this Agreement. Except for those revisions required by CMS, state or federal requirements, revisions to the original Agreement shall require an amendment agreed to by the parties.
ARTICLE 44 — PENALTIES FOR VIOLATION OF LAW
44.1	The Procurement Code, Sections 13-1-28 through 13-1-19, NMSA 1978, imposes civil and criminal penalties for its violation. In addition, the New Mexico criminal statutes impose felony penalties for illegal bribes, gratuities and kickbacks.

ARTICLE 45 — WORKERS COMPENSATION
45.1	The CONTRACTOR agrees to comply with state laws and regulations applicable to workers compensation benefits for its employees. If the CONTRACTOR fails to comply with the Workers Compensation Act and applicable regulations when required to do so, this Agreement may be terminated by the State.
ARTICLE 46 — INVALID TERM OR CONDITION
46.1	If any term or condition of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be valid and enforceable.
ARTICLE 47 — ENFORCEMENT OF AGREEMENT
47.1	A party’s failure to require strict performance of any provision of this Agreement shall not waive or diminish that party’s right thereafter to demand strict compliance with that or any other provision. No waiver by a party of any of its rights under this Agreement shall be effective to waive any other rights.
ARTICLE 48 — AUTHORITY
48.1	If CONTRACTOR is other than a natural person, the individual(s) signing this Agreement on behalf of CONTRACTOR represents and warrants that he or she has the power and authority to bind CONTRACTOR, and that no further action, resolution, or approval from CONTRACTOR is necessary to enter into a binding contract.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of execution by the State Contracts Officer, below.

CONTRACTOR

By:	/S/ Aileen McCormick	Date:	5/5/08

Title:	SW REGIONAL CEO

STATE OF NEW MEXICO

By:	/S/ Pamela S. Hyde	Date:	6/30/08

Pamela S. Hyde, J.D. Secretary Human Services Department

Approved as to Form and Legal sufficiency:

By:	/S/ Paul R. Ritzma	Date:	6/27/08

Paul R. Ritzma, General Counsel Human Services Department

By:	/S/ Cindy Padilla	Date:	6/26/08

Cindy Padilla, Secretary Aging & Long-Term Services Department

Approved as to Form and Legal sufficiency:

By:	/S/ Ana Marie Ortiz	Date:	6/26/08

General Counsel Aging & Long-Term Services Department

DEPARTMENT OF FINANCE AND ADMINISTRATION

By:	/s/ Brad Mathews	Date:	8/12/08

State Contracts Officer
The records of the Taxation and Revenue Department reflect that the CONTRACTOR is registered with the Taxation and Revenue Department of the State of New Mexico to pay gross Receipts and compensating taxes.

TAXATION AND REVENUE DEPARTMENT

ID Number: 03044223000

By:	Julie Rico	Date:	7/1/08

CLTS Cohort Rate Table
AMERIGROUP
August 1, 2008 thru June 30, 2009

Cohort	Description	Member Months	Rates
300	NF LOC — Phase I, III, IV — Dual Eligible	*****REDACTED****

310	NF LOC — Phase II — Dual Eligible
320	NF LOC — Phase V — Dual Eligible

302	NF LOC — Phase I, III, IV — Medicaid Only
312	NF LOC — Phase II — Medicaid Only
322	NF LOC — Phase V — Medicaid Only

301	MI VIA — Dual Eligible

303	MI VIA — Medicaid Only

304	Healthy Duals

TOTAL

Phase I	Effective August 1, 2008 thru June 30, 2009
Phase II	Effective November 1, 2008 thru June 30, 2009
Phase III	Effective January 1, 2009 thru June 30, 2009
Phase IV	Effective April 1, 2009 thru June 30, 2009
Phase V	Effective April 1, 2009 thru June 30, 2009

CONTRACTOR		State of NM HSD Representative

BY:	/S/ Aileen McCormick	BY:	Carolyn Ingram

TITLE:	SW Regional CEO	TITLE:	Director, Medical Assistance Division/HSD

DATE:	7/7/2008	DATE:	8/1/08

APPENDIX A
BENEFITS/SERVICES
EXCLUDED BENEFITS
AND
VALUE ADDED BENEFITS/SERVICES
BENEFITS/SERVICES
The CONTRACTOR shall be required to provide a comprehensive coordinated and fully integrated system of health care, long-term and social and community services to Members. The CONTRACTOR does not have the option of deleting benefits from the defined CLTS benefit package.
Behavioral health services provided by the CONTRACTOR’s Network Providers will be covered by the CONTRACTOR even when the primary diagnosis is a behavioral health diagnosis. All prescriptions for drugs written by the CONTRACTOR’s providers shall be paid for by the CONTRACTOR including drugs used to treat behavioral health conditions. Facility costs, including emergency room costs, will be covered by the CONTRACTOR when billed on an acute care/general hospital facility claim form, including behavioral health services provided by hospital staff.
Laboratory and Radiology Service costs shall be the responsibility of the CONTRACTOR when a Behavioral Health provider orders lab or radiology work that is performed by an outside, independent laboratory or radiology facility, including those lab and radiology services provided for persons within a psychiatric unit, a freestanding psychiatric hospital or the UNM Psychiatric emergency room.
Lab and radiology services shall be the responsibility of the SE when they are provided within and billed by a free standing psychiatric hospital, a PPS exempt unit of a general acute care hospital or UNM Psychiatric Emergency Room. In the event that a psychiatrist orders lab work but completes that lab work in their office/facility and bills for it, the SE is responsible for payment.
To facilitate proper adjudication of these claims, HSD/MAD will provide, or will require the SE to provide, an SE provider file to the CONTRACTOR to identify SE providers.
The following services are included in the covered benefit package of the Agreement, as currently defined and referenced herein, with reference made to those services provided for in the State’s 1915(c) waiver:
“Adult Day Health Services” are generally provided for two or more hours per day on a regularly scheduled basis, for one or more days per week, by a licensed adult day-care, community-based facility that offers health and social services to assist Members to achieve optimal functioning. Private Duty Nursing Services and Skilled Maintenance Therapies (physical, occupational and speech) may be provided in conjunction with Adult Day Health Services, by the Adult Day Health provider or by another provider. The Private Duty Nursing and Skilled Maintenance Therapies must be provided in a private setting at the facility. This is a 1915(c) waiver service.
“Ambulatory Surgical Services” includes surgical services rendered in an ambulatory surgical center setting as set forth in HSD/MAD regulations, 8.324.10 NMAC, AMBULATORY SURGICAL CENTER SERVICES.
“Anesthesia Services” includes anesthesia and monitoring services necessary for the performance of surgical or diagnostic procedures set forth in HSD/MAD regulations, 8.310.5, NMAC, ANESTHESIA SERVICES.

“Assisted Living Services” are residential services that include personal support services, companion services, assistance with medication administration as set forth in Department of Health regulations, 7.8.2 RESIDENTIAL HEALTH FACILITIES. This is a 1915(c) waiver service.
“Audiology Services” includes audiology services as set forth in HSD/MAD regulations, 8.324.6 NMAC, HEARING AIDS AND RELATED EVALUATION.
“Case Management Services” includes the following:
(1)	Case Management Services for Pregnant Women and their Infants, as set forth in HSD/MAD regulations, 8.326.3;
(2)	Case Management Services for Traumatically Brain Injured Adults, as set forth in HSD/MAD regulations, 8.326.5;
(3)	Case Management Services for Children up to age (3) years, as set forth in HSD/MAD regulations, 8.326.6;
(4)	Case Management Services for Medically at Risk, as set forth in HSD/MAD regulations, 8.320.5;
Case Management Services does not include the Case Management Services provided to Developmentally Disabled Children age zero to three years of age who are receiving early intervention services, or Case Management provided by CYFD, defined as Child Protective Services Management.
“Community Transition Goods and Services” and “Community Relocation Specialist Services” are set forth in detail in Appendix C. This is a 1915(c) waiver service.
“Dental Services” includes dental services as set forth in HSD/MAD regulations, 8.310.7 NMAC, DENTAL SERVICES.
“Diagnostic Imaging and Therapeutic Radiology Services” includes medically necessary diagnostic imaging and radiology services set forth in HSD/MAD regulations, 8.324.3 NMAC, DIAGNOSTIC IMAGING AND THERAPEUTIC RADIOLOGY SERVICES.
“Dialysis Services” includes medically necessary dialysis services as set forth in HSD/MAD regulations, 8.325.2 NMAC, DIAYLSIS SERVICES. Dialysis providers shall assist Members in applying for and pursuing final Medicare eligibility determination.
“Durable Medical Equipment and Medical Supplies” includes the purchase, delivery, maintenance and repair of equipment, oxygen and oxygen administration equipment, nutritional products, disposable diapers, and disposable supplies essential for the use of the equipment as set forth in HSD/MAD regulations, 8.324.5 NMAC, DURABLE MEDICAL EQUIPMENT AND MEDICAL SUPPLIES.
“Emergency Response Services” provide an electronic device that enables Members to secure help in an emergency. The Member may also wear a portable “help” button to allow for mobility. The system is connected to the Member’s phone and programmed to signal a response center when the “help” button is activated. The response center is staffed by trained professionals. Emergency Response Services include installing, testing and maintaining equipment; training Members, caregivers, and first responders on the use of the equipment; twenty-four (24) hour monitoring for alarms; checking systems monthly or more frequently, if warranted by electrical outages, severe weather, etc.; and reporting Member emergencies and changes in the Member’s condition that may affect service delivery. Emergency categories consist of emergency response, emergency response high need, and emergency response installation/disconnect. This is a 1915(c) waiver service.
“Emergency Services” includes emergency and post-stabilization care services. Emergency Services are inpatient and outpatient services that are furnished by a provider that is qualified to furnish these services and which are needed to evaluate or stabilize an emergency condition. An emergency condition shall meet the definition of emergency as set forth in HSD/MAD regulations, 8.305.1.7 NMAC. The CONTRACTOR shall not limit what constitutes an emergency medical condition on the basis of lists of diagnosis or symptoms. Emergency Services shall be provided in accordance with HSD/MAD regulations, 8.305.7.11(F) NMAC. Post-stabilization care services are Covered Services related to an emergency condition that are provided after a Member is stabilized in order to maintain the stabilized condition or to improve or resolve the Member’s condition, such that within reasonable medical probability, no material deterioration of the Member’s condition is likely to result from or occur during discharge of the Member or transfer of the Member to another facility.
“Environmental Modifications” include the purchase and/or installation of equipment and/or making physical adaptations to an Member’s residence that are necessary to ensure the health, welfare, and safety of the Member or enhance the level of the Member’s independence. Adaptations include the installation of ramps and grab-bars; widening of doorways/hallways; installation of specialized electric and plumbing systems to accommodate medical equipment and supplies; lifts/elevators; modification of bathroom facilities (roll-in showers, sink, bathtub, and toilet modifications, water faucet controls, floor urinals and bidet adaptations and plumbing); turnaround space adaptations; specialized accessibility/safety adaptations; additions; trapeze and mobility tracks for home ceilings; automatic door openers/doorbells; voice-activated, light-activated, motion-activated, and electronic devices; fire safety adaptations; air-filtering devices; heating/cooling adaptations; glass substitute for windows and doors; modified switches, outlets, or environmental controls for home devices; and alarm and alert systems and/or signaling devices. All Environmental Modifications shall be provided in accordance with applicable federal, state laws and regulations, and local building codes.
The CONTRACTOR must ensure proper design criteria is addressed in planning and design of the adaptation, provide or secure licensed contractor(s) or approved vendor(s) to provide construction/remodeling services, provide administrative and technical oversight of construction projects, provide consultants to family members, waiver providers, and contractors concerning environmental modification projects to the Member’s residence, and inspect the final environmental modification project to ensure that the adaptations meet the approved plan submitted for environmental adaptation. This is a 1915(c) waiver service.
“EPSDT Services” includes the delivery of the Federally mandated EPSDT services as set forth in HSD/MAD regulations, 8.320.2 NMAC, EPSDT Services, and the following:
(1)	“EPSDT Private Duty Nursing” includes private duty nursing for the EPSDT population as set forth in HSD/MAD regulations, 8.323.4 NMAC, EPSDT PRIVATE DUTY NURSING SERVICE. The services shall either be delivered in the Member’s home or the school setting.
(2)	“EPSDT Personal Care” includes medically necessary personal care services furnished to Members under twenty-one (21) years of age as part of EPSDT as set forth in HSD/MAD regulations, 8.323.2 NMAC.
(3)	“Tot-to-Teen Health Checks” requires the CONTRACTOR to adhere to the periodicity schedule to ensure that eligible Members receive EPSDT screens (Tot-to-Teen Health Checks), including:

(A)	education of and outreach to Members regarding the importance of health checks;
(B)	development of a proactive approach to ensure that the services are received by Members;
(C)	facilitation of appropriate coordination with school-based providers;
(D)	development of a systematic communication process with CONTRACTOR’s Network Providers regarding screens and treatment coordination for Members;
(E)	process to document, measure, and ensure compliance with the periodicity schedule; and
(F)	development of a proactive process to ensure the appropriate follow-up evaluation, referral, and/or treatment, especially early intervention for mental health conditions, vision and hearing screening and current immunizations.
“Experimental Technology” The CONTRACTOR shall not deem a technology or its application experimental, investigational, or unproven and deny coverage unless that technology or its application is within the definition of “experimental, investigational, or unproven” as set forth in HSD/MAD regulations, 8.325.6 NMAC, EXPERIMENTAL OR INVESTIGATIONAL PROCEDURES TECHNOLOGIES OR NON-DRUG THERAPIES.
“Health Education and Preventive Care” The CONTRACTOR shall:
(1)	provide a continuous program of health education without cost to Member. Such a program includes publications (e.g., brochures, newsletters, email updates), media (e.g., films, videotapes, DVDs), presentations (e.g., seminars, lunch-and-learn sessions), and class room instruction;
(2)	provide programs of wellness education. Additional programs may be provided which address the social and physical consequences of high-risk behaviors;
(3)	make preventive services available to Members. The CONTRACTOR shall periodically remind and encourage Members to use benefits, including physical examinations, which are available and designed to prevent illness (e.g., HIV counseling and testing for pregnant women);
(4)	initiate targeted prevention initiatives for Members with acute and chronic disease, such as influenza and pneumococcal vaccinations, fecal occult blood testing, and eye and hearing examinations; and
(5)	develop policies and procedures which encourage Home Safety Evaluations be performed proactively on all at-risk Members transitioning from institutions to community settings.
“Home Health Services” includes home health services set forth in HSD/MAD regulations, 8.325.9 NMAC, HOME HEALTH SERVICES.
“Hospice Services” includes hospice services set forth in HSD/MAD regulations, 8.325.4 NMAC, HOME HEALTH SERVICES.

“Hospital Outpatient Services” includes hospital outpatient services for preventive, diagnostic, therapeutic, rehabilitative, or palliative medical services as set forth in HSD/MAD regulations, 8.311.2, NMAC, OUTPATIENT COVERED SERVICES.
“Inpatient Hospital Services” includes hospital inpatient acute care, procedures, and services as set forth in HSD/MAD regulations, 8.311.2 NMAC, HOSPITAL SERVICES. The CONTRACTOR shall comply with the maternity length of stay defined in HIPAA. Coverage for a hospital stay following a normal vaginal delivery may generally not be limited to less than forty-eight (48) hours for both the mother and newborn child. Health coverage for a hospital stay in connection with childbirth following a cesarean section may generally not be limited to less than ninety-six (96) hours for both the mother and newborn child.
“Laboratory Services” includes all laboratory services provided according to the applicable provisions of CLIA as set forth in HSD/MAD regulations, 8.324.2 NMAC, LABORATORY SERVICES.
“Nursing Facilities” includes services provided in nursing facilities or hospital swing beds to Members expected to reside in those facilities as set forth in HSD/MAD Program Manual MAD-731, NURSING FACILITIES and MAD-723, SWING BED HOSPITALS.
“Nutritional Services” includes nutritional services furnished to pregnant women and children set forth in HSD/MAD regulations, 8.324.9 NMAC, NUTRITIONAL SERVICES.
“Occupational Therapy Services” promote fine motor skills, coordination, sensory integration, and/or facilitate the use of adaptive equipment or other assistive technology. Specific services include: teaching of daily living skills; development of perceptual motor skills and sensory integrative functioning; design, fabrication, or modification of assistive technology or adaptive devices; provision of assistive technology services; design, fabrication, or applying selective orthotic or prosthetic devices or selecting adaptive equipment; use of specifically designed crafts and exercise to enhance function; training regarding OT activities; and consulting or collaborating with other service providers or family members, as direct by the Member.
“Personal Care Option Services” including the Personal Care Option Services as defined in HSD/MAD regulations, 8.315.4 NMAC, PERSONAL CARE OPTION SERVICES.
“Pharmacy Services” includes all pharmacy and related services as set forth in 8.324.4 NMAC, PHARMACY SERVICIES. The CONTRACTOR’s Preferred Drug List (PDL) shall use the following guidelines:
(1)	there is at least one (1) representing drug for each of the categories in the First Data Bank Blue Book;

(2)	generic substitution shall be based on AB Rating and/or clinical need;
(3)	for a multiple source, brand name product within a therapeutic class, the CONTRACTOR may select a representative drug;
(4)	the PDL shall follow the CMS special guidelines relating to drugs used to treat HIV infection;
(5)	the PDL shall include coverage of certain over the counter (OTC) drugs by a licensed practitioner; and

(6)	the CONTRACTOR shall implement an appeals process for practitioners who think that an exception to the PDL shall be made for an individual Member.
In addition:
(1)	the CONTRACTOR shall use a PDL developed with consideration of the clinical efficiency, safety and cost effectiveness of drug items and shall provide medically appropriate drug therapies for Members. Drug items not on the PDL must be considered for coverage on a prior authorization basis. Atypical antipsychotic medications must be available in the same manner as conventional antipsychotic medications for the treatment of severe mental illness, including schizophrenia, clinical depression, bipolar disorder, anxiety-panic disorder and obsessive-compulsive disorder. In compliance with State law, HSD/MAD will be creating a single Medicaid PDL to be used by all HSD/MAD Medicaid contractors for all Medicaid programs. HSD/MAD will require the CONTRACTOR to deliver a pharmacy benefit package using a single Medicaid PDL;
(2)	the CONTRACTOR shall coordinate as necessary with the SE when administering the pharmacy services, to ensure that Member and provider questions are appropriated directed. The CONTRACTOR shall edit pharmacy claims to ensure that any authorizations given and claims paid are within the scope of the responsibility of the CONTRACTOR or the CONTRACTOR’s pharmacy subcontractor, and appropriately inform Members or providers when the claims within the scope of the responsibility of the SE for behavioral health services. Such determinations will be primarily based on the prescriber and other criteria as may be provided by the State;
(3)	the CONTRACTOR shall maintain written policies and procedures governing its drug utilization review (DUR) program, in compliance with Federal and State law and regulations;
(4)	the CONTRACTOR shall coordinate the delivery of the pharmacy benefit when Medicare Part D is the primary coverage; and
(5)	the CONTACTOR shall ensure that any Member who takes nine (9) or more different prescription medications has their medications reviewed by a medical clinician for appropriateness and the identification and correction of potentially harmful practices and shall document this review in the Member’s chart at least every six (6) months.
“Physical Health Services” includes primary (including those provided in school-based settings) and specialty physical health services provided by a licensed practitioner performed within the scope of practice as defined by State law and as set forth in HSD/MAD regulations, 8.310.2.9, NMAC, MEDICAL SERVICES PROVIDERS; 8.310.9, NMAC, MIDWIFE SERVICES, including attending out of hospital births and other related birthing services performed by certified nurse midwives or direct-entry midwives licensed by the State of New Mexico which are either: (1) validly contracted with, and fully credentialed by, CONTRACTOR; or (2) are validly contracted with HSD/MAD. A licensed midwife shall only be considered validly contracted with HSD/MAD if all agreements and documents required by HSD/MAD, or the CONTRACTOR have been executed and approved. See also, HSD/MAD regulations, 8.310.11, NMAC, PODIATRY SERVICES; 8.310.3 NMAC, RURAL HEALTH CLINIC SERVICES; AND 8.310.4 NMAC, FEDERALLY QUALIFIED HEALTH CENTER SERVICES.
“Physical Therapy Services” promote gross/fine motor skills, facilitate independent functioning and/or prevent progressive disabilities. Specific services include: professional assessment(s), evaluation(s), and monitoring for therapeutic purposes; physical therapy treatments and interventions; training regarding PT activities, use of equipment and technologies or any other aspect of the Member’s physical therapy services; designing, modifying, or monitoring use of related environmental modifications; designing, modifying, and monitoring use of related activities supportive to the ISP goals and objectives; and consulting and collaborating with other service providers of family members, as directed by the Member.
“Pregnancy Termination Services” includes coverage of pregnancy terminations for rape, incest and endangerment to the life of the mother as allowed per 42 C.F.R. §441.202. A certification from the Network Provider must be provided prior to payment.
“Preventive Health Services” Unless a Member refuses offered services, and such refusal is documented, the CONTRACTOR shall provide, to the extent necessary, the services described herein. Member refusal is defined to include both failure to consent and refusal to access care. Preventive Health Services include:
(1)	Immunizations. The CONTRACTOR shall ensure that, within six (6) months of enrollment, Members are immunized and current according to the type and schedule provided by the most current version of the Recommendations of the Advisory Committee on Immunization Practices, Centers for Disease Control and Prevention, Public Health Service, United States Department of Health and Human Services. This may be done by providing the necessary immunizations or by verifying the immunization history by a method deemed acceptable by the ACIP. “Current” is defined as no more than four (4) months overdue.
(2)	Screens. The CONTRACTOR shall ensure that, to the extent possible, within six (6) months of enrollment or within six (6) months of a change in the standard, asymptomatic Members receive and are current for at least the following Screening Services. The CONTRACTOR shall require its Network Providers to perform the appropriate interventions based on the results of the screens. “Current” is defined as no more than four (4) months overdue.
(A)	Screening for Breast Cancer. Female Members age forty (40) through sixty-nine (69) years of age who are not at high risk for breast cancer shall be screened every one to two years by mammography alone or by mammography and annual clinical breast examination. Female Members at high risk for developing breast cancer shall be screened as often as clinically indicated.
(B)	Screening for Cervical Cancer. Female Members with a cervix shall receive cytopathology testing starting at the onset of sexual activity, but at least by twenty-one (21) years of age, and every three (3) years thereafter until reaching sixty-five (65) years of age, if prior testing has been consistently normal and the Member has been confirmed to be not at high risk. If the Member is at high risk, the testing frequency shall be at least annual.
(C)	Screening for Colorectal Cancer. Members aged fifty (50) years and older at normal risk for colorectal cancer shall be screened with annual fecal occult blood testing or sigmoidoscopy colonoscopy or double contrast barium at a periodicity determined by the CONTRACTOR.
(D)	Blood Pressure Measurement. Members of all ages shall receive a blood pressure measurement as medically indicated.
(E)	Serum Cholesterol Measurement. Male Members aged thirty-five (35) and older and Female Members aged forty-five (45) and older who are at normal risk for coronary heart disease shall receive serum cholesterol and HDL cholesterol measurement every five (5) years. Adults aged twenty (20) and older with risk factors for coronary artery disease shall have serum cholesterol and HDL cholesterol measurements as clinically indicated.
(F)	Screening for Obesity. All Members shall receive annual body weight and height measurements to be used in conjunction with a calculation of the Body Mass Index or referenced to a table of recommended weights.
(G)	Screening for Elevated Lead Levels. Members aged nine (9) to fifteen (15) months old (ideally twelve (12) months old) shall receive a blood lead measurement at least once.
(H)	Screening for Type 2 Diabetes. Members with one or more of the following risk factors shall be screened. Risk factors include a family history of diabetes (parent or sibling with diabetes); obesity (more than 20% over desired weight or BMI greater than 27 kg/m2); race/ethnicity (e.g., Hispanic, Native American, African American, Asian-Pacific Islander); previously identified impaired fasting glucose or impaired glucose tolerance; hypertension (greater than 140/90 mmHg); HDL cholesterol level lower than 35 mg/dl and triglyceride level greater than 250 mg/dl; history of gestational diabetes mellitus (GDM) or delivery of babies over nine pounds.
(I)	Screening for Tuberculosis. Routine tuberculin skin testing shall not be required for all Members. The following high risk persons shall be screened or previous screening noted: persons who immigrated from countries in Asia, Africa, Latin America or the Middle East in the preceding five (5) years; persons who have substantial contact with immigrants from those areas; migrant farm workers; and person who are alcoholic, homeless or injecting drug users; HIV-infected persons shall be screened annually. Members whose screening tuberculin test is positive (greater than 10 mm. of induration) must be referred to the local public health office in their community of residence for contact investigation.
(J)	Screening for Rubella. Female Members of childbearing ages shall be screened for rubella susceptibility by history of vaccination or by serology at their first clinical encounter in an office setting.
(K)	Screening for Visual Impairment. Members three (3) to four (4) years of age shall be screened at least once for amblyopia and strabismus by physical examination and a stereo acuity test.
(L)	Screening for Hearing Impairment. Members fifty (50) years and older shall be routinely screened for hearing impairment by questioning them about their hearing.
(M)	Screening for Problem Drinking and Substance Abuse. Adolescent and adult Members shall be screened at least once by a careful history of alcohol use and/or the use of a standardized screening questionnaire such as the Alcohol Use Disorders Identification Test (AUDIT) or the four-question CAGE Instrument and the Substance Abuse Screening and Severity Inventory (SASSI). The frequency of screening shall be determined by the results of the first screen and other clinical indications. Members shall be referred to the SE as warranted.

(N)	Prenatal Screening. Pregnant Members shall be screened for preeclampsia, D (Rh) Incompatibility Down syndrome, neural tube defects, and hemogloginopathies, vaginal and rectal Group B Streptococcal infection, and counseled and offered testing for HIV.
(O)	Screening for Chlamydia. All sexually active female Members age twenty-five (25) or younger shall be screened for Chlamydia. All female Members over age twenty-five (25) shall be screened for Chlamydia if they inconsistently use carrier contraception have more than one sexual partner or have had a sexually transmitted disease in the past.
(P)	Behavioral Health Screening. During an encounter with a PCP, a behavioral health screen shall occur.
The CONTRACTOR shall ensure that clinically appropriate follow-up and/or intervention is performed when indicated by the screening results and that this is done using the guidance provided in the Guide Preventive Services, Report of the U.S. Preventive Services Task Force, Second Edition, Shalliams and Wilkins, 1996.
(3)	Tot-to-Teen Health Checks. The CONTRACTOR shall operate a Tot-to-Teen Health check program for Members up to twenty-one (21) years of age to ensure the delivery of the Federally mandated EPSDT services. Within six (6) months of enrollment, the CONTRACTOR shall endeavor to ensure the eligible Members (up to age twenty-one) are current according to the screening schedule in EPSDT services, set forth in HSD/MAD regulations, 8.320.3 NMAC.
(4)	Counseling Services. The CONTRACTOR shall provide to applicable asymptomatic Members counseling on the following unless Member refusal is documented: to prevent tobacco use, to promote physical activity, to promote a health diet, to prevent osteoporosis and heart disease in menopausal female Members, citing the advantages and disadvantages of calcium and hormonal supplementation, to prevent motor vehicle injuries, to prevent household and recreational injuries, to prevent dental and periodontal disease, to prevent HIV infection and other sexually transmitted diseases, and to prevent unintended pregnancies.
(5)	Health Advisor Telephone Hotline. The CONTRACTOR shall provide a toll-free health advisor hotline, which shall provide at least the following:
(A)	general health information on topics appropriate to the various Medicaid populations, including those with severe and chronic conditions;
(B)	clinical assessment and triage to evaluate the acuity and severity of the Member’s symptoms and make the clinically appropriate referral; and
(C)	pre-diagnostic and post-treatment care decision assistance based on symptoms.
The CONTRACTOR must participate in and provide appropriate financing for the statewide twenty-four (24) hour nurse hotline, unless significantly less costly options exist and are approved by the State.
(6)	Family Planning Policy. The CONTRACTOR shall have a written family planning policy. This policy shall ensure that Members of the appropriate age of both sexes who seek family planning services shall be provided with counseling pertaining to the following: methods of contraception; evaluation and treatment of infertility; HIV and other sexually transmitted diseases and risk reduction practices; options for pregnant Members who do not wish to keep a child; and options for pregnant Members who may wish to terminate the pregnancy.
(7)	Prenatal Care Program. The CONTRACTOR shall operate a proactive prenatal care program to promote early initiation and appropriate frequency of prenatal care consistent with the standards of the American College of Obstetrics and Gynecology. The program shall include at least the following:
(A)	educational outreach to all Members of child-bearing ages;
(B)	prompt and easy access to obstetrical care, including providing an office visit with a practitioner within three (3) weeks of having a positive pregnancy test (laboratory or home) unless earlier care is clinically indicated;
(C)	risk assessment of all pregnant Members to identify high risk cases for special management;

(D)	counseling which strongly advises voluntary testing for HIV;
(E)	case management services to address the special needs of Members who have a high risk pregnancy, especially if risk is due to psychosocial factors such as substance abuse or teen pregnancy;
(F)	screening for determination of need of a post-partum home visit; and
(G)	coordination with other services in support of good prenatal care, including transportation and other community services and referral to an agency that dispenses free or reduced price baby car seats.
“Private Duty Nursing Services” include activities, procedures, and treatment for a physical condition, physical illness, or chronic disability. Services include medication management, administration and teaching; aspiration precautions; feeding tube management; gastrostomy and jejunostomy; skin care; weight management; urinary catheter management; bowel and bladder care; wound care; health education; health screening; infection control; environment management for safety; nutrition management; oxygen management; seizure management and precautions; anxiety reduction; staff supervision; and behavior and self-care assistance. This is a 1915(c) waiver service.
“Prosthetics and Orthotics” includes prosthetic and orthotic services as set forth in HSD/MAD regulations, 8.324.8 NMAC, PROSTHETICS AND ORTHOTICS.
“Rehabilitation Services” includes inpatient and outpatient hospital and outpatient physical, occupational, and speech therapy services as set forth in HSD/MAD regulations, 8.325.8 NMAC, REHABILITATION SERVICES and licensed speech and language pathology services furnished under EPSDT program as set forth in HSD/MAD regulations, 8.323.5 NMAC, LICENSED SPEECH AND LANGUAGE PATHOLOGISTS.
“Reproductive Health Services” includes reproductive health services as set forth in HSD/MAD regulations, 8.325.3 NMAC, REPRODUCTIVE HEALTH SERVICES. The CONTRACTOR shall provide Members with sufficient information to allow them to make informed choices including the types of family planning services available; the Member’s right to access these services in a timely and confidential manner; and the freedom to choose a qualified family planning. A female Member shall have the right to self-refer to a women’s health specialist within the Network Providers for covered care necessary to provide women’s routine and preventive health care services. This right to self-refer is in addition to the Member’s designated source of primary care if that source is not a women’s health specialist.
“Respite Services” is provided to Members unable to care for themselves and are furnished on a short-term basis because of the absence or need for relief of those persons normally providing the care. Respite Services may be provided in a Member’s home or in the community. Services include assistance with routine activities of daily living (e.g., bathing, toileting, preparing or assisting with meal preparation and eating), enhancing self-help skills, and providing opportunities for leisure, play, and other recreational activities and to allow community integration. This is a 1915(c) waiver service.
“School-Based Services” includes evaluation and physical, speech and occupational therapy furnished in a school-based setting, but not when specified in the Individualized Education Plan (IEP) or the Individualized Family Service Plan (IFSP), as set forth in HSD/MAD regulations, 8.320.6 NMAC, SCHOOL-BASED SERVICES FOR RECIPIENTS UNDER 21 YEARS OF AGE.
“Service Coordination” is person-centered and intended to support Members in pursing their desired life outcomes by assisting them in accessing support and services necessary to achieve the quality of life that they desire, in a safe and healthy environment. Service Coordination assists Members in gaining access to needed CLTS waiver services, Medicaid State Plan services, and medical, social, educational, and other services, regardless of the funding source for the services to which access is needed. This is both a 1915(b) and 1915(c) waiver service.
“Skilled Maintenance Therapy Services” include occupational services, physical therapy services and speech language therapy services. This is a 1915(c) waiver service.
“Special Rehabilitation Services” as set forth in HSD/MAD regulations 8.320.4 NMAC, SPECIAL REHABILITATION SERVICES.
“Speech Language Therapy Services” preserve abilities for independent function in communication; facilitate oral motor and swallowing function; facilitate use of assistive technology, and/or prevent progressive disabilities. Specific services include: identification of communicative or oropharyngeal disorders and delays in the development of communication skills; prevention of communicative or oropharyngeal disorders and delays in the development of communication skills; development of eating of swallowing plans and monitoring their effectiveness; use of specifically designed equipment, tools, and exercises to enhance function; design, fabrication, or modification of assistive technology or adaptive devices; provision of assistive technology services; adaptation of the Member’s environment to meet his/her needs; training regarding SLT activities; and consulting or collaborating with other service providers or family members, as directed by the Member.
“Transplant Services” include the following: heart transplants, lung transplants, heart-lung transplants, liver transplants, kidney transplants, autologous bone marrow transplants, allegoric bone marrow transplants and corneal transplants as set forth in HSD/MAD regulations, 8.325.5 NMAC, TRANSPLANT SERVICES, and 8.325.6 NMAC, EXPERIMENTAL OR INVESTIGATIONAL PROCEDURES, TECHNOLOGIES, OR NON-DRUG THERAPIES.
“Transportation Services” includes transportation services such as ground ambulance, air ambulance, taxicab and/or handivan, commercial bus, commercial air, meal, and lodging services, as indicated for medically necessary physical and behavioral health services as set forth in HSD/MAD regulations, 8.324.7 NMAC, TRANSPORTATION SERVICES. In addition, CONTRACTOR must abide by New Mexico law and regulations, specifically NMSA 1978, §65-2-97(F), stating that rates paid by the CONTRACTOR to transportation providers are not subject to and are exempt from New Mexico Public Regulation Commission approved tariffs. The CONTRACTOR is also required to coordinate, manage and be financially responsible for the delivery of the transportation benefit to Members receiving physical health services and/or behavioral health services. The CONTRACTOR shall coordinate with the SE as necessary to perform this function. Such coordination shall include:
(1)	receiving information from and providing information to the SE regarding Members and providers;
(2)	meeting with the SE to resolve provider and Member issues to improve services, communication and coordination;

(3)	contacting the SE, as necessary, to provide quality transportation services; and

(4)	maintaining and distributing statistical information and data as may be required.
“Vision Services” includes vision services as set forth in HSD/MAD regulations, 8.310.6, NMAC, VISION CARE SERVICES.
SERVICES EXCLUDED FROM THE BENEFIT PACKAGE
The following Services are not included in the benefit package. Reimbursement for these services shall be made by the State on a fee-for-service basis:
(1)	Services provided to intermediate care facilities for the mentally retarded as set forth in HSD/MAD regulations, 8.313.2 NMAC, INTERMEDIATE CARE FACILITY FOR THE MENTALLY RETARDED.

(2)	Emergency services to undocumented aliens as set forth in HSD/MAD regulations, 8.325.10 NMAC, EMERGENCY SERVICES FOR UNDOCUMENTED ALIENS.

(3)	Experimental and investigational procedures, technologies or non-drug therapies, as set forth in HSD/MAD regulations, 8.325.6 NMAC, EXPERIMENTAL OR INVESTIGATIONAL PROCEDURES, TECHNOLOGIES OR NON-DRUG THERAPIES.

(4)	Case management provided by CYFD, defined as Child Protective Services Case Management, as set forth in HSD/MAD regulations, 8.320.5, NMAC, EPSDT CASE MANAGEMENT.

(5)	Case management provided by ALTSD, as set forth in HSD/MAD regulations, 8.326.7 NMAC, ADULT PROTECTIVE SERVICES CASE MANAGEMENT.

(6)	Case management provided by CYFD, as set forth in HSD/MAD regulations, 8.326.8, CASE MANAGEMENT SERVICES FOR CHILDREN PROVIDED BY JUVENILE PROBATION AND PAROLE OFFICERS.

(7)	Services provided in the schools and specified in the Individualized Education Program (IEP) or Individualized Family Service Plan (IFSP), as set forth in HSD/MAD regulations, 8.320.6 NMAC, SCHOOL-BASED SERVICES FOR RECIPIENTS UNDER TWENTY-ONE YEARS OF AGE; and

(8)	Services provided to the Home and Community Based Waiver Services programs as set forth in HSD/MAD Program Manual, MAD 733 NMAC, HOME AND COMMUNITY BASED SERVICES WAIVERS for the Mentally Fragile waiver, the HIV/AIDS waiver, and the Developmentally Disabled waiver.
VALUE ADDED BENEFITS/SERVICES
The CONTRACTOR shall provide a schedule for implementing value added benefits/services pursuant to the CONTRACTOR’s proposal, such as a transitional benefit, and approved by the State. All enhancements shall be identifiable and measurable through the use of unique payment and/or processing codes, approved by the State. All enhanced benefits/services shall be:
(1)	three or more direct services and not be administrative in nature;

(2)	reasonably expected to be provided to three percent (3%) of the CLTS’ population in the aggregate; and

(3)	reported to the State in a format and frequency determined by the State.

APPENDIX B
REPORTING REQUIREMENTS
The CONTRACTOR shall provide to the State managerial, financial, utilization and quality reports. The content, format, and schedule for submission shall be determined by the State in advance for the financial reporting period and shall conform to reasonable industry and/or to CMS standards. The State may also require the CONTRACTOR to submit non-routine ad hoc reports, provided that the State shall pay the CONTRACTOR to produce any non-routine ad hoc reports that require a significant amount of time, resources or effort on the part of the CONTRACTOR. The State shall notify CONTRACTOR, in writing, of changes to required reports at least thirty (30) business days prior to implementing and reporting changes. The CONTRACTOR shall be held harmless if the State fails to meet this requirement.
Reporting Standards
Reports submitted by the CONTRACTOR to the State shall meet the following standards:
(1)	reports or other required data shall be received on or before the scheduled due dates;

(2)	reports or other required data shall be prepared in strict conformity with appropriate authoritative sources and/or State defined standards;

(3)	all required information shall be fully disclosed in a manner that is both responsive and pertinent to report intent with no material omission;

(4)	the submission of late, inaccurate, or otherwise incomplete reports constitutes failure to report. In such cases, a penalty may be assessed by the State; and

(5)	the State requirements regarding reports, report content, and frequency of submission are subject to change at any time during the term of the Agreement. The CONTRACTOR shall comply with all changes specified in writing by the State, after the State has discussed such changes with the CONTRACTOR.
Automated Reporting Standards
(1)	The CONTRACTOR is required to submit data to the State. The State shall define the format and data elements after having consulted with the CONTRACTOR on the definition of these elements.

(2)	The CONTRACTOR is responsible for identifying and reporting to the State immediately upon discovery of any inconsistencies in its automated reporting. The CONTRACTOR shall make necessary adjustments to its reports at its own expense.

(3)	The State, in conjunction with its fiscal agent(s), intends to implement electronic data interchange standards for transactions related to health care. The CONTRACTOR shall work with the State to develop the technical components of such an interface.
Disease Reports

The CONTRACTOR shall ensure that its Network Providers comply with the disease reporting required by a New Mexico Regulation Governing the Control of Disease and Conditions of Public Health Significance, 1980.
Disease Management Reports
The CONTRACTOR shall effectively improve outcomes of Members with chronic diseases through Disease Management Programs and Performance Measures. The CONTRACTOR shall provide ongoing Disease Management (DM) for a minimum of two (2) chronic diseases. The CONTRACTOR shall select the chronic diseases based on the analysis of their Member enrollment demographics and cost-benefit. The CONTRACTOR must submit a comprehensive DM Plan description for each DM program for review and approval by the State. The CONTRACTOR shall develop methodology to track interventions and outcomes for the selected managed disease protocols. A report based on the periodic and/or quarterly review of the internal tracking for program efficacy shall be submitted to the State thirty (30) days after the quarter end. In addition, an annual qualitative and quantitative evaluation should be focused on program successes and areas of improvement.
Encounters
CMS requires that encounter data be used for rate-setting purposes. Encounter data will also be used to determine compliance with performance measures, cost neutrality calculations for waiver services and other contractual requirements as appropriate. Therefore, submission of accurate and complete encounter data is a mandatory requirement.
The State maintains oversight responsibility for evaluating and monitoring the volume, timeliness, and quality of encounter data submitted by the CONTRACTOR. If the CONTRACTOR elects to contract with a third party to process and submit encounter data, the CONTRACTOR remains responsible for the quality, accuracy, and timeliness of the encounter data submitted to the State. The State shall communicate directly with the CONTRACTOR any requirements and/or deficiencies regarding quality, accuracy and timeliness of encounter data, and not with the third party contractor. The CONTRACTOR shall submit encounter data to the State in accordance with the following:
(1)	Encounter Submission Media

The CONTRACTOR shall provider encounter data to the State by electronic media, such as magnetic tape or direct file transmission. Paper transmission is not permitted.

(2)	Encounter Submission Timeframes

The CONTRACTOR shall submit encounters to the State within one hundred twenty (120) calendar days of the date of service or discharge, regardless of whether the encounter is from a subcontractor or subcapitated arrangement. Exceptions may be allowed for encounters from out-of-state, non-contracted providers. Encounters for claims involving other insurance or third parties must be submitted within three hundred sixty five (365) calendar days from date of service. Encounters that do not clear edit checks shall be returned to the CONTRACTOR for correction and re-submission. The CONTRACTOR shall correct and resubmit the encounter data to the State.

(3)	Encounter Data Elements

Encounter data elements are a combination of those elements required by HIPAA-compliant transaction formats, which comprise a minimum core data set for states and managed care organizations, and those required by CMS or the State for use in managed care. The State may increase or reduce or make mandatory or optional, data elements, as it deems necessary. The CONTRACTOR will be held harmless in conversion to HIPAA coded encounter data when delays are the result of HIPAA implementation issues. The transition to HIPAA codes and requirements does not relieve the CONTRACTOR of timely submission of encounter data. The State will approve necessary default values for paper claim encounters that must pass the State’s required HIPAA format edits.

The CONTRACTOR shall submit encounter data to the State using the 837 and NCPDP formats. The State will work with the CONTRACTOR and HSD/MAD’s claims processing contractor to provide the CONTRACTOR with an electronic disposition of each submitted encounter.
Financial Reporting
(1)	The CONTRACTOR shall submit annual audited financial statements including, but not limited to, its Income Statement; Statement of Changes in Financial Condition or cash flow; and Balance Sheet. The CONTRACTOR shall include an audited scheduled of CLTS revenues and expenses according to generally accepted accounting principles. The result of the CONTRACTOR’s annual audit and related management letters shall be submitted no later than one hundred fifty (150) calendar days following the close of the CONTRACTOR’s fiscal year. The audit shall be performed by an independent Certified Public Accountant. The CONTRACTOR shall submit for examination any other financial reports requested by the State and related to the CONTRACTOR’s solvency or performance of this Agreement.

(2)	The CONTRACTOR and its subcontractors shall maintain their accounting systems in accordance with statutory accounting principles, generally accepted accounting principles, or other generally accepted systems of accounting. The accounting system shall clearly document all financial transactions between the CONTRACTOR and its subcontractors, and the CONTRACTOR and the State. These transactions shall include, but are not limited to, claim payments, refunds, and adjustments of payments.

(3)	The CONTRACTOR and its subcontractors shall make available to the State and any other authorized State or Federal agency, any and all financial records required to examine the compliance by the CONTRACTOR insofar as those records are related to the CONTRACTOR’s performance under this Agreement. For the purpose of examination, review, and inspection of its records, the CONTRACTOR and its subcontractors shall provide the State access to its facilities.

(4)	The CONTRACTOR and its subcontractors shall retain all records and reports relating to agreements with the State for a minimum of ten (10) years from the date of final payment. In cases involving incomplete audits and/or unresolved audit findings, administrative sanctions, or litigation, the minimum ten (10) year retention period shall begin when such actions are resolved.

(5)	The CONTRACTOR is mandated to notify the State immediately when any change in ownership can legally be disclosed. The CONTRACTOR shall submit a detailed work plan during the transaction period or no later than the date of the approval of sale by the DOI that identifies areas of the Agreement that will be impacted by the change in ownership, including management and staff.

(6)	The CONTRACTOR shall submit records involving any business restructuring when changes in ownership interest of five percent (5%) or more have occurred. These records shall include, but are not limited to, an updated list of names and addresses of all person or entities having ownership interest of five percent (5%) or more. These records shall be provided no later than the date that they are required to report the information to the Securities and Exchange Commission or other regulatory authority.

(7)	Reports post-marked with the due date will be considered as a timely submission. If report due date falls on a weekend or recognized State holiday, receipt of the report the next business day is acceptable.

(8)	Table No. 1, gives an overview of the reporting requirements the State has established to monitor and examine the CONTRACTOR for solvency and compliance with Federal requirements for financial stability. These requirements shall enable the State, or its designee, to determine if changes have occurred which affect a CONTRACTOR and/or its subcontractors’ financial condition. The CONTRACTOR’s required level of reinsurance, fidelity bond, or insurance and solvency cash reserves may change with changes to the CONTRACTOR’s net worth or other financial condition.
Grievance, Appeals and Hearings Reporting
The CONTRACTOR shall submit a Monthly Report to the State using a description, methodology, and report template developed and mutually agreed upon by all parties. The Grievance, Appeals, and Hearings Report is due no later than thirty (30) days after the month end.
HEDIS
The CONTRACTOR shall utilize the most current HEDIS data submission and reporting tool, submit a copy of the HEDIS data in accordance with the State requirement, and submit a final audited report to the State. The HEDIS compliance audit will be at the CONTRACTOR’s expense. HEDIS measures required by Medicare Managed Care shall be included in the State’s defined HEDIS measures.
TABLE NO. 1
Performance Measures

DOMAIN	MEASURE	DUE
Prevention	• Flu Shots for Older Adults
• Pneumonia Vaccination for Older Adults
• Fecal Occult Blood Testing(*)
Utilization	• Inpatient Hospital Care — General Hospital
• Inpatient Hospital Care — Non-acute Care
• Nursing Home Admissions & Length of Stays
• Emergent Care visits
Effectiveness of Care	• Comprehensive Diabetes Care
• Cholesterol Management for Cardiovascular Conditions
• Medication Management
Patient Satisfaction	• CAHPS
Access to Care	• Access to health care providers/services and MCO services
• Call answer timeliness
• Call abandonment

DOMAIN	MEASURE	DUE
Safety	• Number of home safety evaluations conducted
• Falls and mobility
Self Direction	• Signed Care Plans (Consumer)
• Number of consumers who transition from NF placement that are served & maintained w/community based services for six months
Other	• Claims timeliness
Provider Network Reports
The CONTRACTOR shall notify the State within five (5) business days of any unexpected changes to the composition of its provider network that negatively affect Member access or the CONTRACTOR’s ability to deliver all Covered Services included in the benefit package in a timely manner. Any anticipated material changes in the CONTRACTOR’s provider network shall be reported to the State when the CONTRACTOR knows of the anticipated change or within thirty (30) calendar days, whichever comes first. The notice submitted to the State shall include the following information: nature of the change; information about how the change affects the delivery of Covered Services or access to the services; and the CONTRACTOR’s plan for maintaining the access and quality of Member care.
TABLE NO. 2

Definition	Frequency	Objective	Due Date
Analysis of Stop-loss protection with Detail of Panel Composition	Quarterly	Examine to determine Solvency, Rate Payment.	30 days from end of Qtr
CAHPS (Member Satisfaction Survey)	Annual	Determine member satisfaction with access/outcomes/quality	August 30
Calendar-Year Independently Audited Financial Statements	Annual	Examine for Solvency and CMS Compliance	June 1
Calendar-Year Medicaid- Specific Audited Schedule of Revenue and Expenses	Annual	Examine and determine for Solvency and CMS Compliance	June 1
Cash Reserve Statement	Quarterly	Examine and confirm Solvency and CMS Compliance	30 days from end of Qtr

Definition	Frequency	Objective	Due Date
Claims Payment Timeliness	Monthly	Compliance with the BBA payment timeliness requirements for 30-days and 90-days.	15 days from end of the month
Critical Incident Report	Monthly		30 days from end of month
Cultural Competency Plan	Annual		August 1
Delegation Report	Upon Change		30 Days from Revision, addition or deletion
Department of Insurance Reports	Quarterly Quarters 1,2 & 3 (45 days from end of quarter) annually on 3/1	Examine and confirm Solvency and CMS Compliance	45 days from the end of quarter or the 15th of the month, March 1 for Annual Statement
Detailed Denial Report	Quarterly		30 Days from end of Quarter
Disease Management Comprehensive Plan	Annual		September 1
Disease Management Program Performance Review	Quarterly		30 Days from end of Quarter
Disease Management Program Evaluation	Annual		September 1
Expenditures by Category of Services for hospital, pharmacy, physician, dental, transportation and other	Quarterly	Determine Cost Efficiency	45 days from end of Qtr or the 15th day of the second month following the end of the quarter
Expenditures of services to FQHCs and RHCs	Quarterly	Enable HSD/MAD to make wraparound payments to FQHCs and RHCs	30 days from end of Qtr

Definition	Frequency	Objective	Due Date
Geo-Access	Quarterly	Maintain current provider availability and access	30 Days from end of Quarter
Grievance, Appeals & Hearings	Monthly		30 Days from end of Month
HEDIS Data Submission (With Analysis)	Annual		August 15 or as Designated by NCQA
Identify the Fidelity Bond or Insurance Protection by Amount of Coverage in relation to Annual Payments. Identify MCO Directors, Officers Employees or Partners.	Annual	Examine and confirm Solvency and CMS Compliance	Initially and upon renewal
Member Satisfaction Survey & Dissemination (CAHPS)	Annual		August 30
Prior Authorization Listing	Quarterly		30 Days from end of Quarter
Prior Authorization Report	Monthly		30 Days from end of Month
Program Integrity/Suspicious Activity/Fraud	Quarterly		30 Days from end of Quarter
Provider Satisfaction Survey	Annual		August 30
Provider Training Plan	Annual		July 1
Quality Management/Quality Improvement Comprehensive Plan	Annual		September 1
Quality Management/Quality Improvement Program Evaluation	Annual		September 1

Definition	Frequency	Objective	Due Date
Quarterly Medicaid specific unaudited Schedule of Revenue and Expenses	Quarterly	Examine and compare Administrative Expenditures by Line of Business	45 days from the end of quarter or the 15th day of the second month following the end of a quarter
Reinsurance Policy	Annual	Assess Solvency and CMS Compliance	Initially and upon renewal
Utilization Management Program	Annual		September 1

APPENDIX C
C.1 MONEY FOLLOWS THE PERSON (MFP) INITIATIVES
The State, pursuant to State law, is mandated to move individuals, where appropriate, from an institutional setting to community-based living. The CONTRACTOR shall:
1.	identify eligible Medicaid-funded nursing facility and, as requested by HSD or ALTSD, residents that wish to move from the institutional setting to home and community based programs and may be eligible for participation in the Money Follows the Person Project initiatives;

2.	screen all individuals identified in paragraph 1 to determine if the individual is a probable MFP consumer/participant; and, if so, complete a comprehensive assessment utilizing the State’s assessment tool or another appropriate assessment/screening tool chosen by the CONTRACTOR and approved by HSD/MAD and ALTSD;

3.	identify any and all appropriate home and community based programs for each identified eligible institutional recipient;

4.	if, and when an eligible institutional resident is discharged from the institution (and before such date, if appropriate), assist the individual with the following:
(A)	relocation specialist services, which are specialized services provided while the individual is a resident in an institutional setting and during the individual’s transition to and residence in the community. These services may include but are not limited to:
(1)	assessing the individual’s needs and assisting the individual to arrange for and procure needed resources for the move from the institution to the community, such as establishing Medicaid medical and financial eligibility for home and community-based services and eligibility for other HSD programs; identifying needed State plan or other services; coordinating the array of services and providers needed on or after the move, and arranging the time-sensitive transition services;
(2)	developing a comprehensive person-centered, community-based services and transition plan;
(3)	carefully monitoring the first sixty (60) days the individual resides in the community to make certain that services are delivered according to the plan and are sufficient to meet the individual’s needs, and that the individual is comfortable and safe in their environment;
(4)	ensuring that individuals have an opportunity to educate/train their respective caregivers; and
(5)	ensuring that the individual’s service plan is implemented as written; and
(6)	linking the individual to appropriate home and community-based services.
(B)	transitional services incurred by individuals who are transitioning from an institutional setting to the community to establish a basic household. These services may include such things as security deposits, essential household furnishings and moving expenses required to occupy a community domicile, set-up fees or deposits for utility or service access, and services necessary for the individual’s health and safety;
(C)	non-medical transportation services which would enable the individual to gain access to community services, events, activities and resources, or other activities or events that support independence and cannot be obtained from other sources;
(D)	assistive technology which includes devices and services, which may include training or technical assistance for the individual or, where appropriate, family members or others;
(E)	specialized medical equipment and supplies, including devices, controls or appliances which enable an individual to increase his/her ability to perform activities of daily living and perceive, control or communicate with his/her living environment;
(F)	nutrition services including an assessment of the individual’s nutritional needs, development and/or revision of the individual’s nutritional plan, counseling and nutritional intervention, and observation and technical assistance related to implementation of the nutritional plan;
(G)	substance abuse services which may include short-term education and counseling, and linkage to education and support groups for prevention or treatment of potential or acute substance abuse;
(H)	family support services which may include education on the crucial informal support network in areas such as service availability, expectations, and health and safety issues; and

(I)	purchase of service animals.
5.	developing a brochure, under the direction of HSD/MAD or ALTSD, to provide information to institutional recipients, their families, advocates, State employees and other interested parties regarding the Money Follows the Person program;

6.	provide HSD/MAD and ALTSD with a list of individuals that have been identified as eligible for the Money Follows the Person program on a monthly basis;

7.	provide HSD/MAD and ALTSD with a list of individuals that have transitioned back to home and community based programs on a monthly basis;

8.	provide HSD and ALTSD with a report detailing the pre-transition and post-transition services rendered for each eligible individual on a monthly basis, to include all fields and format agreed to by the parties;

9.	collect data, implement strategies and provide reports regarding quality management initiatives, as identified by ALTSD and HSD/MAD; and

10.	provide ad-hoc reports relating to the Money Follows the Person initiative as requested by HSD or ALTSD.
C.2	IDENTICATION OF BARRIERS FOR HOME AND COMMUNITY BASED PROGRAM SUPPORTS

The CONTRACTOR shall identify any current and potential barriers to providing home and community based programs throughout the State. This identification may include workforce shortages in current and future programs; facility shortages for current and future programs; statutory and regulatory barriers to address future long-term care service needs; and other information that the CONTRACTOR deems appropriate. The CONTRACTOR shall collaborate with MFP stakeholder groups, or other groups identified by ALTSD or HSD/MAD in the identification of these issues and potential resolutions. The CONTRACTOR shall provide HSD/MAD and ALTSD with a report identifying these barriers and potential solutions every six (6) months or more often as needed.

C.3	IDENTIFICATION OF COMPLEX CASES

The CONTRACTOR shall receive uniform person-level individual data, based upon the initial assessment and the ongoing assessment process. Based on this data, the CONTRACTOR shall identify complex cases, such complex cases being identified on criteria developed by the CONTRACTOR and approved by HSD/MAD and ALTSD. The CONTRACTOR shall monitor the health and safety of the identified person, coordinate his/her care and take steps to ensure his/her health and safety is maintained in a reasonable manner. The CONTRACTOR shall report identified complex cases on a quarterly basis or more often as needed, including all information set forth in a Letter of Direction (LOD) to be completed by ALTSD and HSD/MAD, in consultation with the CONTRACTOR.

C.4	PERFORMANCE MEASURE, DEFAULT BY CONTRACTOR

The CONTRACTOR shall substantially perform all Performance Measures as agreed to by the Parties.

APPENDIX SECTION D
(THESE ARE THE CURRENT MEGS)
(COHORTS WILL BE SUBSETS OF THESE MEGS)

The State will pay a
monthly PMPM
Capitation Rate to the
Contractor for Members by Cohort:	Name of Cohort	Description of Cohort
Cohort 1	Dual NF LOC	Enrollee is dually eligible for Medicaid and Medicare and meets NF LOC. NF LOC is required for NF Resident, PCO, and D & E Waiver.
Cohort 2	Dual Mi Via	Enrollee is dually eligible for Medicaid and Medicare and has been approved for Mi Via Waiver services. The Mi Via Waiver services will be delivered outside of the CLTS Waiver.
Cohort 3	Non Dual NF LOC	Enrollee is Medicaid only and meets NF LOC. NF LOC is required for NF Resident, PCO, and D & E Waiver.
Cohort 4	Non Dual Mi Via	Enrollee is Medicaid only and has been approved for Mi Via Waiver services. The Mi Via Waiver services will be delivered outside of CLTS Waiver.
Cohort 5	Healthy Duals	Enrollee is dually eligible for Medicaid and Medicare and does not receive any long-term care services.